As filed with the Securities and Exchange Commission on July 9, 2014

Registration Statement No. 333-196167

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Manhattan Bridge Capital, Inc.

(Exact name of registrant as specified in its governing instruments)

New York	6798	11-3474831
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

60 Cutter Mill Road, Suite 205
Great Neck, New York 11021
(516) 444-3400

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Assaf Ran
Chief Executive Officer
Manhattan Bridge Capital, Inc.
60 Cutter Mill Road, Suite 205
Great Neck, New York 11021
(516) 444-3400

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Please send all copies of communications to:

Stephen A. Zelnick, Esq. Morse, Zelnick, Rose, & Lander, LLP 825 Third Avenue New York, NY 10022 Tel: (212) 838-8040 Fax: (212) 208-6809	Brad L. Shiffman, Esq. Blank Rome LLP The Chrysler Building 405 Lexington Avenue New York, NY 10174-0208 Tel: (212) 885-5000 Fax: (212) 885-5001

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is deemed effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 9, 2014

2,830,000 Common Shares

This is a firm commitment offering of 2,830,000 common shares of Manhattan Bridge Capital, Inc.

Our common shares are currently listed on the NASDAQ Capital market (“Nasdaq”) and trade under the symbol “LOAN.” The closing price for a common share on July 8, 2014 was $3.53.

We intend to elect to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, beginning with our taxable year ending December 31, 2014 or as soon as possible thereafter. To assist us in qualifying as a REIT, we will amend our certificate of incorporation to prohibit any shareholder, other than Assaf Ran, our chief executive officer, from owning, applying the rules of constructive ownership, more than a fixed percentage by value or number of shares, whichever is more restrictive, of our outstanding capital stock. The limitation will be between 3% and 7% and will be determined by our board of directors at the time we file our restated certificate of incorporation. In addition, our restated certificate of incorporation will contain various other restrictions on the ownership and transfer of our common shares. In June 2014, we announced an increase in our annual dividend to $0.28 per common share payable in quarterly installments commencing July 15, 2014. We intend to maintain this annual dividend until the earlier of twelve months following completion of this offering or the effective date of our REIT election, unless actual results of operations, economic conditions or other factors differ materially from our historical operating results or our current assumptions.

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of information that should be considered with an investment in our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Aegis Capital Corp., the representative of the underwriters. See “Underwriting” for a description of the compensation payable to the underwriters.

We have granted the representative a 45-day option to purchase up to 424,500 additional common shares to cover overallotments, if any.

The underwriters expect to deliver our shares to purchasers in the offering on or about            , 2014.

Aegis Capital Corp

           , 2014.

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

All references in this prospectus to “us,” “we,” or “our,” are references to Manhattan Bridge Capital, Inc. and its wholly-owned subsidiaries, 1490 – 1496 Hicks, LLC, DAG Funding Solutions, Inc. and MBC Funding-I, Inc., unless specified to the contrary. MBC Funding-I, Inc. is inactive at this time.

Our Company

We are a New York-based real estate finance company that specializes in originating, servicing and managing a portfolio of first mortgage loans. We offer short-term, secured, non–banking loans (sometimes referred to as “hard money” loans) to real estate investors to fund their acquisition, renovation, rehabilitation or improvement of properties located in the New York metropolitan area. We intend to elect to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, beginning with our taxable year ending December 31, 2014, or as soon as possible thereafter. In June 2014, we increased our annual dividend to $0.28 per common share payable in quarterly installments commencing on July 15, 2014. We intend to maintain our latest annual dividend until the earlier of twelve months following completion of this offering or the effective date of our REIT election, unless actual results of operations, economic conditions or other factors differ materially from our historical operating results or our current assumptions.

The properties securing our loans are generally classified as residential or commercial real estate and, typically, are not income producing. Each loan is secured by a first mortgage lien on real estate. In addition, each loan is personally guaranteed by the principal(s) of the borrower which may be collaterally secured by a pledge of the guarantor’s interest in the borrower. The face amounts of the loans we originate historically have ranged from $14,000 to a maximum of $1.3 million. Our board of directors recently established a policy limiting the maximum amount of any loan to the lower of (i) 9.9% of the aggregate amount of our loan portfolio (not including the loan under consideration) and (ii) $1.4 million. Our loans typically have a maximum initial term of one year and bear interest at a flat rate of 12% to 15% per year. In addition, we usually receive origination fees, or “points,” ranging from 1% to 3% of the original principal amount of the loan as well as other fees relating to underwriting, funding and managing the loan. Interest is always payable monthly, in arrears. In the case of acquisition financing, the principal amount of the loan usually does not exceed 75% of the value of the property (as determined by an independent appraiser) and in the case of construction financing, typically 80% of construction costs.

Since commencing this business in 2007, we have never had to foreclose on a property and none of our loans have ever gone into default, although sometimes we have renewed or extended the term of a loan to enable the borrower to avoid premature sale or refinancing of the property. When we renew or extend a loan we generally receive additional “points” and other fees.

Our officers are experienced in hard money lending under various economic and market conditions. Loans are originated, underwritten and structured by our chief executive officer, assisted by our chief financial officer, and then managed and serviced principally by our chief financial officer. A principal source of new transactions has been repeat business from prior customers and their referral of new business. We also receive leads for new business from real estate brokers, mortgage brokers and banks and a limited amount of newspaper advertising and direct mail.

Our Competitive Strengths

We believe our competitive advantages include the following:

•	Experienced management team. Our chief executive officer and chief financial officer have successfully originated and serviced a portfolio of short-term, real estate mortgage loans generating attractive annual returns under varying economic and real estate market conditions.

•	Long-standing relationships. A significant portion of our business comes from repeat customers with whom we have long-standing relationships. These customers also refer new leads to us.
•	Knowledge of the market. We have intimate knowledge of the New York metropolitan area real estate market, which enhances our ability to identify attractive opportunities and helps distinguish us from many of our competitors.
•	Disciplined lending. We utilize rigorous underwriting and loan closing procedures that include numerous checks and balances to evaluate the risks and merits of each potential transaction.
•	Vertically-integrated loan origination platform. We manage and control the loan process from origination through closing with our own personnel or independent third parties, including legal counsel and appraisers, with whom we have long relationships.
•	Structuring flexibility. As a small, non-bank, neighborhood-focused real estate lender, we can move quickly and have much more flexibility than traditional lenders to structure loans to suit the needs of our clients.
•	No legacy issues. Unlike many of our competitors, we are not burdened by distressed legacy real estate assets.

Market Opportunity

We believe there is a significant market opportunity for a well-capitalized “hard money” lender to originate attractively priced loans to small scale real estate developers with strong credit fundamentals, particularly in the New York metropolitan area where real estate values in many neighborhoods are rapidly rising and substandard properties are being improved, rehabilitated and renovated. We also believe these developers would prefer to borrow from us rather than other lending sources because of our flexibility in structuring loans to suit their needs and our ability to close quickly. This opportunity has been enhanced by the continuing reluctance of many banks and large commercial lenders to make real estate loans to other than the most credit-worthy borrowers because of their diminished balance sheet capacity or tightened mortgage underwriting standards.

Our Strategy

Our objective is to protect and preserve capital in a manner that provides for attractive risk-adjusted returns to our shareholders over the long term principally through dividends. We intend to achieve this objective by continuing to focus exclusively on selectively originating, managing and servicing a portfolio of first mortgage real estate loans designed to generate attractive risk-adjusted returns across a variety of market conditions and economic cycles. We believe that our ability to react quickly to the needs of borrowers, our flexibility in terms of structuring loans to meet the needs of borrowers, our intimate knowledge of the New York metropolitan area real estate market, our expertise in “hard money” lending and our focus on newly originated first mortgage loans, should enable us to achieve this objective. Nevertheless, we will remain flexible in order to take advantage of other real estate opportunities that may arise from time to time, whether they relate to the mortgage market or to direct or indirect investments in real estate.

Our strategy to achieve our objective includes the following:

•	capitalize on opportunities created by the long-term structural changes in the real estate lending market and the continuing lack of liquidity in the real estate market;
•	take advantage of the prevailing economic environment as well as economic, political and social trends that may impact real estate lending currently and in the future as well as the outlook for real estate in general and particular asset classes;
•	remain flexible in order to capitalize on changing sets of investment opportunities that may be present in the various points of an economic cycle; and
•	operate so as to qualify as a REIT and for an exemption from registration under the Investment Company Act.

Leverage Policies/Financing Strategy

We have a $7.0 million line of credit with Sterling National Bank, currently bearing interest at 6.0% per annum on the outstanding balance, which we can draw upon, from time to time, to make loans. Amounts outstanding under the credit line bear interest at a rate equal to the greater of (i) the prime rate plus 2.0% and (ii) 6.0%. The credit line expires on October 29, 2014. The outstanding balance on the credit line at March 31, 2014 was $5.3 million. Prior to Sterling, we had a $300,000 credit line with Valley National Bank, which we paid off in 2011. In addition, over the last five years we have raised approximately $1.8 million from the sale of short- and medium-term notes of which $1.3 million were outstanding at December 31, 2013 and March 31, 2014. Depending on various factors we may, in the future, decide to take on additional debt to expand our mortgage loan origination activities in order to increase the potential returns to our shareholders. Although we have no pre-set guidelines in terms of leverage ratio, the amount of leverage we will deploy will depend on our assessment of a variety of factors, which may include the liquidity of the real estate market in which most of our collateral is located, employment rates, general economic conditions, the cost of funds relative to the yield curve, the potential for losses and extension risk in our portfolio, the gap between the duration of our assets and liabilities, our opinion of the creditworthiness of our borrowers, the value of the collateral underlying our portfolio, and our outlook for interest rates and property values. We intend to use leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates.

Loan Origination and Underwriting Process

We will continue to focus on originating short-term first mortgage loans. We will continue to be responsible for each stage of the investment process, which includes: (1) sourcing deals from the brokerage community and directly from real estate owners, operators, developers and investors; (2) performing due diligence with respect to underwriting the loans; (3) undertaking risk management with respect to each loan and our aggregate portfolio; (4) executing the closing of the loan; and (5) managing the loan post-closing.

After identifying a particular lending opportunity, we perform financial, operational, credit and legal due diligence and evaluate the credit worthiness of the borrower and its principals who will guaranty the loan to assess the risks of the investment. We analyze the opportunity and conduct follow-up due diligence as part of the underwriting process. As part of this process, the key factors that we consider include, but are not limited to, transactional documentation, debt-to-income ratios, loan-to-value ratios, the location of the property and property valuation. In evaluating the merits of any particular proposed loan transaction, we will also evaluate the impact of each loan transaction on our existing loan portfolio. In particular, we will need to consider whether the new loan would cause our portfolio to be too heavily concentrated with, or cause too much risk exposure to, any one borrower, class of real estate, neighborhood, or other issues. If we determine that a proposed investment presents excessive concentration risk, we may decide to forego the opportunity. As a REIT, we will also need to determine the impact of each loan transaction on our ability to maintain our REIT qualification.

Summary Risk Factors

An investment in our common shares involves various risks. You should consider carefully the risks discussed below and under the heading “Risk Factors” beginning on page 11 of this prospectus before purchasing our common shares. If any of these risks occur, our business, financial condition, liquidity, results of operations, prospects and ability to make distributions to our shareholders could be materially and adversely affected. In that case, the trading price of our common shares could decline, and you may lose some or all of your investment.

•	We have a no operating history as a REIT.
•	Our loan origination activities, revenues and profits are limited by available funds.
•	We operate in a highly competitive market and competition may limit our ability to originate loans with favorable interest rates.
•	We may change our investment, leverage, financing and operating strategies, policies or procedures without shareholder consent.

•	Management has broad authority to make lending decisions.
•	Our chief executive officer is critical to our business and our future success may depend on our ability to retain him.
•	Terrorist attacks and other acts of violence or war may affect the real estate industry generally and our business, financial condition and results of operations.
•	Security breaches and other disruptions could compromise and expose us to liability.
•	If we overestimate the yields on our loans or incorrectly value the collateral securing the loan, we may experience losses.
•	Difficult conditions in the markets for mortgages and mortgage-related assets as well as the broader financial markets have resulted in a significant contraction in liquidity for mortgages and mortgage-related assets.
•	Short-term loans may involve a greater risk of loss than traditional mortgage loans.
•	We may be subject to “lender liability” claims.
•	An increase in the rate of prepayment rates may have an adverse impact on the value of our portfolio as well as our revenue and income.
•	Our loan portfolio is illiquid.
•	The geographic concentration of our loan portfolio may make our revenues and the values of the mortgages and real estate securing our portfolio vulnerable to adverse changes in economic conditions in the New York metropolitan area.
•	A prolonged economic slowdown, a lengthy or severe recession or continued declining real estate values could impair our investments and harm our operations.
•	We do not carry loan loss reserves.
•	Our due diligence may not uncover all of a borrower’s liabilities or other risks to its business.
•	Loans to investors have greater risks than loans to homeowners.
•	Values of multi-family and commercial properties are volatile.
•	In the event of a default we may not be able to enforce our rights.
•	We do not require borrowers to fund an interest reserve.
•	Interest rate fluctuations could reduce our income.
•	Liability relating to environmental matters may impact the value of properties that we may acquire or the properties underlying our investments.
•	Our real estate assets are subject to risks particular to real property.
•	Defaults on our loans may cause declines in revenues and net income.
•	Our revenues and the value of our portfolio may be negatively affected by casualty events occurring on properties securing our loans.
•	Borrower concentration could lead to significant losses.
•	Our existing credit line is about to expire and any replacement facility may contain restrictive covenants relating to our operations, which may inhibit our ability to grow our business and increase revenues, and require us to provide additional collateral or pay down debt.
•	Our access to financing may be limited and thus our ability to maximize our returns may be adversely affected.
•	Restrictive covenants in our credit line may inhibit our growth.

•	Our use of leverage may adversely affect the return on our assets and may reduce cash available for distribution to our shareholders, as well as increase losses when economic conditions are unfavorable.
•	Our management has no experience managing a REIT and limited experience managing a portfolio of assets in the manner necessary to maintain an exemption under the Investment Company Act.
•	Complying with REIT requirements may hinder our ability to maximize profits, which would reduce the amount of cash available to be distributed to our shareholders.
•	If we fail to qualify or remain qualified as a REIT we would be subject us to U.S. federal income tax and applicable state and local taxes.
•	REIT distribution requirements could adversely affect our ability to execute our business plan and may require us to incur debt or sell assets to make such distributions.
•	Even if we qualify as a REIT, we may face tax liabilities that reduce our cash flow.
•	Our qualification as a REIT may depend on the accuracy of legal opinions or advice rendered or given and the inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.
•	We may choose to make distributions in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.
•	Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of our shares.
•	Liquidation of our assets may jeopardize our REIT qualification.
•	The ownership limitation in our restated certificate of incorporation may not prevent five or fewer shareholders from acquiring control.
•	The share ownership limits that apply to REITs, as prescribed by the Code and by our charter may inhibit market activity in our common shares and restrict our business combination opportunities.
•	The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans that would be treated as sales for U.S. federal income tax purposes.
•	We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of shares of our common shares.
•	We may not generate sufficient cash to satisfy the REIT distribution requirements.
•	We could be materially and adversely affected if we cannot qualify for an exemption from the Investment Company Act.
•	Our common shares are thinly traded.
•	After this offering we will still be effectively controlled by one shareholder.

Our Organizational Structure

We were organized as a New York corporation in February 1999 under the name DAG Media Inc. Following the sale of substantially all of our operating assets in 2006, we repositioned ourselves as a real estate finance company and, in 2008, changed our name to Manhattan Bridge Capital, Inc.

We currently operate as a C-corporation for tax purposes. As a result, we have been able to re-invest our net after-tax profits back into our business. However, we believe that it would be in the best interests of our shareholders if we operated as a real estate investment trust (REIT) for U.S. federal income tax purposes. As a REIT, we will be able to distribute more of our profits to our shareholders. We intend to elect REIT status beginning with our tax year ending December 31, 2014 or as soon as possible thereafter and to maintain this status for the foreseeable future. We cannot assure you that we will qualify as a REIT or that, even if we do qualify initially, we will be able to maintain REIT status for any particular period of time. We also intend to operate our business in a manner that will permit us to maintain an exemption from registration under the Investment Company Act.

REIT Qualification

Our qualification as a REIT depends on our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code of 1986, as amended, or the Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our compliance with the distributions requirements applicable to REITs and the diversity of ownership of our outstanding common shares. Prior to this offering, we believe that we meet all the requirements of a REIT except for the ownership diversity requirement. One of the principal purposes of this offering is to overcome this obstacle. Ultimately, whether or not we satisfy the diversity of ownership requirement will depend on how many common shares we sell in this offering and the distribution of the shares among the various investors in the offering. In light of that, we cannot assure you that we will qualify as a REIT after the offering is completed. Furthermore, given that our chief executive officer will continue to own a significant portion of our outstanding common shares after this offering and the limited number of outstanding common shares and the trading volume of our stock on NASDAQ, we cannot assure you that, even if we do qualify as a REIT immediately after this offering, we will be able to maintain that qualification.

So long as we qualify as a REIT, we, generally, will not be subject to U.S. federal income tax on our taxable income that we distribute currently to our shareholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lose our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property.

Distribution Policy

U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We intend to pay regular quarterly dividends in an amount equal to our taxable income. Any distributions we make to our shareholders will be at the discretion of our board of directors and will depend on, among other things, our actual results of operations and liquidity. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and other expenditures. For more information, see “Distribution Policy.”

In addition, in order to comply with certain REIT qualification requirements, we will, before the end of any REIT taxable year in which we have accumulated earnings and profits attributable to a non-REIT year, declare a dividend to our shareholders to distribute such accumulated earnings and profits (a “Purging Distribution”). As of January 1, 2014 we had no accumulated earnings and profits.

Restrictions on Ownership of our Common Shares

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Code, we will amend our certificate of incorporation as follows:

•	To prohibit any shareholder from beneficially or constructively owning, applying certain attribution rules under the Code, more than a fixed percentage by value or number of shares, whichever is more restrictive, of our outstanding capital stock. The limitation will be between 3% and 7% and will be determined by our board of directors at the time we file our restated certificate of incorporation. Assaf Ran, currently our chief executive officer will be exempt from this restriction. Immediately before this offering Mr. Ran owns 58.1% of our outstanding shares and upon completion of this offering, assuming we sell 2,830,000 shares in the offering, he will own 35.1% of our outstanding common shares. In addition, our board of directors may, in its sole discretion, waive the ownership limit with respect to a particular shareholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT.

•	To prohibit any person from transferring shares of our capital stock if, as a result of such transfer, we would have fewer than 100 shareholders.
•	That any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in those shares. If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer resulting in the violation will be void from the time of the purported transfer.

These ownership limitations could delay or prevent a transaction or a change in control of us that might involve a premium price for shares of our capital stock or otherwise be in the best interests of our shareholders.

Investment Company Act Exemption

We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. We will rely on the exception set forth in Section 3(c)(5)(C) of the Investment Company Act that excludes from the definition of investment company “[a]ny person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses… (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” The SEC generally requires that, for the exception provided by Section 3(c)(5)(C) to be available, at least 55% of an entity’s assets be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying interests,” and at least another 25% of the entity’s assets must be comprised of additional qualifying interests or real estate-type interests (with no more than 20% of the entity’s assets comprised of miscellaneous assets). At the present time, we qualify for the exemption under this section and our current intention is to continue to focus on originating short term loans secured by first mortgages on real property. However, if, in the future, we do acquire non-real estate assets without the acquisition of substantial real estate assets, we may qualify as an “investment company” and be required to register as such under the Investment Company Act, which could have a material adverse effect on us.

Corporate Information

Our principal executive offices are located at 60 Cutter Mill Road, Suite 205, Great Neck, New York 11021, and our telephone number is (516) 444-3400. The URL for our website is www.manhattanbridgecapital.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of, this prospectus.

The Offering

Common Shares Offered By Us
2,830,000 shares
Over-allotment Option
We have granted the representative a 45-day option to purchase up to 424,500 common shares to cover over-allotments, if any.
Common Shares Outstanding After This Offering*
7,135,190 shares. If the representative’s over-allotment option is exercised in full, the total number of common shares outstanding immediately after this offering will be 7,559,690.
Use of Proceeds
We estimate that the net proceeds from this offering will be approximately $8.9 million (or approximately $10.3 million if the representative’s option to purchase additional shares is exercised in full), after deducting underwriting discounts and commissions and our estimated offering expenses payable by us. We intend to use the net proceeds from this offering to increase, expand and broaden our loan portfolio and for working capital and other general corporate purposes. If we cannot extend or refinance the Sterling credit line, we may use a portion of net proceeds to pay off the outstanding balance owed to Sterling. Actual allocation of the proceeds of the offering will ultimately be determined by management based on its assessment of the long-term prospects of the business and real estate markets and individual evaluation of investment opportunities.
Pending the application of any portion of the net proceeds, we will invest such funds in interest bearing accounts and short-term, interest bearing securities that are consistent with our intention to qualify as a REIT and maintain our exemption from registration under the Investment Company Act. These investments are expected to provide lower returns than those we will seek to achieve from our loan portfolio.
Ownership Limit
Prior to or simultaneously with this offering, we will amend our certificate of incorporation to restrict any shareholder from owning, actually, beneficially or constructively, more than a fixed percentage of our outstanding shares of capital stock or by value or number of shares, whichever is more restrictive, in order to protect our status as a REIT. The limitation will be between 3% and 7% and will be determined by our board of directors at the time we file our restated certificate of incorporation. Assaf Ran, our chief executive officer will be exempt from this restriction. Immediately prior to this offering Mr. Ran owns 58.1% of our outstanding common shares and, assuming we sell 2,830,000 shares in this offering, will own approximately 35.1% of our outstanding common shares immediately after this offering. In addition, our board of directors may, in its sole discretion, waive the ownership limit with respect to a particular shareholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. See “Description of Capital Stock — Restrictions on Ownership and Transfer” in this prospectus.
Nasdaq Capital Market Symbol
LOAN

*	Reflects issuance of 49,000 common shares issued after March 31, 2014 upon exercise of stock options.

Risk Factors
An investment in our common stock involves risks, and prospective investors should carefully consider the matters discussed under “Risk Factors” beginning on page 11 of this prospectus and the reports we file with the SEC pursuant to the Securities and Exchange Act of 1934 as amended, (the “Exchange Act”) before making a decision to invest in our common shares.

Unless we indicate otherwise, all information in this prospectus:

•	excludes 114,000 common shares issuable upon exercise of options and warrants outstanding immediately before the effective date of this offering;
•	excludes 141,500 common shares issuable upon exercise of the representative’s warrants; and
•	assumes no exercise of the over-allotment option granted to the representative.

Summary Financial Data

The following tables set forth our summary historical consolidated financial information and other data at the dates and for the periods indicated. The statements of operating data for the years ended December 31, 2013 and 2012 and balance sheet data as of December 31, 2013 are derived from our audited consolidated financial statements and related notes included in this prospectus. The statements of operating data for the three months ended March 31, 2014 and 2013 and the balance sheet data as of March 31, 2014 have been derived from our unaudited financial statements appearing elsewhere in this prospectus. This unaudited interim financial information has been prepared on the same basis as our audited financial statements and, in our opinion, reflects all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position as of March 31, 2014 and operating results for the periods ended March 31, 2014 and 2013.

The following summary historical consolidated financial information and other data are qualified in their entirety by reference to, and should be read in conjunction with, our audited consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial Information,” and other financial information included in this prospectus. Historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance and the results for any interim period are not necessarily indicative of the operating results to be expected for the full fiscal year.

Statement of Operations Data:

	Year Ended December 31,		Three Months Ended March 31,
	2013	2012	2014	2013
			(unaudited)
Interest income	$1,858,033	$1,475,800	$507,371	$444,779
Origination fees	$401,514	$339,767	$101,539	$89,582
Total revenue	$2,259,547	$1,815,567	$608,910	$534,361
Total operating costs and expenses	$1,282,128	$1,151,185	$292,528	$276,109
Income from operations	$977,419	$664,382	$316,382	$258,252
Net income	$582,967	$388,610	$208,269	$173,139
Net income per share – basic and diluted	$0.14	$0.09	$0.05	$0.04

Balance Sheet Data:

	As of December 31, 2013	As of March 31, 2014
		Actual	As Adjusted
		(unaudited)
Cash and cash equivalents	$1,021,023	$931	$8,900,931
Loans receivable (short- and long-term)	$14,694,950	$15,575,950	$15,575,950
Total assets	$16,124,454	$16,035,479	$24,935,479
Total liabilities (all current)	$7,231,767	$6,973,669	$6,973,669
Working Capital	$4,677,229	$5,766,902	$14,666,902
Accumulated deficit	$487,660	$321,952	$321,952
Shareholders’ equity	$8,892,687	$9,061,810	$17,961,810

Operational data:

	As of December 31, 2013	As of March 31, 2014
Developer – Residential	$12,467,950	$13,795,950
Developer – Commercial	1,750,000	1,225,000
Developed – Mixed Use	477,000	525,000
Other	—	30,000
Total Outstanding	$14,694,950	$15,575,950

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common shares. If any of the following risks occur, our business, financial condition, liquidity and/or results of operations could be materially and adversely affected. In that case, the trading price of our common shares could decline, and you may lose some or all of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled, “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business

Our loan origination activities, revenues and profits are limited by available funds. If we do not increase our working capital, we will not be able to grow our business.

As a real estate finance company, our revenue and net income is limited to interest paid or accrued on our loan portfolio. Our ability to originate real estate loans is limited by the funds at our disposal. At March 31, 2014, we had virtually no cash or cash equivalents available for loan originations and general operations and only $1.7 million of available credit under a credit line with Sterling National Bank that we can use to originate loans. However, we intend to use the majority of the net proceeds from this offering and the proceeds from the repayment of loans outstanding to originate real estate loans. Nevertheless, if demand for our mortgage loans increases, we cannot assure you that we will be able to capitalize on this demand given the limited funds available to us to originate loans.

We operate in a highly competitive market and competition may limit our ability to originate loans with favorable interest rates.

We operate in a highly competitive market and we believe these conditions will persist for the foreseeable future as the financial services industry continues to consolidate, producing larger, better capitalized and more geographically diverse companies with broad product and service offerings. Thus, our profitability depends, in large part, on our ability to compete effectively. Our competition includes mortgage REITs, specialty finance companies, savings and loan associations, banks, mortgage banks, insurance companies, mutual funds, pension funds, private equity funds, hedge funds, institutional investors, investment banking firms, non-bank financial institutions, governmental bodies and other entities as well as family offices and high net worth individuals. We may also compete with companies that partner with and/or receive financing from the U.S. Government. Many of our competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than we do. In addition, larger and more established competitors may enjoy significant competitive advantages, including enhanced operating efficiencies, more extensive referral networks, greater and more favorable access to investment capital and more desirable lending opportunities. Several of these companies, including mortgage REITs, have recently raised or are expected to raise, significant amounts of capital, which enables them to make larger loans or a greater number of loans. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us, such as funding from the U.S. Government for which we are not eligible. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of possible loan transactions or to offer more favorable financing terms than we would. Finally, once we elect to be taxed as a REIT and operate in a manner so as to be exempt from the requirements of the Investment Company Act, we may face further restrictions to which some of our competitors may not be subject. As a result, we may find that our pool of potential borrowers available to us is limited. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations.

We recently changed our maximum loan size and may further change our investment, leverage, financing and operating strategies, policies or procedures without shareholder consent, which may adversely affect the market value of our common shares and our ability to make distributions to shareholders.

We may amend or revise our policies, including our policies with respect to growth strategy, operations, indebtedness, capitalization, financing alternatives and underwriting criteria and guidelines, or approve transactions that deviate from our existing policies at any time, without a vote of, or notice to, our shareholders. For example, we may decide that in order to compete effectively, we should relax our underwriting guidelines and make riskier loans. This could result in us making lending decisions that are different in type from, and possibly riskier than, the investments that we have made in the past or currently contemplate to make in the future. Or we may decide to expand our business focus to other targeted asset classes, such as participation interests in mortgage loans, mezzanine loans and subordinate interests in mortgage loans. We could also decide to adopt investment strategies that include securitizing our portfolio, hedging transactions and swaps. We may even decide to broaden our business to include acquisitions of real estate assets, which we may or may not operate. Finally, as the market evolves, we may determine that the residential and commercial real estate markets do not offer the potential for attractive risk-adjusted returns for an investment strategy that is consistent with our intention to elect and qualify to be taxed as a REIT and to operate in a manner to remain exempt from registration under the Investment Company Act. If we believe it would be advisable for us to be a more active seller of loans and securities, we may determine that we should conduct such business through a taxable REIT subsidiary or that we should cease to maintain our REIT qualification. These changes may increase our exposure to interest rate risk, default risk, financing risk and real estate market fluctuations, which could adversely affect our business, operations and financial conditions as well as the price of our common shares and our ability to make distributions to our shareholders.

Management has broad authority to make lending decisions. If management fails to generate attractive risk-adjusted loans on a consistent basis, our revenue and income could be materially and adversely affected and the market price of a share of our common shares is likely to decrease.

Our board of directors has given management broad authority to make decisions to originate loans. The only limitation imposed by the board of directors is that no single loan may exceed the lower of (i) 9.9% of our loan portfolio (without taking into account the loan under consideration) and (ii) $1.4 million. Within these broad guidelines, our chief executive officer has the absolute authority to make all lending decisions. Thus, management could authorize transactions that may be costly and/or risky, which could result in returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. Further, management’s decisions may not fully reflect the best interests of our shareholders. Our board of directors may periodically review our underwriting guidelines but will not, and will not be required to, review all of our proposed loans. In conducting periodic reviews, our board of directors will rely primarily on information provided to them by management.

Our chief executive officer and chief financial officer are each critical to our business and our future success may depend on our ability to retain them. In addition, as our business grows we will need to hire additional personnel.

Our future success depends to a significant extent on the continued efforts of our founder, president and chief executive officer, Assaf Ran, and our chief financial officer, Vanessa Kao. Mr. Ran generates most if not all of our loan applications, supervises all aspects of the underwriting and due diligence process in connection with each loan, structures each loan and has absolute authority (subject only to the maximum amount of the loan) as to whether or not to approve the loan. Ms. Kao services all loans in our portfolio. If Mr. Ran is unable to continue to serve as our chief executive officer on a full-time basis, we might not be able to generate sufficient loan applications and our business and operations would be adversely affected. In addition, in the future we may need to attract and retain qualified senior management and other key personnel, particularly individuals who are experienced in the real estate finance business and people with experience in managing a mortgage REIT. If we are unable to recruit and retain qualified personnel in the future, our ability to continue to operate and to grow our business will be impaired.

Terrorist attacks and other acts of violence or war may affect the real estate industry generally and our business, financial condition and results of operations.

Any future terrorist attacks, the anticipation of any such attacks, and the consequences of any military or other response by the United States and its allies may have an adverse impact on the U.S. financial markets and the economy in general. We cannot predict the severity of the effect that any such future events would have on the U.S. financial markets, including the real estate capital markets, the economy or our business. Any future terrorist attacks could adversely affect the credit quality of some of our loan portfolio. We may suffer losses as a result of the adverse impact of any future terrorist attacks and these losses may adversely impact our results of operations.

The enactment of the Terrorism Risk Insurance Act of 2002, or the TRIA, and the subsequent enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2007, which extended TRIA through the end of 2014, requires insurers to make terrorism insurance available under their property and casualty insurance policies in order to receive federal compensation under TRIA for insured losses. However, this legislation does not regulate the pricing of such insurance. The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market's overall liquidity and may reduce the number of suitable financing opportunities available to us and the pace at which we are able to make loans. If property owners are unable to obtain affordable insurance coverage, the value of their properties could decline and in the event of an uninsured loss, we could lose all or a portion of our investment. Congress is currently considering a further extension of TRIA through December 31, 2019.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we may acquire and store sensitive data on our network, such as our proprietary business information and personally identifiable information of our prospective and current borrowers. The secure processing and maintenance of this information is critical to our business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption to our operations and the services we provide to customers or damage our reputation, which could materially and adversely affect us.

Risks Related to Our Portfolio

If we overestimate the yields on our loans or incorrectly value the collateral securing the loan, we may experience losses.

Loan decisions are typically made based on the credit-worthiness of the borrower and the value of the collateral securing the loan. We cannot assure you that our assessments will always be accurate or the circumstances relating to a borrower or the collateral will not change during the loan term, which could lead to losses and write-offs. Losses and write-offs could materially and adversely affect our business, operations and financial condition and the market price of our securities.

Difficult conditions in the markets for mortgages and mortgage-related assets as well as the broader financial markets have resulted in a significant contraction in liquidity for mortgages and mortgage-related assets, which may adversely affect the value of the assets that we intend to originate.

Our results of operations will be materially affected by conditions in the markets for mortgages and mortgage-related assets as well as the broader financial markets and the economy generally. In recent years, significant adverse changes in financial market conditions have resulted in a decline in real estate values, jeopardizing the performance and viability of many real estate loans. As a result, many traditional mortgage lenders have suffered severe losses and several have even failed. This situation has negatively affected both the terms and availability of financing for small non-bank real estate finance companies. This could have an adverse impact on our financial condition, business and operations.

Short-term loans may involve a greater risk of loss than traditional mortgage loans.

Borrowers usually use the proceeds of a long-term mortgage loan or sale to repay a short-term loan. We may therefore depend on a borrower’s ability to obtain permanent financing or sell the property to repay our loan, which could depend on market conditions and other factors. Short-term loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of a default, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount and unpaid interest of the interim loan. To the extent we suffer such losses with respect to our interim loans, the value of our company and the price of our shares of common shares may be adversely affected.

As a lending institution, we may be subject to “lender liability” claims. Our financial condition could be materially and adversely impacted if we were to be found liable and required to pay damages.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lenders on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. We cannot assure prospective investors that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

An increase in the rate of prepayment of outstanding loans may have an adverse impact on the value of our portfolio as well as our revenue and income.

The value of our loan portfolio may be affected by prepayment rates and a significant increase in the rate of prepayments could have an adverse impact on our operating results, accordingly, prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or other such risks. In periods of declining interest rates, prepayment rates on mortgage and other real estate-related loans generally increase. Proceeds of prepayments received during such periods are likely to be reinvested by us in new loans yielding less than the yields on the loans that were prepaid, resulting in lower revenues and possibly, lower profits. A portion of our loan portfolio requires prepayment fees if a loan is prepaid. However, there can be no assurance that these fees will make us whole for the detriment incurred by virtue of the prepayment.

The lack of liquidity in our portfolio may adversely affect our business.

The illiquidity of our loan portfolio may make it difficult for us to sell such assets if the need or desire arises. As a result, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the outstanding loan balance.

The geographic concentration of our loan portfolio may make our revenues and the values of the mortgages and real estate securing our portfolio vulnerable to adverse changes in economic conditions in the New York metropolitan area.

Under our current business model, we have one asset class — mortgage loans that we originate, service and manage — and we have no current plans to diversify. Moreover, most of our collateral is located in a limited geographic area. At March 31, 2014, except for one loan in the original principal amount of $30,000, all of our outstanding loans are secured by properties located in the New York metropolitan area. A lack of geographical diversification makes our mortgage portfolio more sensitive to local and regional economic conditions. A significant decline in the New York metropolitan area economy could result in a greater risk of default compared with the default rate for loans secured by properties in other geographic locations. This could result in a reduction of our revenues and provision for loan loss allowances which might not be as acute if our loan portfolio were more geographically diverse. Therefore, our loan portfolio is subject to greater risk than other real estate finance companies that have a more diversified asset base and broader geographic footprint. To the extent that our portfolio is concentrated in one region and/or one type of asset, downturns relating generally to such region or type of asset may result in defaults on a number of our assets within a short time period, which may reduce our net income and the value of our common shares and accordingly reduce our ability to make distributions to our shareholders.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could impair our investments and harm our operations.

A prolonged economic slowdown, a recession or declining real estate values could impair the performance of our assets and harm our financial condition and results of operations, increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. Thus, we believe the risks associated with our business will be more severe during periods of economic slowdown or recession because these periods are likely to be accompanied by declining real estate values. Declining real estate values is likely to have one or more of the following adverse consequences:

•	reduce the level of new mortgage and other real estate-related loan originations since borrowers often use appreciation in the value of their existing properties to support the purchase or investment in additional properties;
•	make it more difficult for existing borrowers to remain current on their payment obligations; and
•	significantly increase the likelihood that we will incur losses on our loans in the event of default because the value of our collateral may be insufficient to cover our cost on the loan.

Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate new loans, which would materially and adversely affect our results of operations, financial condition, liquidity and business and our ability to make distributions to our shareholders.

We do not carry any loan loss reserves. If we are required to write-off all or a portion of any loan in our portfolio, our net income will be adversely impacted. Loan loss reserves are particularly difficult to estimate in a turbulent economic environment.

Based on our experience and our periodic evaluation of our loan portfolio, we have not deemed it necessary to create any loan loss reserves. Thus, a loss with respect to all or a portion of a loan in our portfolio will have an immediate and adverse impact on our net income. The valuation process of our loan portfolio requires us to make certain estimates and judgments, which are particularly difficult to determine during a period in which the availability of commercial real estate credit is limited and commercial real estate transactions have decreased. These estimates and judgments are based on a number of factors, including projected cash flows from the collateral securing our mortgage loans, if any, loan structure, including the availability of reserves and recourse guarantees, likelihood of repayment in full at the maturity of a loan, potential for a refinancing market coming back to commercial real estate in the future and expected market discount rates for varying property types. If our estimates and judgments are not correct, our results of operations and financial condition could be severely impacted.

Our due diligence may not reveal all of a borrower's liabilities and may not reveal other weaknesses in its business.

Before making a loan to a borrower, we assess the strength and skills of such entity's management and other factors that we believe are material to the performance of the loan. In making the assessment and otherwise conducting customary due diligence, we rely on the resources available to us and, in some cases, services provided by third parties. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. There can be no assurance that our due diligence processes will uncover all relevant facts or that the borrower’s circumstances will not change after the loan is funded. In either case, this could adversely impact the performance of the loan and our operating results.

Our loans are typically made to entities to enable them to acquire, develop or renovate residential or commercial property, which may involve a greater risk of loss than loans to individual owners of residential real estate.

We make loans to corporations, partnerships and limited liability companies who are looking to purchase, renovate or improve residential, commercial or mixed use real estate that they can then sell or operate. More often than not, the property is under-utilized, poorly managed, or located in a recovering neighborhood. These loans have a higher degree of risk than loans to individual property owners with respect to their primary residence because of a variety of factors, including little or no cash flow. If the neighborhood in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the property’s management and/or the value of the property, the borrower may not receive a sufficient return on the property to satisfy the loan, and we bear the risk that we may not recover some or all of our principal. In addition, the borrower has less of an emotional attachment to the property, which makes it easier for it to default if the property fails to perform as expected. Finally, there are difficulties associated with collecting debts from entities that may be judgment proof. While we try to mitigate these risks in various ways, including by getting personal guarantees from the principals of the borrower, we cannot assure you that these lending and credit enhancement strategies will be successful.

Volatility of values of multi-family and commercial properties may adversely affect our loans and investments.

Multi-family and commercial property values and net operating income derived from such properties are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, events such as natural disasters, including hurricanes and earthquakes, acts of war and/or terrorism and others that may cause unanticipated and uninsured performance declines and/or losses to us or the owners and operators of the real estate securing our investment; national, regional and local economic conditions, such as what we have experienced in recent years (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing, retail, industrial, office or other commercial space); changes or continued weakness in specific industry segments; construction quality, construction cost, age and design; demographic factors; retroactive changes to building or similar codes; and increases in operating expenses (such as energy costs). In the event a property's net operating income decreases, a borrower may have difficulty repaying our loan, which could result in losses to us. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our loans, which could also cause us to suffer losses.

Our inability to promptly foreclose on defaulted loans could increase our costs and/or losses.

The performance of first mortgage loans may depend on the performance of the underlying real estate collateral. In particular, commercial mortgage loans are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower under a first mortgage loan to repay a loan secured by an income-producing property typically depends primarily on the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan is impaired and the borrower defaults, we may lose all or substantially all of our investment. If the property is not income producing, as is the case with most of our loans, the risks are even greater. While we have certain rights with respect to the real estate collateral underlying a first mortgage loan, and rights against the borrower and guarantor(s), in the event of a default there are a variety of factors that may inhibit our ability to enforce our rights to collect the loan, whether through a non-payment action against the borrower, a foreclosure proceeding against the underlying property or a collection or enforcement proceeding against the guarantor. These factors include, without limitation, state foreclosure timelines and deferrals associated therewith (including with respect to litigation); unauthorized occupants living in the property; federal, state or local legislative action or initiatives designed to provide residential property owners with assistance in avoiding foreclosures and that serve to delay the foreclosure process; government programs that require specific procedures to be followed to explore the refinancing of a residential mortgage loan prior to the commencement of a foreclosure proceeding; and continued declines in real estate values and sustained high levels of unemployment that increase the number of foreclosures and place additional pressure on the already overburdened judicial and administrative systems.

None of our loans are funded with interest reserves and our borrowers may be unable to pay the interest accruing on the loans when due, which could have a material adverse impact on our financial condition.

Our loans are not funded with an interest reserve. Thus, we rely on the borrowers to make interest payments as and when due from other sources of cash. Given the fact that most of the properties securing our loans are not income producing or even cash producing and most of the borrowers are entities with no assets other than the single property that is the subject of the loan, some of our borrowers have considerable difficulty servicing our loans and the risk of a non-payment of default is considerable. We depend on the borrower’s ability to refinance the loan at maturity or sell the property for repayment. If the borrower is unable to repay the loan, together with all the accrued interest, at maturity, our operating results and cash flows would be materially and adversely affected.

Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. In addition, in the event of the bankruptcy of the borrower, we may not have full recourse to the assets of the borrower, or the assets of the borrower or the guarantor may not be sufficient to satisfy the debt.

Interest rate fluctuations could reduce our ability to generate income and may cause losses.

Our primary interest rate exposures relates to the yield on our loan portfolio and the financing cost of our debt. Our operating results depend, in part, on differences between the interest income generated by our loan portfolio net of credit losses and our financing costs. Thus, changes in interest rates will affect our revenue and net income in one or more of the following ways:

•	our operating expenses may increase;
•	our ability to originate loans may be adversely impacted;
•	to the extent we use our credit line or other forms of debt financing to originate loans, our borrowing costs would rise, reducing the “spread” between our cost of funds and the yield on our outstanding mortgage loans, which tend to be fixed rate obligations;
•	a rise in interest rates may discourage potential borrowers from refinancing existing loans or defer plans to renovate or improve their properties;
•	increase borrower default rates;
•	negatively impact property values making our existing loans riskier and new loans that we originate smaller;
•	rising interest rates could also result in reduced turnover of properties which may reduce the demand for new mortgage loans.

Liability relating to environmental matters may impact the value of properties that we may acquire or the properties underlying our investments.

Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property underlying one of our debt instruments becomes liable for removal costs, the ability of the owner to make payments to us may be reduced, which in turn may adversely affect the value of the relevant mortgage asset held by us and our ability to make distributions to our shareholders. If we acquire any properties by foreclosure or otherwise, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thus harming our financial condition. The discovery of material environmental liabilities attached to such properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to shareholders.

Defaults on our loans may cause declines in revenues and net income.

Defaults by borrowers could result in one or more of the following adverse consequences:

•	a decrease in interest income, profitability and cash flow;
•	the establishment of or an increase in loan loss reserves;
•	write-offs and losses;
•	default under our credit facilities; and
•	an increase in legal and enforcement costs, as we seek to protect our rights and recover the amounts owed.

As a result, we will have less cash available for paying our other operating expenses and for making distributions to our shareholders. This would have a material adverse effect on the market price of our common shares.

Our revenues and the value of our portfolio may be negatively affected by casualty events occurring on properties securing our loans.

We require our borrowers to obtain, for our benefit, all risk property insurance covering the property and any improvements to the property collateralizing our loan in an amount intended to be sufficient to provide for the cost of replacement in the event of casualty. However, the amount of insurance coverage maintained for any property may not be sufficient to pay the full replacement cost following a casualty event. Furthermore, there are certain types of losses, such as those arising from earthquakes, floods, hurricanes and terrorist attacks, that may be uninsurable or that may not be economically feasible to insure. Changes in zoning, building codes and ordinances, environmental considerations and other factors may make it impossible for our borrowers to use insurance proceeds to replace damaged or destroyed improvements at a property. If any of these or similar events occur, the amount of coverage may not be sufficient to replace a damaged or destroyed property and/or to repay in full the amount due on loans collateralized by such property. As a result, our returns and the value of our investment may be reduced.

Borrower concentration could lead to significant losses, which could have a material adverse impact on our operating results and financial condition.

As of March 31, 2014, two affiliated borrower groups accounted for an aggregate of 21.5% of our loan portfolio. Similarly, as of December 31, 2013, two affiliated borrower groups accounted for an aggregate of 25.5% of our loan portfolio. A default by one borrower in a group is likely to result in a default by the other borrowers in the group. A group-wide default would have a material adverse impact on our operating results, cash flow and financial condition.

Risks Related to Financing Transactions

Our existing credit line is about to expire and either it will have to be extended or we will have to refinance. If we cannot extend the credit line or refinance we may have to sell off a portion of our loan portfolio to pay off the debt.

We have a $7.0 million credit line with Sterling National Bank that expires on October 29, 2014. The outstanding balance on the line at March 31, 2014 was $5.3 million. The facility contains various covenants and restrictions that are typical for these kinds of credit facilities including limitations on loan to value ratios, on the amount of loans to affiliated borrowers, on the terms of loans as well as on the amount that can be used to fund construction. We are also required to comply with various non-financial covenants. If we cannot extend the expiration date of the Sterling credit line, we will have to repay the debt with our working capital (i.e., proceeds from loan repayments), sell a portion of our loan portfolio and use the proceeds to repay the debt or refinance with another lender. If we have to sell a portion of our loan portfolio, the amount we realize may be less than the face amount of the loans sold, resulting in a loss. If we sell a portion of our portfolio or use proceeds from loan repayments to pay the Sterling debt, our opportunities to grow our business will be negatively impacted.

We have no commitment from Sterling to extend the credit line and no commitment from any other potential lender to refinance the Sterling credit line. If we are required to refinance the Sterling credit line, the new lender may impose covenants that are significantly more onerous than those imposed by Sterling. In addition, any financing transaction entails significant risks, including one or more of the following:

•	the market value of our assets pledged or sold by us to the provider of the credit line may decline in value, in which case the lender may require us to provide additional collateral or to repay all or a portion of the funds advanced;
•	we may not have the funds available to repay our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources, which we may not be able to achieve on favorable terms or at all;
•	pledging additional collateral would reduce our liquidity and limit our ability to leverage our assets. If we cannot meet these requirements, the lender could accelerate our indebtedness, increase the interest rate on advanced funds and terminate our ability to borrow funds from them, which could materially and adversely affect our financial condition and ability to implement our business plan;
•	in the event that the lender files for bankruptcy or becomes insolvent, our loans may become subject to bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of these assets, restrict our access to bank credit facilities and increase our cost of capital;
•	providers of credit facilities may also require us to maintain a certain amount of cash or set aside assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations precluding us from leveraging our assets as fully as we would like, which could reduce our return on assets.

Any of the foregoing could materially and adversely affect our financial condition and business operations.

If Sterling is unwilling to extend the credit line and we are unable to refinance the credit line our only other option would be to sell off a portion of our existing loan portfolio. We cannot assure you that the amount realized will be equal to or greater than the face amount of the loans sold, in which case we would realize a loss on the sale. In addition, we cannot assure you that we will be able obtain additional credit or new credit on favorable terms or at all.

Short-term notes in the aggregate principal amount of $1.3 million will become due at various times within the next 12 months. We cannot assure you that we will be able to extend the maturities of those notes or refinance them.

At March 31, 2014 we had six short-term notes outstanding having an aggregate principal amount of $1.3 million and bearing interest at either 8% or 10%. Unless extended by the holders, these notes will become due at various times between July 2014 and ending June 2015. We cannot assure you that they will continue to do so. If a holder does not agree to any further extensions, we will have to pay-off the note, either with working capital or with proceeds from another financing. This could have an adverse impact on our operating results as it would reduce the amount available to us to make additional loans.

Our access to financing may be limited and, thus, our ability to maximize our returns may be adversely affected.

Our ability to grow and compete may also depend on our ability to borrow money to leverage our loan portfolio and to build and manage the cost of expanding our infrastructure to manage and service a larger loan portfolio. In general, the amount, type and cost of any financing that we obtain from another financial institution will have a direct impact on our revenue and expenses and, therefore, can positively or negatively affect our financial results. The percentage of leverage we employ will vary depending on our assessment of a variety of factors, which may include the anticipated liquidity and price volatility of our existing portfolio, the potential for losses and extension risk in our portfolio, the gap between the duration of our assets and liabilities, the availability and cost of financing, our opinion as to the creditworthiness of our financing counterparties, the health of the U.S. economy and commercial mortgage markets, our outlook for the level, slope, and volatility of interest rates, the credit quality of our borrowers and the collateral underlying our assets.

Our access to financing will depend upon a number of factors, over which we have little or no control, including:

•	general market conditions;
•	the market’s view of the quality of our assets;
•	the market’s perception of our growth potential;
•	our eligibility to participate in and access capital from programs established by the U.S. Government;
•	our current and potential future earnings and cash distributions; and
•	the market price of the shares of our common shares.

Continuing weakness in the capital and credit markets could adversely affect our ability to secure financing on favorable terms or at all. In addition, if regulatory capital requirements imposed on our private lenders change, they may be required to limit, or increase the cost of, financing they provide to us. In general, this could potentially increase our financing costs and reduce our liquidity or require us to sell loans at an inopportune time or price.

We cannot assure you that we will always have access to structured financing arrangements when needed. If structured financing arrangements are not available to us we may have to rely on equity issuances, which may be dilutive to our shareholders, or on less efficient forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities, cash distributions to our shareholders and other purposes. We cannot assure you that we will have access to such equity or debt capital on favorable terms (including, without limitation, cost and term) at the desired times, or at all, which may cause us to curtail our lending activities and/or dispose of loans in our portfolio, which could negatively affect our results of operations.

Restrictive covenants in our credit line may inhibit our ability to grow our business and increase revenues.

Future lenders may impose additional restrictions on us that may adversely impact our growth strategy. These additional restrictions may cause one or more of the following consequences:

•	limit our ability to make certain investments or acquisitions;
•	reduce liquidity below certain levels;
•	limit our ability to make distributions to shareholders;
•	limit our ability to redeem debt or equity securities;
•	limit our ability to impact our flexibility to determine our operating policies and investment strategies; and
•	limit our ability to repurchase our common shares, distribute more than a certain amount of our net income or funds from operations to our shareholders, employ leverage beyond certain amounts, sell assets, engage in mergers or consolidations, grant liens, and enter into transactions with affiliates.

If we fail to meet or satisfy any of these covenants, we would be in default under these agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their interests against existing collateral. We may also be subject to cross-default and acceleration rights and, with respect to collateralized debt, the posting of additional collateral and foreclosure rights upon default. Further, this could also make it difficult for us to satisfy the qualification requirements necessary to qualify or maintain REIT status. A default and resulting repayment acceleration could significantly reduce our liquidity, which could require us to sell our assets to repay amounts due and outstanding. This could also significantly harm our business, financial condition, results of operations and ability to make distributions, which could cause the value of our capital stock to decline. A default could also significantly limit our financing alternatives such that we would be unable to pursue our leverage strategy, which could adversely affect our returns.

Our use of leverage may adversely affect the return on our assets and may reduce cash available for distribution to our shareholders, as well as increase losses when economic conditions are unfavorable.

We do not have a formal policy limiting the amount of debt we incur and our governing documents contain no limitation on the amount of leverage we may use. We may significantly increase the amount of leverage we utilize at any time without approval of our board of directors. In addition, we may leverage individual assets at substantially higher levels. Incurring substantial debt could subject us to many risks that, if realized, would materially and adversely affect us, including the risk that:

•	our cash flow from operations may be insufficient to make required payments of principal of and interest on our outstanding indebtedness or we may fail to comply with all of the other covenants contained in the debt, which is likely to result in (i) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, (ii) our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements and/or (iii) the loss of some or all of our assets pledged or liened to secure our indebtedness to foreclosure or sale;
•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that yields will increase with higher financing costs;
•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, shareholder distributions or other purposes; and
•	we are not able to refinance debt that matures prior to the asset it was used to finance on favorable terms, or at all.

Our board of directors may adopt leverage policies at any time without the consent of our shareholders, which could result in a portfolio with a different risk profile.

Risks Related to REIT Status and Investment Company Act Exemption

We have no experience managing a REIT or managing a portfolio of assets in the manner necessary to maintain an exemption under the Investment Company Act, which may hinder our ability to achieve our business objectives or result in the loss of our qualification as a REIT.

We have never operated as a REIT and have no experience in converting to REIT status. While we have been profitable in every year since we started our lending business, we cannot assure you that we will be able to continue to operate our business successfully once we must operate in conformity with REIT requirements. As a result, we are subject to all of the customary business risks and uncertainties associated with any new business, including the risk that we will not achieve our objectives and, as a result, the value of our common shares could decline substantially.

The rules and regulations applicable to REITs under the Code are highly technical and complex and the failure to comply with these rules and regulations in a timely manner could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. None of our executive officers have any experience managing a portfolio of assets under these complex rules and regulations or operating a business in compliance with the numerous technical restrictions and limitations set forth in the Code applicable to REITs. In addition, we will be required to develop and implement or invest in substantial control systems and procedures in order for us to qualify and maintain our qualification as a public REIT. As a result, we cannot assure you that we will be able to successfully operate as a REIT or comply with rules and regulations applicable to REITs, which would substantially reduce our earnings and may reduce the market value of our common shares. In addition, in order to maintain our exemption from registration under the Investment Company Act, the assets in our portfolio will be subject to certain restrictions, which will limit our operations meaningfully. Neither of our executive officers has any experience managing a portfolio in the manner necessary to maintain our exemption from registration under the Investment Company Act, and no experience managing a public company under the constraints imposed by the Investment Company Act.

We have no experience operating a REIT and our financial statements may be materially affected if our estimates prove to be inaccurate.

Financial statements prepared in accordance with U.S. GAAP require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to (1) assessing the adequacy of the allowance for loan losses and (2) determining the fair value of investment securities. These estimates, judgments and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. For example, currently, we do not carry any loan loss reserves. However, a decline in economic condition could negatively impact the credit quality of our loan portfolio and require us to establish loan loss reserves, which could have an adverse impact on our net income. In addition, because we have limited operating history as a REIT and limited experience in making these estimates, judgments and assumptions, the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations and the price of our securities.

Complying with REIT requirements may hinder our ability to maximize profits, which would reduce the amount of cash available to be distributed to our shareholders. This could have a negative impact on the price of our shares.

In order to qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning among other things, the composition of our assets, our sources of income, the amounts we distribute to our shareholders and the ownership of our capital stock. Specifically, in order to qualify as a REIT, we must ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of such issuer. In addition, no more than 5% of the value of our assets can consist of the securities of any one issuer, other than a qualified REIT security. If we fail to comply with these requirements, we must dispose of the portion of our assets in excess of such amounts within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences. In such event, we may be forced to sell non-qualifying assets at less than their fair market value. As a result of these requirements, our operating costs may increase to ensure compliance. For example, as a REIT, we may depend to a much greater extent than we currently do on communications and information systems. We may have to upgrade our existing systems in order to monitor a larger portfolio of loans, to track our revenue to make sure we do not inadvertently fail the revenue requirements for a REIT and to make sure that we distribute the requisite amount of our income to shareholders. In addition, we have to hire additional personnel to sustain a higher level of business and a larger portfolio. Thus, it is very likely that our operating expenses will increase and we cannot assure you that we will be able to sustain our profitability at our historical levels. In addition, we may also be required to make distributions to shareholders at times when we do not have funds readily available for distribution or are otherwise not optional for us. Accordingly, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our shareholders.

We intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2014 or as soon as possible thereafter. We have not requested and do not intend to request a ruling from the Internal Revenue Service, or the IRS, that we qualify as a REIT. The U.S. federal income tax laws and the Treasury Regulations promulgated thereunder governing REITs are complex. In addition, judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited. To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature of our assets and our income, the ownership of our outstanding shares, and the amount of our distributions. Our ability to satisfy the asset tests depends on our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends on our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Thus, while we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. These considerations also might restrict the types of assets that we can acquire in the future.

If we fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income, and distributions to our shareholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money or sell assets in order to pay our taxes. Our payment of income tax would decrease the amount of our income available for distribution to our shareholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our net taxable income to our shareholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.

REIT distribution requirements could adversely affect our ability to execute our business plan and may require us to incur debt or sell assets to make such distributions.

In order to qualify as a REIT, we must distribute to our shareholders, each calendar year, at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we are subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute our net income to our shareholders in a manner that will satisfy the REIT 90% distribution requirement and to avoid the 4% nondeductible excise tax.

Our taxable income may substantially exceed our net income as determined by U.S. GAAP and differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, we may be required to accrue interest and discount income on mortgage loans before we receive any payments of interest or principal on such assets. We may be required under the terms of the indebtedness that we incur, to use cash received from interest payments to make principal payment on that indebtedness, with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our shareholders.

As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, we may be required to: (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, (iv) make a taxable distribution of our shares as part of a distribution in which shareholders may elect to receive shares or (subject to a limit measured as a percentage of the total distribution) cash or (v) use cash reserves, in order to comply with the REIT distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax. Thus, compliance with the REIT distribution requirements may hinder our ability to grow, which could adversely affect the value of our common shares.

Even if we qualify as a REIT, we may face tax liabilities that reduce our cash flow.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes, including mortgage recording taxes. In addition, in order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, we may create

“taxable REIT subsidiaries” to hold some of our assets. Any taxes paid by such subsidiary corporations would decrease the cash available for distribution to our shareholders.

Our qualification as a REIT may depend on the accuracy of legal opinions or advice rendered or given and the inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

In determining whether we will qualify as a REIT, we may rely on opinions or advice of counsel as to whether certain types of assets that we hold or acquire are deemed REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% REIT gross income test. The inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

We may choose to make distributions in shares of our capital stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.

We may distribute taxable dividends that are payable in cash and/or common shares at the election of each shareholder. Shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income. As a result, shareholders may be required to pay income taxes with respect to such dividends in excess of the cash portion of the dividend. Accordingly, shareholders receiving a distribution of shares may be required to sell those shares or may be required to sell other assets they own at a time that may be disadvantageous in order to satisfy any tax imposed on the distribution they receive from us. If a shareholder sells the common shares that he or she receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our share at the time of the sale. Furthermore, with respect to certain non-U.S. shareholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in shares, by withholding or disposing of some of the common shares in the distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our shareholders determine to sell our common shares in order to pay taxes owed on dividends, such sale may put downward pressure on the trading price of our common shares.

Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of our common shares.

Dividends payable by REITs are not eligible for the reduced rates generally applicable to dividends but are taxed at the same rate as ordinary income. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends. This could have an adverse impact on the market price of our common shares.

Liquidation of our assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our assets to repay obligations to our lenders, we may be unable to comply with these requirements, thereby jeopardizing our qualification as a REIT. In addition, we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as inventory or property held primarily for sale to customers in the ordinary course of business.

The ownership restrictions set forth in our restated certificate of incorporation may not prevent five or fewer shareholders from owning 50% or more of our outstanding shares of capital stock causing us to lose our status as a REIT.

Assuming we sell 2,830,000 shares in this offering, Assaf Ran, our chief executive officer, will own 35.1% of our outstanding common shares immediately after the offering. There is no restriction on Mr. Ran’s ability to acquire additional shares of our common stock. In addition, our restated certificate of incorporation will prohibit any other shareholder from acquiring more than a fixed percentage of our outstanding capital stock, by value or number of shares, whichever is more restrictive. The limitation will be between 3% and 7%

and will be determined by our board of directors at the time we file our restated certificate of incorporation. Mr. Ran will not be subject to the ownership restrictions set forth in our restated certificate of incorporation. Even if he does not acquire any additional shares we could have a situation where fewer than five shareholders own more than 50% of our outstanding shares. As a result, we would no longer qualify as a REIT and all our income would be taxable at the corporate level at the prevailing corporate tax rates and our shareholders would be further taxed on any distributions of our net after tax income.

The share ownership limits that apply to REITs, as prescribed by the Code and by our restated certificate of incorporation may inhibit market activity in our common shares and restrict our business combination opportunities.

In order for us to qualify as a REIT, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year, and at least 100 persons must beneficially own our stock during at least 335 days of a taxable year of 12 months, or during a proportionate portion of a shorter taxable year. To help insure that we meet the tests, we will amend our certificate of incorporation immediately before this offering to restrict the acquisition and ownership of our capital stock. The limitation will be between 3% and 7% of our outstanding shares of capital stock, by value or number of shares, whichever is more restrictive. The actual limitation will be determined by our board of directors at the time we file our restated certificate of incorporation. Assaf Ran, our current chief executive officer, will be exempt from this restriction. Mr. Ran currently owns 58.1% of our outstanding common shares and, assuming we sell 2,830,000 shares in this offering, will own 35.1% of our outstanding common shares immediately after this offering. In addition our board of directors may grant such an exemption to such limitations in its sole discretion, subject to such conditions, representations and undertakings as it may determine. These ownership limits could delay or prevent a transaction or a change in control of our company that might involve a premium price for shares of our common shares or otherwise be in the best interest of our shareholders.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held as inventory or primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell or securitize loans in a manner that was treated as a sale of the loans as inventory for U.S. federal income tax purposes. Although at the present time we have no plans to sell any of our loans, in the future we may need to sell all or a portion of our portfolio in order to raise funds, reduce our exposure to certain risks or for other reasons. In such event, in order to avoid the prohibited transactions tax, we may be required to structure the sales in ways that may be less beneficial than we would if we were not a REIT.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our shareholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

We have not established a minimum distribution payment level and we may be unable to generate sufficient cash flows from our operations to make distributions to our shareholders at any time in the future.

As a REIT, we would be required to distribute to our shareholders at least 90% of our taxable income each year. We intend to satisfy this requirement through quarterly distributions of all or substantially all of our REIT taxable income in such year, subject to certain adjustments. We have not established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. If we make distributions from uninvested offering proceeds, which would generally be considered to be a return of capital for tax purposes, our future earnings and cash available for distribution may be reduced from what they otherwise would have been. All distributions will be made at the discretion of our board of directors and will depend on various factors, including our earnings, our financial condition, our liquidity, our debt and preferred stock covenants, maintenance of our REIT qualification, applicable provisions of the New York Business Corporation Law (NYBCL), and other factors as our board of directors may deem relevant from time to time. We believe that a change in any one of the following factors could adversely affect our results of operations and impair our ability to pay distributions to our shareholders:

•	how we deploy the net proceeds of this offering;
•	our ability to make loans at favorable interest rates;
•	expenses that reduce our cash flow;
•	defaults in our asset portfolio or decreases in the value of our portfolio; and
•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

A change in any of these factors could affect our ability to make distributions. As a result, we cannot assure you that we will be able to make distributions to our shareholders at any time in the future or that the level of any distributions we do make to our shareholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect us.

In addition, distributions that we make to our shareholders will generally be taxable to our shareholders as ordinary income. However, a portion of our distributions may be designated by us as long-term capital gains to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our earnings and profits as determined for tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a shareholder’s investment in our shares of common shares.

We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act. The SEC generally requires that, for the exception provided by Section 3(c)(5)(C) to be available, at least 55% of an entity’s assets be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying interests,” and at least another 25% of the entity’s assets must be comprised of additional qualifying interests or real estate-type interests (with no more than 20% of the entity’s assets comprised of miscellaneous assets). Any significant acquisition by us of non-real estate assets without the acquisition of substantial real estate assets could cause us to meet the definitions of an “investment company.” If we are deemed to be an investment company, we could be required to dispose of non-real estate assets or a portion thereof, potentially at a loss, in order to qualify for the 3(c)(5)(C) exception. We may also be required to register as an investment company if we are unable to dispose of the disqualifying assets, which could have a material adverse effect on us.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

•	limitations on capital structure;
•	restrictions on specified investments;
•	restrictions on leverage or senior securities;
•	restrictions on unsecured borrowings;

•	prohibitions on transactions with affiliates;
•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us.

Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, if we purchase or sell any real estate assets to avoid becoming an investment company under the Investment Company Act, our net asset value, the amount of funds available for investment and our ability to pay distributions to our stockholders could be materially adversely affected.

Risks Related to Our Common Shares and This Offering

After this offering management will continue to significantly influence and have effective control over all matters submitted to shareholders for approval and may act in a manner that conflicts with the interests of other shareholders.

As of July 8, 2014, Assaf Ran, our chief executive officer, beneficially owned 58.1% of our outstanding common shares. As a result, Mr. Ran has absolute control over all corporate action. Even after this offering is completed, assuming we sell 2,830,000 shares in this offering, Mr. Ran will own 35.1% of our outstanding shares, which would still give him effective control over all corporate action. Such concentration of ownership could have an adverse impact on the market price of our common shares.

There is limited trading in our common shares, which could make it difficult for you to sell your common shares.

Our common shares are listed on The NASDAQ Capital Market. Average daily trading volume in our common shares from January 2 through July 8, 2014 was 13,400 shares. The lack of liquidity may make it more difficult for you to sell your common shares when you wish to do so. Even if an active trading market develops, the market price of our common shares may be highly volatile and could be subject to wide fluctuations after this offering and may fall below the offering price.

The market prices of our common shares may be adversely affected by future events.

Market factors unrelated to our performance could also negatively impact the market price of our common shares. One of the factors that investors may consider in deciding whether to buy or sell our common shares is our distribution rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets can affect the market value of our common shares. For instance, if interest rates rise, it is likely that the market price of our common shares will decrease as market rates on interest-bearing securities increase. Other factors that could negatively affect the market price of our common shares include:

•	our actual or projected operating results, financial condition, cash flows and liquidity, or changes in business strategy or prospects;
•	actual or perceived conflicts of interest with individuals, including our executive officers;
•	equity issuances by us, or share resales by our shareholders, or the perception that such issuances or resales may occur;
•	actual or anticipated accounting problems;
•	changes in our earnings estimates or publication of research reports about us or the real estate industry;
•	changes in market valuations of similar companies;
•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions to or departures of our key personnel;
•	speculation in the press or investment community;
•	our failure to meet, or the lowering of, our earnings’ estimates or those of any securities analysts;
•	increases in market interest rates, which may lead investors to demand a higher distribution yield for our common shares, if we have begun to make distributions to our shareholders, and would result in increased interest expenses on our debt;
•	changes in the credit markets;
•	failure to maintain our REIT qualification or exemption from the Investment Company Act;
•	actions by our shareholders;
•	price and volume fluctuations in the stock market generally;
•	general market and economic conditions, including the current state of the credit and capital markets;
•	sales of large blocks of our common shares;
•	sales of our common shares by our executive officers, directors and significant shareholders; and
•	restatements of our financial results and/or material weaknesses in our internal controls.

The price of our common shares is volatile, and purchasers of our common shares could incur substantial losses.

Over the 52 week period ended July 8, 2014, the price of our common shares on NASDAQ has ranged from $1.50 to $4.00 per share. The stock markets in general and the markets for real estate related stocks trading in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common shares. In the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Any such litigation brought against us could result in substantial costs, which would hurt our financial condition and results of operations, divert management’s attention and resources.

Common shares eligible for future sale may have adverse effects on our share price.

As of July 8, 2014, we had outstanding options to purchase 89,000 common shares with exercise prices range from $0.93 to $1.53 per share, outstanding warrants to purchase 5,000 common shares at a price of $2.30 and outstanding warrants to purchase 20,000 common shares at a price of $2.50. Upon issuance, the common shares underlying these options and warrants would be immediately saleable. We cannot predict the effect, if any, the exercise of these options or the future sale of the common shares issuable upon the exercise of these options would have on the market price of our common shares. The market price of our common shares may decline significantly when the restrictions on resale or lock up agreements by certain of our shareholders lapse. Sales of substantial amounts of common shares or the perception that such sales could occur may adversely affect the prevailing market price for our common shares.

Subsequent to this offering, we may, from time-to-time, issue common shares and securities convertible into, or exchangeable or exercisable for, common shares to attract or retain key employees or in public offerings or private placements to raise capital. We are not required to offer any such shares or securities to existing shareholders on a preemptive basis. Therefore, it may not be possible for existing shareholders to participate in such future share or security issuances, which may dilute the existing shareholders’ interests in us.

Future offerings of debt or equity securities, which would rank senior to our common shares, may adversely affect the market price of our common shares.

If we decide to issue debt or equity securities in the future, which would rank senior to our common shares, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares and may result in dilution to owners of our common shares. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common shares will bear the risk of our future offerings reducing the market price of our common shares and diluting the value of their stock holdings in us.

We have broad discretion in the use of the net proceeds of this offering and may allocate the net proceeds in a manner with which you may not agree.

We will have significant flexibility in deploying the net proceeds of this offering. You will not be able to evaluate the manner in which the net proceeds of this offering will be deployed or the credit-worthiness of any borrower to whom we make a loan. As a result, we may use the net proceeds of this offering in a manner with which you may not agree. Our failure to apply these proceeds effectively or find lending opportunities that meet our investment criteria in sufficient time or on acceptable terms could result in unfavorable returns and could cause a material adverse effect on our business, financial condition, liquidity and results of operations.

Risks Related to Our Organization and Structure

Certain provisions of New York law could inhibit changes in control.

Various provisions of the New York Business Corporation Law (NYBCL) may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then-prevailing market price of our common shares. For example, we are subject to the “business combination” provisions of the NYBCL that, subject to limitations, prohibit certain business combinations (including a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an “interested shareholder” (defined generally as any person who beneficially owns 20% or more of our then outstanding voting capital stock or an affiliate thereof for five years after the most recent date on which the shareholder becomes an interested shareholder. After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of directors and approved by the affirmative vote of a majority of the votes entitled to be cast by holders of outstanding shares of our voting capital stock other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These provisions do not apply if holders of our common shares receive a minimum price, as defined under New York law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its common shares. They also do not apply to business combinations that are approved or exempted by a board of directors prior to the time that the interested shareholder becomes an interested shareholder.

Our authorized but unissued common and preferred shares may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued common or preferred shares. After this offering is completed, we will have 17,864,810 authorized but unissued common shares (17,440,310 if the over-allotment option is exercised in full) and 5,000,000 authorized but unissued preferred shares, all of which are available for issuance at the discretion of our board of directors. As a result, our board of directors may establish a series of common or preferred shares that could delay or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Our rights and the rights of our shareholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Our certificate of incorporation limits the liability of our present and former directors to us and our shareholders for money damages to any breach of duty in such capacity, if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL. Section 719 of the NYBCL limits directory liability to the following four instances:

•	declarations of dividends in violation of the NYBCL;
•	a purchase or redemption by a corporation of its own shares in violation of the NYBCL;
•	distributions of assets to shareholders following dissolution of the corporation without paying or providing for all known liabilities; and
•	making any loans to directors in violation of the BCL.

Our certificate of incorporation and bylaws authorizes us to indemnify our directors and officers for actions taken by them in those capacities to the maximum extent permitted by New York law. In addition, we may be obligated to pay or reimburse the defense costs incurred by our present and former directors and officers without requiring a preliminary determination of their ultimate entitlement to indemnification.

Our bylaws contain provisions that make removal of our directors difficult, which could make it difficult for our shareholders to effect changes to our management.

Our bylaws provide that, a director may be removed by either the board of directors or by shareholders for cause. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum, unless the vacancy occurred as a result of shareholder action, in which case the vacancy must be filled by a vote of shareholders at a special meeting of shareholders duly called for that purpose. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our shareholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words “anticipate,” “estimate,” “expect,” “project,” “plan,” “seek,” “intend,” “believe,” “may,” “might,” “will,” “should,” “could,” “likely,” “continue,” “design,” and the negative of such terms and other words and terms of similar expressions are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We disclaim any duty to update any of these forward-looking statements after the date of this prospectus to confirm these statements in relationship to actual results or revised expectations.

All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this prospectus. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

USE OF PROCEEDS

We estimate that the net proceeds from the issuance and sale of our common shares in this offering will be approximately $8.9 million (or approximately $10.3 million if the representative exercises its over-allotment option in full), assuming an initial public offering price of $3.53 per share, which was the closing sale price of a common share on July 8, 2014, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are as follows:

•	To dilute the ownership interest of our largest single shareholder so that we can qualify as a REIT for federal income tax purposes. Currently, Assaf Ran, our chief executive officer owns 58.1% of our outstanding common shares. As a result, we are a “closely held” corporation as determined under Code section 856(h) (i.e., five or fewer shareholders owning more than 50% of the value of the outstanding stock) and do not qualify as a REIT. However, assuming a sale of 2,830,000 common shares in this offering, we expect Mr. Ran’s ownership will be 35.1% immediately after this offering and that we will no longer be a “closely held” corporation under Code section 856(h).
•	To enable us to increase our loan portfolio. As a real estate finance company whose primary source of income is interest generated from our loan portfolio, the only way for us to increase our revenue is to increase the size of our loan portfolio.

In light of the foregoing, we intend to use the net proceeds from this offering primarily increase the size of our loan portfolio by making more loans and for working capital and general corporate purposes. However, the Sterling credit line expires on October 29, 2014. At that time, all amounts outstanding thereon, $5.3 million at March 31, 2014, will become due and payable on that the expiration date. Currently, all amounts outstanding under the Sterling credit line bear interest at the rate of 6% per annum. Interest is payable monthly in arrears and we are current on all of our interest payments. In addition, six notes having an aggregate principal amount of $1.3 million will become due at various times between July 2014 and June 2015. These notes bear interest at either 8% or 10%.

As of the date hereof, we do not have commitment from Sterling or any other potential lender to refinance the Sterling credit line. If Sterling does not agree to extend the term of their credit line or if we cannot refinance the Sterling credit line before October 29, 2014, we will either have to sell a portion of our loan portfolio or use proceeds from the repayment of our loans to repay the debt, either of which alternative would adversely affect our business because it would reduce the size of our loan portfolio. Similarly, we do not have any commitments from the note holders to extend the maturity dates on their notes. If a note holder refuses to extend the maturity date on its note, we will have to repay the note out of working capital. At March 31, 2014, we had less than $1,000 of cash and cash equivalents.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions.

Pending the application of any portion of the net proceeds, we will invest such funds in interest bearing accounts and short-term, interest bearing securities that are consistent with our intention to qualify as a REIT and maintain our exemption from registration under the Investment Company Act. These investments are expected to provide lower returns than those we will seek to achieve from our loan portfolio.

MARKET PRICE OF AND DIVIDENDS ON COMMON SHARES
AND RELATED SHAREHOLDER MATTERS

Market Information

Our common shares are traded on the NASDAQ Capital Market under the symbol “LOAN”. The high and low sales prices for our common shares as reported by the NASDAQ Capital Market for the quarterly periods during 2014, 2013 and 2012 were as follows:

	High	Low
2014
Third Quarter (through July 8)	$4.00	$3.28
Second Quarter	$3.39	$1.81
First Quarter	$2.14	$1.58
2013
Fourth Quarter	$2.30	$1.65
Third Quarter	$2.18	$1.42
Second Quarter	$1.74	$1.20
First Quarter	$1.50	$1.02
2012
Fourth Quarter	$1.12	$0.98
Third Quarter	$1.05	$0.84
Second Quarter	$1.17	$0.95
First Quarter	$1.44	$0.90

On July 8, 2014, the last reported sale price of our common shares on the NASDAQ Capital Market was $3.53 per share.

Holders

As of June 30, 2014, the approximate number of record holders of our common shares was 18. The number of holders does not include individuals or entities who beneficially own shares but whose shares, which are held of record by a broker or clearing agency, but does include each such broker or clearing agency as one record holder. We believe we have over 1,000 beneficial shareholders.

DIVIDENDS AND DISTRIBUTION POLICY

The holders of our common shares are entitled to receive dividends as may be declared from time to time by our board of directors. Payments of future dividends are within the discretion of our board of directors and depend on, among other factors, our retained earnings, capital requirements, operations and financial condition.

In 2003 we declared and paid an annual dividend of $0.25 per common share.

In 2004 we declared and paid an annual dividend of $0.28 per common share.

In 2005 we declared and paid an annual dividend of $0.40 per common share.

In 2013, we declared an annual dividend of $0.04 per common share payable in quarterly installments commencing on May 20, 2013.

In February 2014, we increased our annual dividend to $0.08 per common share, payable in quarterly installments commencing on May 20, 2014.

In June 2014, we announced an increase in our annual dividend to $0.28 per common share payable in quarterly installments commencing July 15, 2014. We intend to maintain our latest annual dividend until the earlier of twelve months following completion of this offering or the effective date of our REIT election, unless actual results of operations, economic conditions or other factors differ materially from our historical operating results or our current assumptions.

In order to comply with certain REIT qualification requirements, we will be required, before the end of any REIT taxable year in which we have accumulated earnings and profits attributable to a non-REIT year, to declare a dividend to our shareholders to distribute such accumulated earnings and profits (a “Purging Distribution”). As of March 31, 2014, we had no accumulated earnings and profits attributable to a non-REIT year. Accordingly, if our REIT election is effective for 2014 we will not be required to make a Purging Distribution.

From and after the effective date of our REIT election, we intend to pay regular quarterly distributions to holders of our common shares in an amount not less than 100% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gains). U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We intend to make distributions to our shareholders to comply with the REIT requirements of the Code.

For the period commencing with the completion of this offering through the day immediately prior to the effective date of our REIT election, we anticipate that our dividends will generally be treated as “qualified dividends.” Such dividends paid to U.S. shareholders that are individuals, trusts or estates will generally be taxable at the preferential income tax rates (i.e., the maximum U.S. federal rate) for qualified dividends. In addition, subject to the limitations of the Code, corporate shareholders may be eligible for the dividends received deduction with respect to such dividends. Once we qualify and elect to be taxed as a REIT, we anticipate that our distributions generally will be taxable as ordinary income to our shareholders, although we may designate a portion of the distributions as qualified dividend income or capital gain or a portion of the distributions may constitute a return of capital. We will furnish annually to each of our shareholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain.

Our loan agreement with Sterling National Bank does not contain any restrictions on our ability to make cash distributions to our shareholders.

DILUTION

If you invest in our common shares in this offering, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per common share and the net tangible book value per common shares after giving effect to this offering. Our historical net tangible book value as March 31, 2014 was $9,062,000, or $2.13 per common share outstanding. After giving effect to the sale of 2,830,000 shares in this offering at a price of $3.53 per share, the closing sale price of a common share on July 8, 2014, and after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, our as adjusted net tangible book value at March 31, 2014 would have been approximately $18.0 million, or $2.54 per share. This represents an immediate increase in net tangible book value of approximately $0.41 per share to our existing shareholders, and an immediate dilution of $0.99 per share to investors purchasing common shares in this offering.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common shares in this offering and the net tangible book value per share of our common share immediately after this offering.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Assumed public offering price per common share		$3.53
Net tangible book value per common share outstanding as of March 31, 2014	$2.13
Increase in net tangible book value per common share outstanding attributable to new investors	0.41
As adjusted net tangible book value per common share outstanding after this offering		2.54
Dilution per common share to new investors		$0.99

The information above assumes the representative does not exercise its overallotment option. If the representative exercises its over-allotment option in full, our as adjusted net tangible book value will increase to $2.58 per share, representing an immediate dilution of $0.95 per share to shareholders purchasing common shares in this offering, assuming that a public offering price of $3.53 per share.

CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 2014 on an actual basis and on an as adjusted, basis giving effect to the issuance and sale of 2,830,000 shares in this offering at a public offering price of $3.53 per share, the closing sale price of a common share on July 8, 2014, after deducting the estimated underwriting commissions and discounts and other offering expenses. You should read this table together with the information contained in this prospectus, including “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2014
	(Actual)	(As Adjusted)
Shareholders’ equity:
Preferred shares, $0.01 par value, 5,000,000 shares authorized, no shares issued	$—	$—
Common shares, $0.001 par value, 25,000,000 shares authorized; 4,433,190 shares issued and 4,256,190 outstanding actual; and 7,263,190 shares issued and 7,086,190 shares outstanding, as adjusted(1)	4,433	7,263
Additional paid in capital	9,748,664	18,645,834
Treasury shares, at cost, 177,000 common shares	(369,335)	(369,335)
Accumulated deficit	(321,952)	(321,952)
Total shareholders’ equity	$9,061,810	17,961,810
Total capitalization	$9,061,810	17,961,810

(1)	Common shares issued and outstanding as adjusted do not include 49,000 shares issued after March 31, 2014 upon exercise of options.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following tables summarize our consolidated financial data for the periods indicated. You should read the following financial information together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those consolidated financial statements appearing elsewhere in this prospectus. The selected consolidated balance sheet data as of March 31, 2014 and the selected consolidated statements of operations and cash flow data for the three months ended March 31, 2014 and 2013 were derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The following selected historical consolidated financial information are qualified in their entirety by reference to, and should be read in conjunction with, our audited consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and results of Operations” and other financial information included in this prospectus. Historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance and the results for any interim period are not necessarily indicative of the operating results to be expected for the full fiscal year.

Operating data:

	Year Ended December 31,		Three Months Ended March 31,
	2013	2012	2014	2013
			(unaudited)
Interest income from loans	$1,858,033	$1,475,800	$507,371	$444,779
Origination fees	$401,514	$339,767	$101,539	$89,582
Total revenue	$2,259,547	$1,815,567	$608,910	$534,361
Interest and amortization of debt service costs	$442,661	$280,654	$116,423	$102,646
General and administrative expenses	$837,788	$864,398	$175,996	$172,867
Total operating costs and expenses	$1,282,128	$1,151,185	$292,528	$276,109
Income from operations	$977,419	$664,382	$316,382	$258,252
Net income	$582,967	$388,610	$208,269	$173,139
Basic and diluted net income per common share outstanding	$0.14	$0.09	$0.05	$0.04
Weighted average number of common shares outstanding:
- Basic	4,269,169	4,320,050	4,256,190	4,283,218
- Diluted	4,289,818	4,326,329	4,286,673	4,295,658

Balance Sheet Data:

	December 31, 2013	March 31, 2014
		(unaudited)
Cash and cash equivalents	$1,021,023	$931
Short term loans receivable	$10,697,950	$12,517,000
Total current assets	$11,908,996	$12,740,571
Long term loans receivable	$3,997,000	$3,058,950
Total assets	$16,124,454	$16,035,479
Short term loans	$1,319,465	$1,319,465
Line of credit	$5,350,000	$5,300,000
Total liabilities, all current	$7,231,767	$6,973,669
Accumulated deficit	$(487,660)	$(321,952)
Total stockholders’ equity	$8,892,687	$9,061,810

Cash flow data:

	Year Ended December 31,		Three Months Ended March 31,
	2013	2012	2014	2013
			(unaudited)
Net cash (used in) provided by operating activities	$785,757	$533,399	$(29,030)	$(21,412)
Net cash (used in) provided by investing activities	$(1,070,584)	$(4,210,014)	$(881,000)	$1,090,366
Net cash (used in) provided by financing activities	$1,065,157	$3,695,403	$(110,062)	$(1,073,134)
Cash and cash equivalents, end of period	$1,021,023	$240,693	$931	$236,513

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and notes thereto contained elsewhere in this prospectus. This discussion contains forward-looking statements based on current expectations that involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements.

Overview

We are a New York-based real estate finance company that specializes in originating, servicing and managing a portfolio of first mortgage loans. We offer short-term secured, non–banking loans (sometimes referred to as “hard money” loans) to real estate investors to fund their acquisition, renovation, rehabilitation or improvement of properties located in the New York metropolitan area. We intend to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, beginning with our tax year ending December 31, 2014, or as soon as possible thereafter.

The properties securing the loans are generally classified as residential or commercial real estate and, typically, are not income producing. Each loan is secured by a first mortgage lien on real estate. In addition, each loan is also personally guaranteed by the principal(s) of the borrower, which may be collaterally secured by a pledge of the guarantor’s interest in the borrower.

The face amounts of the loans we originate historically have ranged from $14,000 to a maximum amount of $1.3 million. Our board of directors recently established a policy limiting the maximum amount of any loan to the lower of (i) 9.9% of the aggregate amount of our loan portfolio (not including the loan under consideration) and (ii) $1.4 million. Our loans have an initial term of one year and bear interest at a flat rate of 12% to 15% per year. In addition, we usually receive origination fees or “points” ranging from 1% to 3% of the original principal amount of the loan as well as other fees relating to underwriting and funding the loan. Interest is always payable monthly, in arrears. In the case of acquisition financing, the principal amount of the loan usually does not exceed 75% of the value of the property (as determined by an independent appraiser) and in the case of construction financing, typically 80% of construction costs.

Since commencing this business in 2007, we have made over 280 loans, have never foreclosed on a property and none of our loans have ever gone into default although sometimes we have renewed or extended our loans to enable the borrower to avoid premature sale or refinancing of the property. When we renew or extend a loan we receive additional “points” and other fees.

At March 31, 2014, our loan portfolio included 65 loans with an aggregate loan amount of $18.0 million of which $15.6 million was outstanding. The difference, $2.4 million, represents unfunded commitments for future advances under construction loans and repayments of principal. The principal amounts of the loans range from $30,000 to $1.0 million. In addition, as of March 31, 2014 we had approximately 10 applications for new loans with an aggregate principal amount of approximately $2.5 million under review.

Our primary business objective is to grow our loan portfolio while protecting and preserving capital in a manner that provides for attractive risk-adjusted returns to our shareholders over the long term through dividends. We intend to achieve this objective by continuing to selectively originate loans and carefully manage our portfolio of first mortgage real estate loans in a manner designed to generate attractive risk-adjusted returns across a variety of market conditions and economic cycles. We believe that the current lack of liquidity in the commercial real estate, financial and credit markets presents significant opportunities for us to selectively originate high-quality first mortgage loans on attractive terms and that these conditions should persist for a number of years. We have built our business on a foundation of intimate knowledge of the New York metropolitan area real estate market combined with a disciplined credit and due diligence culture that is designed to protect and preserve capital. We believe that our flexibility in terms of meeting the needs of borrowers without compromising our standards on credit risk, our expertise, our intimate knowledge of the New York metropolitan area real estate market and our focus on newly originated first mortgage loans, has defined our success until now and should enable us to continue to achieve our objectives.

A principal source of new transactions has been repeat business from prior customers and their referral of new business. We also receive leads for new business from banks, loan brokers and a limited amount of newspaper advertising and direct mail. We rely on our own employees, independent legal counsel, and other independent professionals to verify titles and ownership, to file liens and to consummate the transactions. Outside appraisers are used to assist us in evaluating the worth of collateral, when deemed necessary by management. We also use independent construction inspectors.

Critical Accounting Policies and Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our use of estimates on (a) a preset number of assumptions that consider past experience, (b) future projections and (c) general financial market conditions. Actual amounts could differ from those estimates.

We recognize revenues in accordance with ASC 605, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. ASC 605 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, we recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery of the product has occurred or services have been rendered, (iii) the sales price charged is fixed or determinable and (iv) collectability is reasonably assured.

Interest income is recognized, as earned, over the loan period.

Origination fee revenue is amortized over the term of the respective note.

We continually monitor events and changes in circumstances that could indicate that the carrying amounts of long lived assets, including intangible assets and goodwill, may not be recoverable. When such events or changes in circumstances occur, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the undiscounted cash flows is less than the carrying amount of these assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets.

There are also areas in which our judgment in selecting any available alternative would not produce a materially different result. See our audited consolidated financial statements and notes thereto which begin on page F-1 of this prospectus, which contain accounting policies and other disclosures required by U.S. GAAP.

Results of operations

Three months ended March 31, 2014 compared to three months ended March 31, 2013

Revenue

Total revenues for the three month period ended March 31, 2014 were $609,000 compared to $534,000 for the three month period ended March 31, 2013, an increase of $75,000 or 14%. The increase in revenue represents an increase in lending operations. In 2014, $507,000 of our revenue was interest income compared to $445,000 for the same period in 2013, and $102,000 constituted origination fees compared to $90,000 for the same period in 2013.

Interest and amortization of debt service costs

Interest and amortization of debt service costs for the three month period ended March 31, 2014 was $116,000 compared to $103,000 for the three month period ended March 31, 2013, an increase of $13,000 or 12.6%. The increase in interest and amortization of debt service costs was primarily attributable to our use of the Sterling credit line, offset by the repayment of our senior secured notes.

Referral fees

Referral fees for the three months ended March 31, 2014 were $100 compared to $600 for the three months ended March 31, 2013. Referral fees are amortized over the life of the loan to which they relate.

General and administrative costs

General and administrative expenses for the three month period ended March 31, 2014 were $176,000 compared to $173,000 for the three month period ended March 31, 2013.

Other income

Other income for each of the three month periods ended March 31, 2014 and 2013 was $7,000, which represents the fees generated from the seller buy back options.

Income before income tax expense

Income before provision for income tax for the three months ended March 31, 2014 was $323,000 compared to $265,000 for the three months ended March 31, 2013, an increase of $58,000 or 21.9%. This increase is primarily attributable to the increase in revenue, offset by the increase in interest expense and general and administrative expenses.

Income tax expense

For the three month period ended March 31, 2014, we had income tax expense of $115,000 compared to $92,000 for the three month period ended March 31, 2013.

Net income

Net income for the three month period ended March 31, 2014 was $208,000 compared to $173,000 for the three month period ended March 31, 2013, an increase of 20.2%.

Years ended December 31, 2013 and 2012

Revenue

Total revenue for the year ended December 31, 2013 was $2,260,000 compared to $1,816,000 for the year ended December 31, 2012, an increase of $444,000 or 24.4%. The increase in revenue represents an increase in lending operations. In 2013, $1,858,000 of our revenue represented interest income on our loan portfolio compared to $1,476,000 in 2012, and $402,000 represented origination fees on such loans compared to $340,000 in 2012.

Interest and amortization of debt service costs

Interest and amortization of debt service costs for the year ended December 31, 2013 were approximately $443,000 compared to approximately $281,000 for the year ended December 31, 2012, an increase of $162,000 or 57.7%. The increase in interest and amortization of debt service costs was primarily attributable to the Sterling credit line.

Referral fees

Referral fees for the year ended December 31, 2013 were $2,000 compared to $6,000 for the year ended December 31, 2012. Referral fees are amortized over the life of the loan to which they relate.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2013 were $838,000 compared to $864,000 for the year ended December 31, 2012, a decrease of $26,000, or 3.0%. The decrease is primarily attributable to a decrease in legal fees resulting from the settlement of a derivative action, offset by increases in NASDAQ fees and in travel and meal expenses.

Other income

Other income for each of the years ended December 31, 2013 and 2012 was $28,000. On March 21, 2011, we purchased three 2-family buildings located in the Bronx, New York for $675,000, including related costs, and sold to the seller a one year option to buy back the properties for the same price (the “Buy Back Option”). The Buy Back Option was sold for $3,900, plus a monthly fee of $10,530 payable to us by the option holder for the life of the option. On September 28, 2011, the option holder partially exercised the Buy Back Option with respect to one of the properties for $380,679. On October 1, 2011, we issued a new one year option for the two remaining properties at an aggregate exercise price of $294,321 with a monthly option fee of $4,591 (the “New Option”). On October 21, 2011, the option holder partially exercised the New

Option to buy back one of the two remaining properties for $147,500 and had a continuing option, though October 1, 2012, to purchase the one remaining property at an exercise price of $146,821 with a monthly option fee of $2,296. Subsequently, the New Option’s expiration date was extended twice, on October 1, 2012, which extended the expiration date through March 30, 2013, and again on April 1, 2013, which extended the expiration date through September 30, 2013. The New Option expired on September 30, 2013, and we continue to receive option fee payments on a month-to-month basis from the former option holder.

Write-down of investment in privately held company

The write-down related to an investment we made in a privately held Israeli-based company that offers surgeons and radiologists the ability to detect cancer in real time. Due to the fact that the privately held company is experiencing delays in executing its business plan, we determined to write down the value of our investment to $65,000 at December 31, 2013, resulting in a charge to the statement of operations of $35,000 during the year ended December 31, 2013.

Income before income tax expense

Income before provision for income tax for the year ended December 31, 2013 was $970,000 compared to $692,000 for the year ended December 31, 2012, an increase of $278,000 or 40.2%. This increase is primarily attributable to the increase in revenue, offset by the increase in interest expense.

Income tax expense

Income tax expense, including interest and penalties, for the years ended December 31, 2013 and 2012 was $387,000 and $303,000, respectively.

Net income

Net income for the year ended December 31, 2013 was $583,000 compared to net income of $389,000 for the prior year. This represents a 49.9% increase in net income year-to-year.

Liquidity and Capital Resources

At March 31, 2014, we had cash and cash equivalents of less than $1,000 and working capital of $5,767,000. At December 31, 2013, we had cash and cash equivalents of $1,021,000 and working capital of $4,677,000. The decrease in cash and cash equivalents primarily reflects an increase in our loan portfolio. The increase in working capital is primarily attributable to the decrease in long-term loans receivable.

For the three months ended March 31, 2014 net cash used in operating activities was $29,000, compared to $21,000 of net cash used in operating activities for the three months ended March 31, 2013. The increase in net cash used in operating activities primarily results from an increase in interest receivable on loans and a decrease in accounts payable and accrued expenses, offset by an increase in net income and a decrease in income taxes payable.

For the years ended December 31, 2013 and 2012, net cash provided by operating activities was $786,000 and $533,000, respectively. The increase in net cash provided by operating activities primarily results from an increase in net income and a write-down of investment in privately held company, offset by a decrease in accounts payable and accrued expenses.

For the three months ended March 31, 2014 net cash used in investing activities was $881,000, compared to $1,090,000 provided by investing activities for the three months ended March 31, 2013. Net cash used in investing activities for the three month period ended March 31, 2014, consisted of the issuance of our short term commercial loans in the amount of $4,774,000, offset by collection of commercial loans in the amount of $3,983,000. Net cash provided by investing activities for the three month period ended March 31, 2013, consisted of collection of commercial loans in the amount of $3,944,000, offset by the issuance of our short term commercial loans in the amount of $2,854,000.

For the year ended December 31, 2013 net cash used in investing activities was $1,071,000, compared to $4,210,000 for the year ended December 31, 2012. Net cash used in investing activities for the year ended December 31, 2013, consisted primarily of the issuance of our short term commercial loans in the amount of $15,159,000, offset by collection of these loans in the amount of $14,089,000. Net cash used in investing activities for the year ended December 31, 2012, consisted primarily of the issuance of our short term commercial loans in the amount of $15,174,000, offset by collection of these loans in the amount of $10,963,000.

For the three months ended March 31, 2014 net cash used in financing activities was $110,000, compared to $1,073,000 used in financing activities for the three months ended March 31, 2013. Net cash used in financing activities for the three months ended March 31, 2014 reflects the repayments on Sterling credit line in the amount of $50,000, the dividend payment of $43,000 and the capital raising costs in the amount of $18,000. Net cash used in financing activities for the three months ended March 31, 2013 reflects the repayments of the short term loans and line of credit in the aggregate amount of $1,040,000 and the purchase of treasury stock in the amount of $38,000, offset by the proceeds from exercise of stock options in the amount of $5,000.

For the year ended December 31, 2013 net cash provided by financing activities was $1,065,000, compared to $3,695,000 for the year ended December 31, 2012. Net cash provided by financing activities for the year ended December 31, 2013 reflects $1,850,000 of loan proceeds drawn from the Sterling credit line, the proceeds of short a term loan of $160,000, and the proceeds from exercise of stock options of $23,000, offset by the repayments of senior secured notes of $500,000 and one short term loan of $240,000, the purchase of treasury shares of $99,000 and the dividend payments of approximately $128,000. Net cash provided by financing activities for the year ended December 31, 2012 reflects our receipt of the proceeds of short term loans and draws on the Sterling credit line totaling $3,740,000, offset by purchase of treasury stock in the amount of $29,000 and by the deferred financing costs on Sterling credit line in the amount of $16,000.

On May 2, 2012, we entered into a one-year revolving Line of Credit Agreement with Sterling National Bank pursuant to which Sterling agreed to advance up to $3.5 million against assignments of mortgages and other collateral. In addition, Assaf Ran, our chief executive officer personally guaranteed the repayment of the amounts due under the line. The interest rate on the credit line is 2.0% in excess of the Wall Street Journal prime rate (3.25% at March 31, 2014), but in no event less than 6.0%, per annum, on the money in use. On January 31, 2013, we entered into an amendment to the Line of Credit Agreement to increase the credit line to $5.0 million, under the same terms as the original line of credit. In connection with this amendment, Mr. Ran agreed to increase his personal guarantee to $5 million. Effective on May 1, 2013 and July 1, 2013, the term of the credit line was extended through July 1, 2013 and July 1, 2014, respectively. On December 13, 2013, the Line of Credit Agreement was further amended to increase the credit line to $7.0 million, under the same terms as the original line of credit. In connection with this second amendment, Mr. Ran agreed to increase his personal guarantee to $7.0 million. On June 24, 2014, the maturity date of the Sterling line of credit was extended to October 29, 2014. On March 31, 2014 the outstanding balance on the Sterling credit line was $5.3 million compared to $5.35 million at December 31, 2013.

Under its terms, advances under the credit line are required to be used exclusively to fund short-term commercial loans constituting first liens made to independent arms-length third party mortgagors to fund acquisition or construction by such mortgagors of investment real estate in the Metropolitan New York area. Sterling has the right to approve all aspects of each loan. The maximum amount of each advance is limited to the lower of (i) 70% of the appraised value of the mortgaged premises and (ii) the unpaid principal balance of the loan. However, Sterling has the absolute right to reduce this percentage, in its sole discretion, based on the creditworthiness of the borrower. Mortgage loans more than 30 days past due or outstanding more than 18 months are ineligible for funding. Sterling’s obligation to fund is subject to the following conditions:

•	No event of default exists with respect to the loan that is being financed;
•	No more than 20% of all the mortgage loans financed through the credit line have been outstanding for more than one year;
•	Mortgage loans to any one affiliated group cannot exceed 25% of our capital or 25% of the total portfolio of outstanding mortgage loans;
•	Construction loans with outstanding permits may not exceed 40% of all outstanding mortgage loans;

•	No pending or threatened lawsuits against the borrower or guarantor; and
•	Receipt of certain information relating to the borrower and the property, including an appraisal (if the amount of the advance exceeds $250,000), financial and credit information regarding the borrower, title insurance binder, rent roll and leases and loan transaction documents.

In addition to the Sterling credit line we also have short-term loans outstanding in the amount of $1.3 million. These loans are evidenced by six notes as follows:

Note	Issue Date	Maturity Date	Principal Amount	Interest Rate
1	03/17/11	03/16/15	$333,845.25	8%
2	03/18/11	03/18/15	$100,000.00	10%
3	06/14/11	06/13/14*	$325,619.91	8%
4	07/29/11	07/29/14	$200,000.00	10%
5	12/03/12	12/03/14	$200,000.00	10%
6	09/01/13	09/01/14	$160,000.00	10%

*	Extended to June 13, 2015 on June 24, 2014.

We have not entered into any off-balance sheet transactions, arrangements or other relationships with unconsolidated entities or other persons that are likely to affect liquidity or the availability of our requirements for capital resources.

We continually project anticipated cash requirements for our operating and financing needs as well as cash flows generated from operating activities available to meet these needs. Our short-term cash requirements primarily include payments for usual and customary operating and administrative expenses, such as employee compensation, rent, sales and marketing expenses and dividends. Based on this analysis, we believe that our current cash balances, the amount available to us under the Sterling credit line and our anticipated cash flows from operations will be sufficient to fund the operations for the next 12 months. However, we expect our working capital requirements to increase over the next 12 months as we continue to strive for growth.

From and after the effective date of our REIT election, we intend to pay regular quarterly distributions to holders of our common shares in an amount not less than 100% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gains).

Our long-term cash needs will include principal payments on outstanding indebtedness and payments for acquisitions. Funding for long-term cash needs will come from our cash on hand after this offering is completed, operating cash flows, proceeds from the sale of debt and equity securities, and unused capacity of the Sterling credit line or any replacement thereof.

Contractual Obligations

The following table sets for our contractual obligations as of December 31, 2013:

	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Operating Lease Obligations	$109,800	40,300	69,500	$—	$—

(*)	Includes utilities payable to the landlord under the lease.

Recent Technical Accounting Pronouncements

In July 2012, the FASB issued ASU 2012-02, “Intangibles — Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” The revised standard is intended to reduce the cost and complexity of testing indefinite-lived intangible assets other than goodwill for impairment. It allows companies to perform a “qualitative” assessment to determine whether further impairment testing of indefinite-lived intangible assets is necessary, similar in approach to the goodwill impairment test. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after

September 15, 2012. Early adoption was permitted. The adoption of this guidance did not have a material impact on our consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The ASU is intended to improve the transparency of reporting reclassifications out of accumulated other comprehensive income. This guidance adds new disclosure requirements for items reclassified out of accumulated other comprehensive income (AOCI). It does not amend any existing requirements for reporting net income or OCI in the financial statements. The standard is effective prospectively for public entities for annual and interim reporting periods beginning after December 15, 2012. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU 2013-04, “Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date.” The main objective of this update is to provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, except for obligations addressed within existing guidance in GAAP. The standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” The objective of this guidance is to clarify the balance sheet presentation of an unrecognized tax benefit and to resolve the diversity in practice that had developed in the absence of any on-point GAAP. This ASU applies to all entities with unrecognized tax benefits that also have tax loss or tax credit carryforwards in the same tax jurisdiction as of the reporting date. For public entities, ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, “Receivables — Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (A Consensus of the FASB Emerging Issues Task Force).” The purpose of the update is to define an in substance repossession or foreclosure for purposes of determining whether or not an entity should derecognize a residential real estate collateralized consumer mortgage loan if the entity has foreclosed on the real estate. The ASU is effective for public entities for fiscal years beginning after December 15, 2014, and interim periods therein. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

We do not believe that any other recently issued, but not yet effected, accounting standards if currently adopted would have a material effect on our consolidated financial statements.

Quantitative and qualitative disclosures about market risk

We seek to manage our risks related to the credit quality of our loan portfolio, interest rates and liquidity while, at the same time, seeking to provide an opportunity to shareholders to realize attractive risk-adjusted returns through ownership of our capital stock. While we do not seek to avoid risk completely, we believe the risk can be quantified and seek to actively manage that risk to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake. Our analysis of risks is based on our experience, estimates and assumptions. Actual economic conditions or implementation of our decisions may produce results that differ significantly from the estimates and assumptions used in our models and our historical operating results as shown in this prospectus.

Credit risk management

Through our underwriting and lending strategy, we seek to limit our credit losses. To date, we have never had a default. Nevertheless, we retain the risk of potential credit losses on all of our outstanding loans. We seek to manage this risk through employment of our extensive due diligence and rigorous underwriting processes and standards and through the judicious use of leverage. With respect to any particular loan transaction, we will, to the extent applicable, perform the following: (i) property level underwriting, including an extensive review of property history and current and projected revenue and expenses, as well as a comprehensive analysis of rent rolls, lease abstracts and credit of tenants; (ii) a market review, including a review of the existing/projected supply and demand characteristics of the particular market, including competitive property analysis, recent leases/trends, projected valuation compared to recent sales, and replacement cost analysis; (iii) borrower analysis, and (iv) cash flow analysis. In addition to taking a first mortgage lien on the property to secure the loan, we enhance our security with personal guaranties from the principals of the borrower, which, in turn, are collaterally secured by a pledge of the guarantors’ interests in the borrower. Following funding of the loan, we rigorously monitor borrower performance and compliance with the terms of the loan. To the extent we detect any potential credit or legal risks that may be mitigated or resolved prior to impairment of the loan we look to take immediate remedial action.

Liquidity risk management

Liquidity risk is the risk of being unable to preserve stable, reliable, and cost-effective funding sources to meet all near-term and projected long-term financial obligations. In addition to the equity funding provided by our shareholders, our external funding sources consists primarily of a secured line of credit from Sterling National Bank, which enables us to draw funds on an as-needed basis at a relatively low interest rate — the higher of (i) prime plus 2.0% and (ii) 6.0%. As of March 31, 2014, the total amount drawn on the credit line was $5.30 million and another $1.70 million remains available for future loan transactions. The credit line expires in October 29, 2014. The credit line is secured by an assignment of various loans in our portfolio and is personally guaranteed by Assaf Ran, our chief executive officer.

The Sterling credit line allows for flexible usage as funds will be repaid and re-drawn as we generate cash through interest payments and repayments of principals and as we make additional loans. Sterling has already increased the credit line twice since it was first made available to us in 2012. However, we cannot assure you that Sterling will be amenable to increasing or extending the maturity of the credit line and we have no contingency funding plan to ensure that liquidity is available on a continuous basis even during disruptions in the capital markets of the type experienced in recent years.

Interest rate risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We will be subject to interest rate risk in connection with our loan portfolio as well as with our indebtedness. In general, we expect to originate loans with the net proceeds from this offering and draw downs on the Sterling credit line. We mitigate interest rate risk by lending on a short-term basis at relatively high interest rates. Nevertheless, in the event of a significant rising interest rate environment and/or economic downturn, delinquencies and defaults could increase and result in loan losses to us, which could adversely affect our liquidity and operating results. Further, such delinquencies or defaults could have an adverse effect on the spread between the yield on our loan portfolio and our borrowing costs.

Our operating results will depend in large part on differences between the yield on our loan portfolio and our cost of borrowing. Currently, all of the loans in our portfolio are earning interest at a fixed rate between 12% and 15% while under the Sterling credit line, our cost of funds is based on floating tied to the prime rate (but in no event less than 6.0%). Thus, during a period of rising interest rates, our borrowing costs generally will increase while the yields on our loan portfolio will remain flat, which is likely to result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on a number of factors including maturity dates of the loans in our portfolio, our ability to originate new loans at higher interest rates as well as the magnitude and duration of the interest rate increase.

Prepayment risk

Prepayment risk is the risk that principal will be repaid at a different rate than anticipated, causing the return on an asset to be less than expected. In order to mitigate this risk, many lenders charge pre-payment premiums or penalties. Since most of our loans are short-term, i.e., a term of less than one year, historically prepayments have not been a major risk for us. Our loans, by their terms, are not prepayable until they have been outstanding for at least three months. After that, the borrowers have the right to prepay the loan at any time without premium or penalty.

Extension risk

Extension risk is the risk that borrowers will elect to extend the term of loan beyond its stated maturity date. In a rising interest rate environment this poses a risk to the lender unless the borrower has to pay a premium to extend or the interest rate is adjusted to the prevailing market rate. Our typical loan does not give the borrower a right to extend. However, historically we have agreed to extend the maturity date on some of our loans. In consideration, we receive an extension fee and, in some cases, an adjustment to the interest rate.

Market risk

Real Estate Risk.  As a lender, we are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions; changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. Decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the underlying loans or loans, as the case may be, which could also cause us to suffer losses. We try to mitigate these risks with personal guarantees from the principals of the borrower, which are collaterally secured by real estate as well.

Market Value Risk.  We have never sold a loan that we originated. However, we have pledged or assigned certain loans to secure our obligations under the Sterling credit line. In addition, conceivably in the future we may have to sell loans in our portfolio to raise cash to pay down debt or make distributions to our shareholders. In such instances the value of our portfolio is a factor. The estimated fair value of loans in our portfolio will fluctuate primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of loans would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of loans would be expected to increase. As market volatility increases or liquidity decreases, the fair value of our assets may be adversely impacted.

Risk management

To the extent consistent with maintaining our REIT qualification, we will seek to manage risk exposure to protect our loan portfolio against the effects of prepayments, defaults, extensions, interest rate volatility, credit spread movements and liquidity risks. Our efforts to manage risk will focus on monitoring our portfolio and managing the financing, interest rate, credit, prepayment and extension risks associated with our loan portfolio. We generally seek to manage this risk by:

•	attempting to structure our financing agreements to maintain maximum flexibility on our part to manage our leverage ratio;
•	attempting to structure our loans so that we are fully secured and protected against credit, prepayment and extension risk;
•	employing a disciplined credit and due diligence culture that is designed to protect and preserve capital; and
•	maintaining a healthy spread between the yield on our loan portfolio and our borrowing costs.

BUSINESS

Overview

We are a New York-based real estate finance company that specializes in originating, servicing and managing a portfolio of first mortgage loans. We offer short-term, secured, non-banking loans (sometimes referred to as “hard money” loans) to real estate investors to fund their acquisition, renovation, rehabilitation or improvement of properties located in the New York metropolitan area. We intend to elect to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2014, or as soon as possible thereafter.

The properties securing the loans are generally classified as residential or commercial real estate and, typically, are not income producing. Each loan is secured by a first mortgage lien on real estate. In addition, each loan is personally guaranteed by the principal(s) of borrower, which guarantee may be collaterally secured by a pledge of the guarantor’s interest in the borrower. The face amount of the loans we originate historically ranged from $14,000 to a maximum of $1.3 million. Our board of directors recently established a policy limiting the maximum amount of any loan to the lower of (i) 9.9% of the aggregate amount of our loan portfolio (not including the loan under consideration) and (ii) $1.4 million. Our loans typically have a maximum initial term of one year and bear interest at a flat rate of 12% to 15% per year. In addition, we usually receive origination fees or “points” ranging from 1% to 3% of the original principal amount of the loan as well as other fees relating to underwriting and funding the loan. Interest is always payable monthly, in arrears. In the case of acquisition financing, the principal amount of the loan usually does not exceed 75% of the value of the property (as determined by an independent appraiser) and in the case of construction financing, it is typically 80% of construction costs.

Since commencing this business in 2007, we have never had to foreclose on a property and none of our loans have ever gone into default, although sometimes we have renewed or extended the tem of a loan to enable the borrower to avoid premature sale or refinancing of the property. When we renew or extend a loan we generally receive additional “points” and other fees.

Our officers are experienced in hard money lending under various economic and market conditions. Loans are originated, underwritten and structured by our chief executive officer, assisted by our chief financial officer, and then managed and serviced principally by our chief financial officer. A principal source of new transactions has been repeat business from prior customers and their referral of new business. We also receive leads for new business from real estate brokers and mortgage brokers and a limited amount of newspaper advertising.

Our primary business objective is to grow our loan portfolio while protecting and preserving capital in a manner that provides for attractive risk-adjusted returns to our shareholders over the long term through dividends. We intend to achieve this objective by continuing to selectively originate, fund loans secured by first mortgages on real estate located in the New York metropolitan area and to carefully manage and service our portfolio in a manner designed to generate attractive risk-adjusted returns across a variety of market conditions and economic cycles. We believe that the current lack of liquidity in the commercial real estate, financial and credit markets presents significant opportunities for us to selectively originate high-quality first mortgage loans on attractive terms and that these conditions should persist for a number of years. We have built our business on a foundation of intimate knowledge of the New York metropolitan area real estate market combined with a disciplined credit and due diligence culture that is designed to protect and preserve capital. We believe that our flexibility and ability to structure loans that address the needs of our borrowers without compromising our standards on credit risk, our expertise, our intimate knowledge of the New York metropolitan area real estate market and our focus on newly originated first mortgage loans, has defined our success until now and should enable us to continue to achieve our objectives.

We are organized as a New York corporation and currently operate as a C-corporation for federal, state and city income tax purposes. As a result, we have been able to re-invest our net after-tax profits back into our business. However, we believe that it would be in the best interests of our shareholders if we operated as a REIT for U.S. federal income tax purposes. As a REIT, we will be able to distribute more of our profits to our shareholders. Thus, assuming that we will qualify as a REIT after this offering, we intend to elect REIT status as soon as possible after this offering is consummated. We cannot assure you that we will qualify as a

REIT or that, even if we do qualify initially, we will be able to maintain REIT status for any particular period of time. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act.

The Market Opportunity

Residential and commercial real estate are capital-intensive businesses that rely heavily on debt capital to develop, improve, construct, acquire, maintain and refinance properties. We believe that demand for residential and commercial real estate debt financing, together with a reduction in the supply of traditional bank financing, presents compelling opportunities to generate attractive returns for an established, well-financed, non-bank lender like us. Many traditional commercial real estate lenders that have historically competed for loans within our target market, i.e., the New York metropolitan area, are facing tighter capital constraints due to changes in banking regulations such as the Basel III accords and the Dodd-Frank Wall Street Reform and Consumer Protection Act. In this environment, characterized by a supply-demand imbalance for financing and stabilizing asset values, we believe we are well positioned to capitalize and profit from these industry trends.

We believe there is a significant market opportunity for well capitalized commercial real estate lenders to originate attractively priced loans with strong credit fundamentals. Particularly in the New York metropolitan area, where real estate values in many neighborhoods are rapidly rising and substandard properties are being improved, rehabilitated and renovated, we believe there are many opportunities for a “hard money” lender providing capital for these purposes to small scale developers. We further believe that our flexibility to structure loans to suit the particular needs of our borrower and our ability to close quickly make us an attractive alternative to banks and other large institutional lenders for small real estate developers and owners. This opportunity has been enhanced by the continuing reluctance of many banks and large commercial lenders to make real estate loans to other than the most credit-worthy borrowers because of their diminished balance sheet capacity or tightened mortgage underwriting standards.

Our Business and Growth Strategies

Our objective is to protect and preserve capital in a manner that provides for attractive risk-adjusted returns to our shareholders over the long term principally through dividends. We intend to achieve this objective by continuing to focus exclusively on selectively originating, servicing and managing a portfolio of short-term real estate loans secured by first mortgages or real estate located in the New York metropolitan area that are designed to generate attractive risk-adjusted returns across a variety of market conditions and economic cycles. We believe that our ability to react quickly to the needs of borrowers, our flexibility in terms of structuring loans to meet the needs of borrowers, our intimate knowledge of the New York metropolitan area real estate market, our expertise in “hard money” lending and our focus on newly originated first mortgage loans, should enable us to achieve this objective. Nevertheless, we will remain flexible in order to take advantage of other real estate related opportunities that may arise from time to time, whether they relate to the mortgage market or to direct or indirect investments real estate.

Our strategy to achieve our objective includes the following:

•	capitalize on opportunities created by the long-term structural changes in the real estate lending market and the continuing lack of liquidity in the real estate market;
•	take advantage of the prevailing economic environment as well as economic, political and social trends that may impact real estate lending currently and in the future as well as the outlook for real estate in general and particular asset classes;
•	remain flexible in order to capitalize on changing sets of investment opportunities that may be present in the various points of an economic cycle; and
•	operate so as to qualify as a REIT and for an exemption from registration under the Investment Company Act.

Our Competitive Strengths

We believe our competitive strengths include:

•	Experienced management team. Our management team has successfully originated and serviced a portfolio of real estate mortgage loans generating attractive annual returns under varying economic and real estate market conditions. We expect that the experience of our management team will provide us with the ability to effectively deploy our capital in a manner that we believe will provide for attractive risk-adjusted returns but with a focus on capital preservation and protection.
•	Long-standing relationships. A significant portion of our business comes from repeat customers with whom we have long-standing relationships. These customers also refer new leads to us. So long as these customers remain active real estate investors they provide us with an advantage in securing new business and help us maintain a pipeline to attractive new opportunities that may not be available to many of our competitors or to the general market.
•	Knowledge of the market. Our intimate knowledge of the New York metropolitan area real estate market enhances our ability to identify attractive opportunities and helps distinguish us from many of our competitors.
•	Disciplined lending. We seek to maximize our risk-adjusted returns, and preserve and protect capital, through our disciplined and credit-based approach. We utilize rigorous underwriting and loan closing procedures that include numerous checks and balances to evaluate the risks and merits of each potential transaction. We seek to protect and preserve capital by carefully evaluating the condition of the property, the location of the property, the creditworthiness of the owner of the property (and its principals) and the availability of other forms of collateral.
•	Vertically-integrated loan origination platform. We manage and control the loan process from origination through closing with our own personnel or independent legal counsel and appraisers, with whom we have long relationships, who together constitute a team highly experienced in credit evaluation, underwriting and loan structuring. We also believe that our procedures and experience allows us to quickly and efficiently execute opportunities we deem desirable.
•	Structuring flexibility. As a relatively small, non-bank real estate lender, we can move quickly and have much more flexibility than traditional lenders to structure loans to suit the needs of our clients. Our ability to customize financing structures to meet borrowers’ needs is one of our key business strengths.
•	No legacy issues. Unlike many of our competitors, we are not burdened by distressed legacy real estate assets. We do not have a legacy portfolio of lower-return or problem loans that could potentially dilute the attractive returns we believe are available in the current liquidity-challenged environment and/or distract and monopolize our management team’s time and attention. We do not have, and, upon completion of this offering, we do not expect to have, any adverse credit exposure to, nor our performance to be negatively impacted by, previously purchased assets.

Our Real Estate Lending Activities

Our real estate lending activities involve originating, funding servicing and managing short-term loans (i.e., loans with an initial term of not more than one year), secured by first mortgage liens on commercial and multi-family real estate property in the New York metropolitan area. We pursue lending opportunities with purchasers and prospective purchasers of commercial and multi-family properties and property owners who require short-term financing for renovation or repositioning (e.g., converting a property from commercial to residential use) of a real estate asset. Many of these properties are undergoing transition, including lease-up, sell-out, renovation or repositioning. Our mortgage loans are structured to fit the needs and business plans of the borrowers. Revenue is generated primarily from the interest borrowers pay on our loans and, to a lesser extent, loan fee income generated on the origination and extension of loans.

Most of our loans are funded in full at the closing. However, in the case of a construction loan, where all or a portion of the loan proceeds are to be used to fund the costs of constructing improvements on the property, only a portion of the loan may be funded at closing. At March 31, 2014, our loan portfolio included

11 construction loans under which we had a total funding commitment of $4,073,000, the aggregate amount outstanding was $3,000,000 and our unfunded commitment was $724,000. The difference between the total funding commitment, on the one hand, and the amount outstanding plus the unfunded commitment, $350,000, represents repayments of principal. Advances under construction loans are funded against requests supported by all required documentation (including lien waivers) as and when needed to pay contractors and other costs of construction. In the case of construction loans, the borrower will either deliver multiple notes or one global note for the entire commitment. In either case, interest only accrues on the funded portion of the loan.

Our strategy is to service and manage the loans we originate until they are paid. We have never sold any of our loans nor do we intend to do so. Similarly, we have not purchased, nor do we intend to purchase, loans from other lenders. All of our loans are secured by properties located in the New York metropolitan area, which is where we are based. We have no intention at this time to attempt to expand into any other geographic market. All of the properties we finance are either residential or commercial and are held for investment by the borrowers. Most of these properties do not generate any cash flow. The typical terms of our loans are as follows:

Principal amount — Historically, $14,000 to $1.3 million. Our board of directors recently established a policy limiting the maximum loan amount to the lower of (i) 9.9% of the aggregate amount of our loan portfolio (not including the loan under consideration) and (ii) $1.4 million.

Loan-to-Value Ratio — Up to 75%.

Interest rate — A fixed rate typically 12% to 15%.

Term — Generally, one year with early termination in the event of a sale of the property. Generally, there is no right to extend.

Prepayments — Borrower may prepay the loan at any time beginning three months after the funding date.

Covenants — To timely pay all taxes, insurance, assessments, and similar charges with respect to the property; to maintain hazard insurance; to maintain and protect the property.

Events of default — Include: (i) failure to make payment when due; (ii) breach of a covenant.

Payment terms — Interest only is payable monthly in arrears. Principal is due in a “balloon” payment at the maturity date.

Escrow — None.

Reserves — None.

Security — The loan is evidenced by a promissory note, which is secured by a first mortgage lien on the real property owned by the borrower. In addition, each loan is guaranteed by the principals of the borrower, which may be collaterally secured by a pledge of the guarantor’s interest in the borrower.

Fees and Expenses — Borrowers generally pay an origination fee equal to 1% to 3% of the loan amount. If we agree to extend the term of loan, we usually collect the same origination we charged on the initial funding of the loan. In addition, borrowers also pay a processing fee, wire fee, bounced check fee and, in the case of construction loans, check requisition fee for each draw from the loan. Finally, as is typical in the real estate finance transactions, the borrower pays all expenses relating to obtaining the loan including the cost of a property appraisal, the cost of an environmental assessment report, the cost of credit report and all title, recording fees and legal fees.

Operating Data

Our lending activities increased each year since 2007, the first year we started making real estate loans. We believe our business will continue to grow given the strength of the New York real estate market and our reputation among property owners and investors as a reliable and reasonable financing source.

Our loan portfolio

The following table highlights certain information regarding our real estate lending activities for the periods indicated:

	Year Ended December 31,		Three Months Ended March 31, 2014
($ in thousands)	2013	2012
Loans originated	$15,159	$15,174	$4,774
Loans repaid	$14,089	$10,963	$3,893
Mortgage lending revenues	$2,260	$1,816	$609
Mortgage lending expenses	$444	$287	$117

	Year Ended December 31,		Three Months Ended March 31,
($ in thousands)	2013	2012	2014	2013
Number of loans outstanding	60	72	65	66
Principal amount of loans earning interest	$14,695	$13,624	$15,576	$12,534
Average outstanding loan balance	$245	$189	$240	$190
Percent of loans secured by New York area properties(1)	100.0%	98.6%	98.5%	100.0%
Weighted average contractual interest rate	12.6%	13.2%	12.6%	13.0%
Weighted average term to maturity (in months)(2)	4.83	6.25	5.65	5.60

(1)	Calculated based on the number of loans.
(2)	Without giving effect to extension options.

At March 31, 2014 we had loans outstanding to two affiliated groups of borrowers, which, together accounted for 21.4% of our loan portfolio. One group consisted of eight borrowers, each of which was at least 60% owned by the same individual, and the second group consisted of six borrowers, each of which was at least 25% owned by the same individual. The aggregate outstanding principal balance on the loans to the first group was $1,719,000, representing 11% of our loan portfolio and the aggregate outstanding principal balance on the loans to the second group was $1,625,000, representing 10.4% of our loan portfolio. Similarly, at December 31, 2013 we had loans outstanding to two affiliated groups of borrowers, which, together accounted for 25.5% of our loan portfolio. One group consisted of eight borrowers, each of which was at least 50% owned by the same individual, and the second group consisted of six borrowers, each of which was at least 25% owned by the same individual. The aggregate outstanding principal balance on the loans to the first group was $1,989,000, representing 13.5% of our loan portfolio and the aggregate outstanding principal balance on the loans to the second group was $1,762,000, representing 12.0% of our loan portfolio. The composition of the groups at March 31, 2014 and December 31, 2013 are not identical but the controlling person of each group at March 31, 2014 and December 31, 2013 is the same.

The following table sets forth information regarding the types of properties securing our mortgage loans outstanding at March 31, 2014 and 2013, and the interest earned in each category (dollars in thousands):

	2014			2013
	Number of Loans	Interest Earned	Percentage	Number of Loans	Interest Earned	Percentage
Residential	57	$376	87%	58	$326	89%
Commercial	2	37	9%	1	12	3%
Mixed Use	5	17	4%	7	30	8%
Other	1	0	0%	0	0	0%
Total	65	$430	100%	66	$368	100%

The following table sets forth information regarding the types of properties securing our mortgage loans outstanding at December 31, 2013 and 2012, and the interest earned in each category (dollars in thousands):

	2013			2012
	Number of Loans	Interest Earned	Percentage	Number of Loans	Interest Earned	Percentage
Residential	52	$968	82%	66	$785	85%
Commercial	3	140	12%	1	25	3%
Mixed Use	5	72	6%	5	115	12%
Total	60	$1,180	100%	72	$925	100%

Our Origination Process and Underwriting Criteria

We primarily rely on our relationships with existing and former borrowers, real estate investors, real estate brokers and mortgage brokers to originate loans. Many of our borrowers are “repeat customers.” When underwriting a loan, the primary focus of our analysis is the value of a property and the credit worthiness of the borrower and its principals. Prior to making a final decision on a loan application we conduct extensive due diligence of the borrower and its principals. In terms of the property, we usually require a third party appraisal and a third party assessment report. We also order title, lien and judgment searches. In most cases, we will also make an on-site visit to evaluate not only the property but the neighborhood in which it is located. Finally, we analyze and assess financial and operational data provided by the borrower relating to its operation and maintenance of the property. In terms of the borrower and its principals, we usually obtain third party credit reports from one of the major credit reporting services as well as personal financial information provided by the borrower and its principals. We analyze all this information carefully prior to making a final determination. Ultimately, our decision is based on our conclusions regarding the value of the property, which takes into account factors such as the neighborhood in which the property is located, the current use and potential alternative use of the property, current and potential net income from the property, the local market, sales information of comparable properties, existing zoning regulations, the creditworthiness of the borrower and its principles and their experience in real estate ownership, construction, development and management. In conducting our due diligence we rely, in part, on third party professionals and experts including appraisers, engineers, title insurers and attorneys.

Before a loan commitment is issued, the loan must be reviewed and approved by our chief executive officer. Our loan commitments are generally issued subject to receipt by us of title documentation and title insurance, in a form satisfactory to us, for the underlying property. We require a personal guarantee from the principal or principals of the borrower.

Our Current Financing Strategies

Our financing strategies are critical to the success and growth of our business. Our financing strategies at this time are limited to equity and debt offerings. We do not sell or offer participating interests in our loans. In addition to this offering, our principal capital raising transactions have consisted of the following:

Credit line.  We have a $7.0 million credit line with Sterling National Bank, of which $5.3 million was outstanding at March 31, 2014. The outstanding balance accrues interest at a rate equal to the greater of (i) prime plus 2% and (ii) 6% per annum. The credit line is secured by assignment of mortgages and other collateral and is guaranteed by Assaf Ran, our chief executive officer. The credit line expires on October 29, 2014. We previously had a $300,000 credit line from Valley National Bank, which we repaid in full in 2011.

Short-term loans.  Over the last five years, we have raised an aggregate of $1.8 million through the sale of short and medium-term promissory notes bearing interest at rates ranging from 8% to 14% per annum. Senior secured notes having an aggregate principal amount of $500,000 were repaid in full in 2013. Six Short-term notes having an aggregate principal amount of $1.3 million and bearing interest at either 8% or 10% are currently outstanding. And will mature over the twelve month period beginning July 1, 2014 and ending June 30, 2015.

The following table shows our sources of capital, including our financing arrangements, and our loan portfolio as of March 31, 2014:

Sources of Capital ($ in thousands):
Debt:
Short-term loans	$1,319
Line of credit	5,300
Total debt	$6,619
Other liabilities	354
Capital (equity)	9,062
Total sources of capital	$16,035
Assets:
Loans:
Short-term loans	$12,517
Long-term loans	3,059
Total loans	$15,576
Other assets	459
Total assets	$16,035

Competition

The commercial real estate finance market is highly competitive. We face competition for lending and investment opportunities from a variety of institutional lenders and investors and many other market participants, including specialty finance companies, REITs, commercial banks and thrift institutions, investment banks, insurance companies, hedge funds and other financial institutions as well as private equity funds, family offices and high net worth individuals. Many of these competitors enjoy competitive advantages over us, including greater name recognition, established lending relationships with customers, financial resources, and access to capital.

Notwithstanding the intense competition and some of our competitive disadvantages, we believe we have carved a niche for ourselves among small real estate developers, owners and contractors throughout the New York metropolitan area because of our ability to structure each loan to suit the needs of each individual borrower and our ability to act quickly. In addition, we believe we have developed a reputation among these borrowers as offering reasonable terms and providing outstanding customer service. We believe our future success will depend on our ability to maintain and capitalize on our existing relationships with borrowers and brokers and to expand our borrower base by continuing to offer attractive loan products, remain competitive in pricing and terms, and provide superior service.

Sales and Marketing

We do not employ any sales marketing personnel nor do we engage any third parties for sales and marketing. Instead we rely on our chief executive officer to generate lending opportunities as well as referrals from existing or former borrowers, real estate brokers, mortgage brokers and other bankers. In addition, we make use of newspaper advertising and direct mail to generate lending opportunities. A principal source of new transactions has been repeat business from prior customers and their referral of new business.

Intellectual Property

Our business does not depend on exploiting or leveraging any intellectual property rights. To the extent we own any rights to intellectual property, we rely on a combination of federal, state and common law trademarks, service marks and trade names, copyrights and trade secret protection. We have registered some of our trademarks and service marks in the United States Patent and Trademark Office (USPTO) including the following marks relating to our current business:

Manhattan Bridge Capital
DAG Funding Solutions

The protective steps we have taken may not deter misappropriation of our proprietary information. These claims, if meritorious, could require us to license other rights or subject us to damages and, even if not meritorious, could result in the expenditure of significant financial and managerial resources on our part.

Employees

As of June 30, 2014, we had three full-time employees.

Regulation

Our operations are subject, in certain instances, to supervision and regulation by state and federal governmental authorities and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions. In addition, we may rely on exemptions from various requirements of the Securities Act, the Exchange Act, the Investment Company Act and ERISA. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third-parties who we do not control.

Regulatory Reform

The Dodd-Frank Act, which went into effect on July 21, 2010, is intended to make significant structural reforms to the financial services industry. For example, pursuant to the Dodd-Frank Act, various federal agencies have promulgated, or are in the process of promulgating, regulations with respect to various issues that may affect us. Certain regulations have already been adopted and others remain under consideration by various governmental agencies, in some cases past the deadlines set in the Dodd-Frank Act for adoption. At the present time, we do not believe any regulations adopted under the Dodd-Frank Act apply to us. However, it is possible that regulations that will be adopted in the future will apply to us or that existing regulations will apply to us as our business evolves.

Regulation of Commercial Real Estate Lending Activities

Although most states do not regulate commercial finance, certain states impose limitations on interest rates and other charges and on certain collection practices and creditor remedies, and require licensing of lenders and financiers and adequate disclosure of certain contract terms. We also are required to comply with certain provisions of, among other statutes and regulations, certain provisions of the Equal Credit Opportunity Act that are applicable to commercial loans, The USA PATRIOT Act, regulations promulgated by the Office of Foreign Asset Control and federal and state securities laws and regulations.

Investment Company Act Exemption

Although we reserve the right to modify our business methods at any time, at the time of this offering we are not required to register as an investment company under the Investment Company Act. However, we cannot assure you that our business strategy will not evolve over time in a manner that could subject us to the registration requirements of the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Real estate mortgages are excluded from the term “investment securities.”

We will rely on the exception set forth in Section 3(c)(5)(C) of the Investment Company Act which excludes from the definition of investment company “[a]ny person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses... (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” The SEC generally requires that, for the exception provided by Section 3(c)(5)(C) to be available, at least 55% of an entity’s assets be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying interests,” and at least another 25% of the entity’s assets must be comprised of additional qualifying interests or real estate-type interests (with no more than 20% of the entity’s assets comprised of miscellaneous assets). At the present time, we qualify for the exemption under this section and our current intention is to continue to focus on originating short term loans secured by first mortgages on real property. However, if, in the future, we do acquire non-real estate assets without the acquisition of substantial real estate assets, we may qualify as an “investment company” and be required to register as such under the Investment Company Act, which could have a material adverse effect on us.

If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

Qualification for exclusion from the definition of an investment company under the Investment Company Act will limit our ability to make certain investments. In addition, complying with the tests for such exclusion could restrict the time at which we can acquire and sell assets.

Legal Proceedings

We are not currently a party to any material legal proceedings.

CORPORATE STRUCTURE — REIT STATUS

We are taxable as a regular domestic C corporation for U.S. federal income tax purposes (i.e., we are subject to taxation at regular corporate rates). Following the completion of this offering, we intend to elect to be taxed as a REIT, assuming we meet all of the qualifications of a REIT. Our qualification to be taxed as a REIT will depend on our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. Prior to this offering we do not satisfy the diversity of ownership requirement, which provides, in part, that an entity cannot qualify as a REIT if five or fewer persons own 50% or more of the equity interest in the entity at any time during the last six months of a taxable year. Prior to this offering our chief executive officer owns more than 50% of outstanding common shares. One of the primary purposes of this offering is to dilute the interest of our chief executive officer to such an extent that we will be able to meet the diversity of ownership requirement of a REIT. Assuming the offering accomplishes this result, we believe that immediately following this offering we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT. If the offering is consummated on or before December 31, 2014, we will rely on a one time exemption from the six-month rule described above.

So long as we qualify to be taxed as a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute to our shareholders. If we fail to qualify to be taxed as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and will be precluded from re-electing to be taxed as a REIT for the subsequent four taxable years following the year during which we lose our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property, and the income of our “taxable REIT subsidiaries” will be subject to taxation at regular corporate rates.

In order to comply with certain REIT qualification requirements, we are required to distribute all of our non-REIT accumulated earnings and profits, before the end of our first REIT taxable year.

MANAGEMENT

Directors and Executive Officers

Our executive officers and directors and their respective ages are as follows:

Name	Age	Position
Assaf Ran	48	Chairman of the Board, Chief Executive Officer, and President
Vanessa Kao	36	Chief Financial Officer, Vice President, Treasurer and Secretary
Michael Jackson(1)(2)	49	Director
Eran Goldshmit(1)	47	Director
Mark Alhadeff	50	Director
Lyron Bentovim(3)	44	Director

(1)	Member of the Compensation Committee, Audit Committee and Nominating Committee.
(2)	Chairman of the Audit Committee.
(3)	Member of the Audit Committee.

All directors hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Officers are elected to serve subject to the discretion of the board of directors.

Set forth below is a brief description of the background and business experience of our executive officers and directors:

Assaf Ran, our founder, has been our chief executive officer and president since our inception in 1989. Mr. Ran has 25 years of senior management experience leading public and private companies. Mr. Ran started several yellow page businesses and managed each one of them successfully. Mr. Ran’s professional experience and business background, his contacts and business relationships, and the fact that he is our founder and has been our only chief executive officer give him the expertise needed to serve as one of our directors.

Vanessa Kao has been our chief financial officer, vice president, treasurer and secretary since rejoining us in June 2011. From July 2004 through April 2006 she served as our assistant chief financial officer. Since April 2006, she has also been the chief financial officer of DAG Jewish Directories, Inc., a publisher of phone directories. Ms. Kao holds a M.B.A. in Finance and MIS/E-Commerce from the University of Missouri and a Bachelor degree of Business Administration in Finance from the National Taipei University in Taiwan.

Michael J. Jackson has been a member of our board of directors since July 2000. Since April 2007, he has been the chief financial officer and the executive vice president of iCrossing, Inc., a digital marketing agency. From October 1999 to April 2007, he was the executive vice president and chief financial officer of AGENCY.COM, a global Internet professional services company. He served as the chief accounting officer of AGENCY.com from May 2000 and as its corporate controller from August 1999 until September 2001. From October 1994 until August 1999, Mr. Jackson was a manager at Arthur Andersen, LLP and Ernst and Young. Mr. Jackson also served on the New York State Society Auditing Standards and Procedures Committee from 1998 to 1999 and served on the New York State Society’s SEC Committee from 1999 to 2001. Mr. Jackson holds an M.B.A. in Finance from Hofstra University and is a certified public accountant. For the five years ending May 2008, Mr. Jackson was a member of the board of directors of Adstar, Inc. (OTC PINK: ADST). Mr. Jackson’s professional experience and background with other companies and with us have given him the expertise needed to serve as one of our directors.

Eran Goldshmit has been a member of our board of directors since March 1999. Mr. Goldshmit received certification as a financial consultant in February 1993 from the School for Investment Consultants, Tel Aviv, Israel, and a BA in business administration from the University of Humberside, England, in December 1998. From December 1998 until July 2001, Mr. Goldshmit was the general manager of the Carmiel Shopping Center in Carmiel, Israel. Since August 2001, he has been the president of the New York Diamond Center, New York, NY. Mr. Goldshmit’s professional experience and background with other companies and with us have given him the expertise needed to serve as one of our directors.

Mark Alhadeff has been a member of our board of directors since December 2005. He also served as the chief technology officer of DAG Interactive, Inc. Mr. Alhadeff is a co-founder of Ocean-7 Development, Inc., a technology corporation in the business of providing programming services as well as web development services and database solutions and has served as its president since its formation in 1996. Prior to founding Ocean-7, Mr. Alhadeff served as a consultant to various publishers, worked as an art director and was actively involved in creating and implementing the transition to digital production methodologies before they became common industry practice. Mr. Alhadeff is a Stony Brook University graduate. Mr. Alhadeff’s business experience and background with other companies and with us have given him the expertise needed to serve as one of our directors.

Lyron Bentovim has been a member of our board of directors since December 2008. Mr. Bentovim currently is the chief financial officer of NIThealth a position he has held since March 2014. From July 2013 to January 2014 Mr. Bentovim served as chief financial officer and chief operating officer and managing director at Cabrillo Advisors. From August 2009 until July 2012, Mr. Bentovim has served as the chief operating officer and the chief financial officer of Sunrise Telecom Inc, a leader in test and measurement solutions for telecom, wireless and cable networks. From January 2002 through August 2009, Mr. Bentovim was a portfolio manager for Skiritai Capital LLC, an investment advisor based in San Francisco. Mr. Bentovim has over 20 years of industry experience, including his experience as a member of the board of directors at RTW Inc., Ault Inc, Top Image Systems, Three-Five Systems Inc., Sunrise Telecom, Inc. and Argonaut Technologies Inc. Prior to his position in Skiritai Capital LLC, Mr. Bentovim served as the president, chief operating officer and co-founder of WebBrix Inc. Additionally Mr. Bentovim was a senior engagement manager with strategy consultancies USWeb/CKS, the Mitchell Madison Group LLC and McKinsey & Company Inc. Mr. Bentovim has a MBA from Yale School of Management and a law degree from the Hebrew University. Mr. Bentovim's professional experience and background with other companies and with us have given him the expertise needed to serve as one of our directors.

Director Independence

Our board of directors is comprised of Assaf Ran, Michael J. Jackson, Eran Goldshmit, Mark Alhadeff, and Lyron Bentovim.

The board of directors has determined, in accordance with NASDAQ’s Stock Market Rules, that: (i) Messrs. Jackson, Goldshmit and Bentovim (the “Independent Directors”) are independent and represent a majority of its members; (ii) Messrs. Jackson, Goldshmit and Bentovim, as the members of the Audit Committee, are independent for such purposes; and (iii) Messrs. Jackson and Goldshmit, as the members of the Compensation Committee, are independent for such purposes. In determining director independence, our board of directors applies the independence standards set by the NASDAQ. In its application of such standards the board of directors takes into consideration all transactions with Independent Directors and the impact of such transactions, if any, on any of the Independent Directors’ ability to continue to serve on our board of directors. To that end, for the fiscal year ended 2013, our board of directors considered the options awarded to the Independent Directors disclosed below and determined that those transactions were within the limits of the independence standards set by NASDAQ and did not impact their ability to continue to serve as Independent Directors.

Committees of the Board of Directors

We have three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each committee is made up entirely of independent directors as defined under the NASDAQ Stock Market Rules. The members of the Audit Committee are Michael Jackson, who serves as chairman, Eran Goldshmit and Lyron Bentovim. The members of the Compensation Committee and the Corporate Governance and Nominating Committee are Michael Jackson and Eran Goldshmit. Current copies of each committee’s charter are available on our website at www.manhattanbridgecapital.com.

Audit Committee.  The Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with auditors and audits of financial statements. Specifically, the Audit Committee’s responsibilities include the following:

•	selecting, hiring and terminating our independent auditors;
•	evaluating the qualifications, independence and performance of our independent auditors;
•	approving the audit and non-audit services to be performed by the independent auditors;
•	reviewing the design, implementation and adequacy and effectiveness of our internal controls and critical policies;
•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and other accounting matters;
•	with management and our independent auditors, reviewing any earnings announcements and other public announcements regarding our results of operations; and
•	preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.

The members of the Audit Committee are Michael Jackson, who serves as chairman, Eran Goldschmidt and Lyron Bentovim. The board of directors has determined that Michael Jackson is qualified as an Audit Committee Financial Expert pursuant to Item 407(d)(5) of Regulation S-K. Each Audit Committee member is independent, as that term is defined in Section 10A(m)(3) of the Exchange Act and their relevant experience is more fully described above.

Compensation Committee.  The Compensation Committee assists the Board in determining the compensation of our officers and directors. Specific responsibilities include the following:

•	approving the compensation and benefits of our executive officers;
•	reviewing the performance objectives and actual performance of our officers; and
•	administering our stock option and other equity and incentive compensation plans.

The Compensation Committee is comprised entirely of directors who satisfy the standards of independence applicable to compensation committee members established under 162(m) of the Code and Section 16(b) of the Exchange Act.

Corporate Governance and Nominating Committee.  The corporate governance and nominating committee assists the board by identifying and recommending individuals qualified to become members of the board. Specific responsibilities include the following:

•	evaluating the composition, size and governance of our Board and its committees and making recommendations regarding future planning and the appointment of directors to our committees;
•	establishing a policy for considering shareholder nominees to our Board;
•	reviewing our corporate governance principles and making recommendations to the Board regarding possible changes; and
•	reviewing and monitoring compliance with our code of ethics and insider trading policy.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth all compensation earned, in all capacities, during the years ended December 31, 2013 and 2012 by Assaf Ran, our chief executive officer (the “named executive officer”) and sole executive officer whose salary during the last completed fiscal year exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Non Equity Incentive Plan Compensation	All Other Compensation(1)	Total
Assaf Ran, chief executive officer and president	2013	$225,000	$65,000	$6,750	$6,750	$296,750
	2012	$225,000	$65,000	$6,750	$6,750	$296,750

(1)	Company’s matching contributions are made pursuant to a simple master IRA plan.

Employment Agreement

In March 1999, we entered into an employment agreement with Assaf Ran, our president and chief executive officer pursuant to which: (i) Mr. Ran’s employment term renews automatically on June 30th of each year for successive one-year periods unless either party gives to the other written notice at least 180 days prior to June 30th of its intention to terminate the agreement; (ii) Mr. Ran receives an annual base salary of $225,000 and annual bonuses as determined by the Compensation Committee of the board of directors, in its sole and absolute discretion, and is eligible to participate in all executive benefit plans established and maintained by us; and (iii) Mr. Ran agreed to a one-year non-competition period following the termination of his employment. If the employment agreement is terminated by Mr. Ran for “good reason” (as defined in the employment agreement) he shall be paid (1) his base compensation up to the effective date of such termination; (2) his full share of any incentive compensation payable to him for the year in which the termination occurs; and (3) a lump sum payment equal to 100% of the average cash compensation paid to, or accrued for, him in the two calendar years immediately preceding the calendar year in which the termination occurs.

Restricted Stock Grant

On September 9, 2011, we granted 1,000,000 shares of restricted common shares (the “Restricted Shares”) to Mr. Ran, our chief executive officer. Under the terms of the restricted shares agreement (the “Restricted Shares Agreement”), Mr. Ran agreed to forfeit options held by him exercisable for an aggregate of 280,000 common shares with exercise prices above $1.21 per share and agreed not to exercise additional options held by him for an aggregate of 210,000 shares of common shares with exercise prices below $1.21 per share all of which expired unexercised in March 2014. In addition, Mr. Ran may not sell, convey, transfer, pledge, encumber or otherwise dispose of the Restricted Shares until the earliest to occur of the following: (i) September 9, 2026, with respect to one-third of the Restricted Shares, September 9, 2027 with respect to an additional one-third of the Restricted Shares and September 9, 2028 with respect to the final one-third of the Restricted Shares; (ii) the date on which Mr. Ran’s employment is terminated for any reason other than for “Cause” (as such term is defined in his employment agreement); or (iii) the date on which Mr. Ran’s employment is terminated on account of (A) his death; or (B) his disability, which, in the opinion of his personal physician and a physician selected by us prevents him from being employed by us on a full-time basis (each such date being referred to as a “Risk Termination Date”). If at any time prior to a Risk Termination Date Mr. Ran’s employment is terminated by us for Cause or by Mr. Ran voluntarily for any reason other than death or disability, Mr. Ran will forfeit that portion of the Restricted Shares which have not previously vested. Mr. Ran will have the power to vote the Restricted Shares and will be entitled to all dividends payable with respect to the Restricted Shares from the date the Restricted Shares are issued.

In connection with the Compensation Committee’s approval of the foregoing grant of Restricted Shares, the Compensation Committee consulted with and obtained the concurrence of independent compensation experts and informed Mr. Ran that it had no present intention of continuing its prior practice of annually awarding stock options to Mr. Ran as chief executive officer. Also Mr. Ran advised the Compensation Committee that he would not seek future stock option grants.

Termination and Change of Control Arrangement

In the event of termination, Mr. Ran does not receive any severance and any non-vested options are automatically forfeited. If at any time prior to a Risk Termination Date Mr. Ran’s employment is terminated by us for Cause or by Mr. Ran voluntarily for any reason other than death or disability, Mr. Ran will forfeit that portion of the Restricted Shares which have not previously vested. If Mr. Ran is terminated for any reason other than for cause, the Restricted Shares become immediately transferable.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards by the named executive officer as of December 31, 2013.

Name	Year of Grant	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Assaf Ran, chief executive officer and president	2009	140,000	(1)	$0.74	3/18/2014	—	—
	2011					1,000,000	1,710,000	(2)(3)

(1)	Options expired unexercised in March 2014.
(2)	Calculated based on the closing market price of $1.71 at the end of the last completed fiscal year on December 31, 2013.
(3)	Mr. Ran may not sell, convey, transfer, pledge, encumber or otherwise dispose of the Restricted Shares until the earliest to occur of the following: (i) September 9, 2026, with respect to one-third of the Restricted Shares, September 9, 2027 with respect to an additional one-third of the Restricted Shares and September 9, 2028 with respect to the final one-third of the Restricted Shares; (ii) the date on which Mr. Ran’s employment is terminated by us for any reason other than for “Cause;” or (iii) on a Risk Termination Date. If at any time prior to a Risk Termination Date Mr. Ran’s employment is terminated by us for Cause or Mr. Ran voluntarily terminates his employment for any reason other than death or disability, Mr. Ran will forfeit that portion of the Restricted Shares which have not previously vested.

Equity Compensation Plan Information

On June 23, 2009 we adopted the 2009 Stock Option Plan (the “Plan”) which replaced the 1999 Stock Option Plan as amended (the “Prior Plan”), which expired in May of 2009. All options granted under the Prior Plan expired or were cancelled or were exercised as of March 31, 2014.

The purpose of the Plan is to align the interests of our officers, other key employees, consultants and non-employee directors and those of our subsidiaries, if any, with those of our shareholders to afford an incentive to such officers, employees, consultants and directors to continue as such, to increase their efforts on our behalf and to promote the success of our business. The availability of additional shares will enhance our ability to achieve these goals and to attract qualified employees. The basis of participation in the Plan is upon discretionary grants of awards by the board of directors.

The Plan is administered by the Compensation Committee of the board of directors. The maximum number of common shares reserved for the grant of awards under the Plan was originally 200,000 but has since been increased to 400,000, subject to adjustment as provided in Section 9 of the Plan. As of June 1, 2014, approximately seven persons were eligible to participate in the Plan, consisting of two executive officers and five directors (of whom four are non-affiliated directors). The board of directors has resolved not to grant any options to Mr. Ran until all of the Restricted Shares have vested.

At March 31, 2014, options covering 145,000 common shares granted under the Plan were outstanding and 255,000 common shares were available for future grants. Since March 31, 2014, options for 49,000 shares were exercised and options for 7,000 shares expired unexercised.

Amendment and Termination of the Plan

The Board may at any time, and from time to time, suspend or terminate the Plan in whole or in part or amend it from time to time.

Exercise Price

The exercise price of an option granted under the Plan may be no less than the fair market value of a common share on the date of grant, unless, with respect to nonqualified stock options that are not intended as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time, otherwise determined by the Compensation Committee. However, incentive stock options granted to a ten percent shareholder must be priced at no less than 110% of the fair market value of our common shares on the date of grant and their term may not exceed five years. All options granted under the Plan are for a term of no longer than ten years unless otherwise determined by the Compensation Committee. The Compensation Committee also determines the exercise schedule of each option grant.

Federal Income Tax Consequences

The following is a brief summary of the effect of federal income taxation upon the recipients and us with respect to the shares under the Plan and does not purport to be complete.

Non-qualified Stock Options.  The grant of non-qualified stock options will have no immediate tax consequences to us or the grantee. The exercise of a non-qualified stock option will require a grantee to include in his gross income the amount by which the fair market value of the acquired shares on the exercise date (or the date on which any substantial risk of forfeiture lapses) exceeds the option price. Upon a subsequent sale or taxable exchange of the shares acquired upon exercise of a non-qualified stock option, a grantee will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares. We will be entitled (provided applicable withholding requirements are met) to a deduction for Federal income tax purposes at the same time and in the same amount as the grantee is in receipt of income in connection with the exercise of a non-qualified stock option.

Incentive Stock Options.  The grant of an incentive stock option will have no immediate tax consequences to us or our employee. If the employee exercises an incentive stock option and does not dispose of the acquired shares within two years after the grant of the incentive stock option nor within one year after the date of the transfer of such shares to him (a “disqualifying disposition”), he will realize no compensation income and any gain or loss that he realizes on a subsequent disposition of such shares will be treated as a long-term capital gain or loss. For purposes of calculating the employee's alternative minimum taxable income, however, the option will be taxed as if it were a non-qualified stock option.

Compensation of Directors

Each non-employee director is granted, upon first being elected as a member of the board of directors and each time they are re-elected, five-year options to purchase 7,000 common shares at an exercise price equal to the fair market value of a common share on the date of grant. Each also receives cash compensation of $600 per board meeting attended and $300 for any other committee participation. Assaf Ran and Mark Alhadeff do not receive compensation in connection with their positions on our board of directors.

In 2013, the board of directors designated a special committee to review and authorize the final settlement documents in a derivative lawsuit filed on our behalf, and appointed Phillip Michals who resigned as a director on April 2, 2014, and Lyron Bentovim as the members of such committee with cash compensation of $1,500 each.

The table below sets forth compensation paid to each of our directors (other than Mr. Ran) for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Michael Jackson(2)	3,300	5,479	8,779
Phillip Michals(2)(3)	5,100	5,479	10,579
Eran Goldshmit(2)	3,300	5,479	8,779
Mark Alhadeff(4)	—	—	—
Lyron Bentovim(2)	4,800	5,479	10,279

(1)	Represents an option to purchase 7,000 common shares. Valuation is based on ASC Topic 718. The assumptions underlying valuation of equity awards are set forth in note 11 to our financial statements included elsewhere in this report.
(2)	At December 31, 2013, each of Messrs. Jackson, Michals, Goldshmit and Bentovim held stock options to purchase an aggregate of 35,000 shares of common shares at exercise prices ranging from $0.93 to $1.53 per share.
(3)	Resigned April 2, 2014.
(4)	Not an Independent Director.

PRINCIPAL SHAREHOLDERS

The following table, together with the accompanying footnotes, sets forth information, as of July 8, 2014 regarding the beneficial ownership of our common shares by all persons known by us to beneficially own more than 5% of our outstanding common shares, each executive officer, each director, and all of our directors and officers as a group:

Name of Beneficial Owner(1)	Title of Class	Amount and Nature of Beneficial Ownership(2)	Percentage of Class
			Prior to Offering	After Offering
Executive Officers and Directors:
Assaf Ran(3)	Common	2,501,000	58.1%	35.1%
Vanessa Kao(4)	Common	3,000	*	*
Michael Jackson(5)	Common	42,000	*	*
Eran Goldshmit(5)	Common	35,000	*	*
Mark Alhadeff	Common	60,000	1.4%	*
Lyron Bentovim(5)	Common	77,958	1.8%	1.1%
All officers and directors as a group (6 persons)(6)	Common	2,718,958	61.9%	37.7%

*	Less than 1%.
(1)	Unless otherwise provided, the address of each of the individuals above is c/o Manhattan Bridge Capital, Inc., 60 Cutter Mill Road, Great Neck, New York 11021.
(2)	A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options and warrants or conversion of convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not held by any other person) and that are exercisable or convertible within 60 days from the date of this prospectus have been exercised or converted. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned. All percentages are determined based on 4,305,190 shares outstanding immediately prior to this offering and 7,135,190 immediately after this offering.
(3)	Includes 1,000,000 restricted shares granted to Mr. Ran on September 9, 2011, the date shareholders approved the grant. Mr. Ran may not sell, convey, transfer, pledge, encumber or otherwise dispose of the restricted shares until the earliest to occur of the following: (i) September 9, 2026, with respect to one-third of the restricted shares, September 9, 2027 with respect to an additional one-third of the restricted shares and September 9, 2028 with respect to the final one-third of the restricted shares; (ii) the date on which Mr. Ran’s employment is terminated for any reason other than for “Cause;” or (iii) on a Risk Termination Date. If at any time prior to a Risk Termination Date Mr. Ran’s employment is terminated by us for Cause or Mr. Ran voluntarily terminates his employment for any reason other than death or disability, Mr. Ran will forfeit that portion of the restricted shares which have not previously vested.
(4)	Includes 3,000 shares underlying options with an exercise price of $1.01.
(5)	Includes an aggregate of 28,000 shares underlying options at exercise prices ranging from $1.02 to $1.53 per share.
(6)	Includes an aggregate of 87,000 shares underlying options beneficially owned by officers and directors as a group.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2012, Mr. Ran made seven separate loans to us in amounts ranging from $25,000 to $115,000 with interest rates ranging from 6% to 12%, per annum. We repaid all of these loans in full, principal and interest, as of December 31, 2012. The aggregate interest expense for these loans was $3,942.

In 2013, Mr. Ran made five separate loans to us in amounts ranging from $50,000 to $100,000 each with interest payable at the rate of 6% per annum. We repaid all of these loans in full, principal and interest, as of December 31, 2013. The aggregate interest expense for these loans was $1,124.

Mr. Ran has also personally guaranteed the repayment of all amounts up to $7.0 million due under the Sterling credit line. In connection with the settlement of a derivative action brought on our behalf in 2011, Mr. Ran entered into a written commitment that, except under certain circumstances described below, he will not withdraw the personal guarantee that he has provided to Sterling National Bank in connection with the Sterling line of credit, and that he will continue such personal guarantee with respect to any extension of the line of credit or new agreement providing a line of credit to us whether by Sterling National Bank or any other lender. Mr. Ran’s written commitment not to withdraw the personal guarantee (i) expires April 2, 2015; (ii) must remain in effect only as long as he remains as our chief executive officer; (iii) must remain in effect only as long as he is a record or beneficial owner of a majority of our common shares; (iv) will not exceed a maximum personal guarantee of $5 million; and (v) will remain in effect only as long as the line of credit is in place.

In September 2013, we borrowed $160,000, from a parent of Phillip Michals, a member of our board of directors at the time. The loan bears interest at the rate of 10% per annum and matures in September 2014.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our restated certificate of incorporation, which will be filed immediately prior to the date of this prospectus, and our bylaws. We refer you to our restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

Our authorized capital stock consists of 25,000,000 common shares, par value $0.001 per share, and 5,000,000 preferred shares, par value $0.01 per share. As of the date of this prospectus, there are 4,482,190 common shares issued, of which 4,305,190 were outstanding and 177,000 shares were held in the treasury, and no preferred shares issued or outstanding. In this offering we expect to issue 2,830,000 common shares, or 3,254,500 common shares if the representative’s over-allotment option is exercised in full.

Common Shares

Subject to preferences that may apply to preferred shares outstanding at the time, the holders of outstanding common shares are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. Each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. Directors are elected by plurality vote. Therefore, the holders of a majority of the common shares voted can elect all of the directors then standing for election. The common shares are not entitled to preemptive rights and are not subject to conversion or, as more fully described below and “Restrictions on Ownership and Transfer”, except in the case of a prohibited transfer, redemption. If we are liquidated or dissolved or our business is otherwise wound up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred shares. Each outstanding common share is, and all common shares to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Shares

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;
•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which dividends, if any, will be payable;
•	the redemption rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding — up of the affairs of our company, or upon any distribution of our assets;
•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•	the preferences and special rights, if any, of the series and the qualifications and restrictions, if any, of the series;

•	the voting rights, if any, of the holders of the series; and
•	such other rights, powers and preferences with respect to the series as our board of directors may deem advisable.

Authorized but Unissued Capital Stock

New York law does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply for so long as our common shares are listed on one of the Nasdaq exchanges, require shareholder approval of certain issuances (other than a public offering) equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common shares, as well as for certain issuances of stock in compensatory transactions. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved common shares may be to enable our board of directors to sell shares to persons friendly to current management, for such consideration, in form and amount, as is acceptable to the board, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive shareholders of opportunities to sell their common shares at prices higher than prevailing market prices.

Restrictions on Ownership and Transfer

In order for us to qualify to be taxed as a REIT under the Code, shares of our capital stock must be owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to qualify to be taxed as a REIT has been made). Also, not more than 50% of the value of the outstanding shares of our stock (after taking into account options to acquire shares of stock) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify to be taxed as a REIT, we must satisfy other requirements as well.

In connection with this offering we will amend our certificate of incorporation to restrict the ownership of our shares and transfers thereof that are intended to assist us in complying with these requirements. As amended, our certificate of incorporation will provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than a fixed percentage, in value or in number of shares, whichever is more restrictive, of our outstanding common shares (the “common shares ownership limit”) in value of the aggregate outstanding shares of all classes or series of our capital stock (the “aggregate share ownership limit”). We refer to the common shares ownership limit and the aggregate share ownership limit collectively as the “ownership limits.” The limitation will be between 3% and 7% and will be determined by our board of directors at the time we file our restated certificate of incorporation. We refer to the person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of shares as described below, would beneficially own or constructively own shares of our capital stock in violation of such limits or restrictions and, if appropriate in the context, a person or entity that would have been the record owner of such shares as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause shares owned beneficially or constructively by a group of related individuals and/or entities to be deemed owned beneficially or constructively by one individual or entity. As a result, even if a shareholder’s actual ownership does not exceed the share ownership limits described, on a constructive ownership basis such shareholder may exceed those limits.

The ownership limits described above will not apply to Assaf Ran, our current chief executive officer, who currently owns 58.1% of our outstanding common shares and, assuming 2,830,000 shares are sold in this offering, will own 35.1% of our outstanding common shares immediately after this offering, or any other shareholder whose ownership exceeds the limit described above at the time we file our restated certificate of incorporation. In addition, our board of directors, in its sole discretion, may exempt, prospectively or retroactively, a particular shareholder from the ownership limits or establish a different limit on ownership (the

“excepted holder limit”) if we obtain representations and undertakings from such shareholders as are reasonably necessary for the board of directors to determine that such shareholder’s beneficial or constructive ownership of our shares will not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify to be taxed as a REIT. Any violation or attempted violation of any such representations or undertakings will result in such shareholder’s shares being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing the excepted holder limit, our board of directors may require an opinion of counsel or a ruling from the IRS, in either case in form and substance satisfactory to our board of directors, in its sole discretion, in order to determine or ensure our status as a REIT. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an excepted holder limit.

In connection with granting a waiver of the ownership limits or creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the common share ownership limit, the aggregate stock ownership limit or both, for all other persons, unless, after giving effect to such increase, five or fewer individuals could beneficially own, in the aggregate, more than 49.9% in value of our outstanding shares or we would otherwise fail to qualify to be taxed as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common shares or our shares of all classes and series, as applicable, is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our common shares or our shares of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common shares or shares of all other classes or series, as applicable, will violate the decreased ownership limit.

Thus, as restated, our certificate of incorporation will prohibit:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify to be taxed as a REIT;
•	any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code); and
•	any person from beneficially or constructively owning shares of our stock to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of shares of our stock described above, or who would have owned shares of our stock transferred to the trust as described below, must immediately give notice to us of such event or, in the case of an attempted or proposed transaction, give us at least 15 days’ prior written notice and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on ownership and transfer of shares of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, to be taxed as a REIT or that compliance with the restrictions and limits on ownership and transfer of shares of our stock described above is no longer required.

If any transfer of shares of our capital stock would result in shares of our stock being beneficially owned by fewer than 100 persons, the transfer will be null and void and the intended transferee will acquire no rights in the shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limits or an excepted holder limit established by our board of directors, or in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify to be taxed as a REIT or as a “domestically controlled qualified investment entity” within the meaning of

Section 897(h)(4)(B) of the Code, then that number of shares (rounded up to the nearest whole share) that would cause the violation will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee or other prohibited owner will acquire no rights in the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable ownership limits or our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify to be taxed as a REIT or as a “domestically controlled qualified investment entity,” then the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.

Shares of our capital stock held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares of our capital stock held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will exercise all voting rights and receive all distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand by us. Subject to New York law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a prohibited owner before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accepts such offer. We may reduce the amount so payable to the prohibited owner by the amount of any dividend or distribution that we made to the prohibited owner before we discovered that the shares had been automatically transferred to the trust, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of shares of our capital stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (for example, in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust) and (ii) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to the discovery by us that shares have been transferred to a trust, such shares are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

In addition, if our board of directors determines that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of shares of our stock described above, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the shareholder’s name and address, the number of shares of each class and series of our stock that the shareholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us such additional information as we may request in order to determine the effect, if any, of the shareholder’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our capital stock and any person or entity (including the shareholder of record) who is holding shares of our capital stock for a beneficial owner or constructive owner must, on request, provide to us such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

Certificates representing shares of our capital stock will bear a legend referring to the restrictions on ownership and transfer of shares of our capital stock described above.

These restrictions on ownership and transfer of shares of our stock will take effect upon the filing of our restated certificate of incorporation, which we expect will be immediately prior to the date of this prospectus and will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, to be taxed as a REIT or that compliance is no longer required.

The restrictions on ownership and transfer of shares of our stock described above could delay, defer or prevent a transaction or a change in control, including one that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC.

CERTAIN PROVISIONS OF NEW YORK LAW AND
OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

The following summary of certain provisions of New York law and of our restated certificate of incorporation, which will be filed immediately prior to the date of this prospectus and our bylaws, as amended, does not purport to be complete and is subject to and qualified in its entirety by reference to the New York Business Corporation Law (NYBCL) and to our certificate of incorporation and bylaws. Copies of our certificate of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Our Board of Directors

We have one class of directors. Each director serves for a one-year term or until his or her successor is elected and qualified. Our bylaws provide that our board of directors will consist of not less than one and not more than nine directors. At the present time our board of directors consists of five members.

Election of Directors; Removals; Vacancies

Directors are elected by a plurality of all of the votes cast in the election of directors.

Under our bylaws a director may be removed for cause by the board of directors or by the shareholders acting by a simple majority.

Our bylaws provide that vacancies on our board of directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum. However, only shareholders can fill a vacancy on our board of directors that is caused by the removal of a director by action of shareholders. Any director elected to fill a vacancy will serve for the remainder of the full term of the director he or she is replacing or until his or her successor is duly elected and qualifies.

Meetings of Shareholders

Our bylaws provide that a meeting of our shareholders for the election of directors and the transaction of any business will be held annually on such day during the period from May 1 through October 31, other than a legal holiday and at the time and place set by the board of directors. Our bylaws provide that a special meeting of shareholders may be called at any time by the president and must be called by the president at the request in writing of a majority of the directors then in office or at the request in writing filed with our secretary by the holders of a majority of our issued and outstanding shares of capital stock entitled to vote at such a meeting.

Shareholder Actions by Written Consent

Under Section 615 of the NYBCL and our restated certificate of incorporation, shareholder action may be taken without a meeting if a written consent, setting forth the action so taken, is given by the shareholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.

Amendment of Certificate of Incorporation and Bylaws

Under the NYBCL, a New York corporation may amend its certificate of incorporation if such action is declared advisable by the board of directors and approved by the affirmative vote of shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our bylaws provide that each of our board of directors and our shareholders has the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Transactions Outside the Ordinary Course of Business

Under the NYBCL, a New York corporation generally may not dissolve, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on the matter, unless a greater percentage is specified in the corporation’s certificate of incorporation. Our restated certificate of incorporation does not provide for a super majority vote on any matter.

Business Combinations

Under the NYBCL, certain “business combinations” (including a merger, consolidation, statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a New York corporation and an “interested shareholder” (defined generally as any person who beneficially owns, directly or indirectly, 20% or more of the voting power of the corporation’s outstanding voting shares or an affiliate of such an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of holders of a majority of the outstanding voting stock of the corporation other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the corporation’s common shareholders receive a minimum price (as described in the NYBCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. A corporation’s board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

REIT Qualification

Our restated certificate of incorporation will provide that our board of directors may authorize us to revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interests to continue to qualify to be taxed as a REIT.

Limitation on Directors’ Liability and Indemnification of Directors and Officers

The NYBCL permits a New York corporation to include in its certificate of incorporation a provision limiting the liability of its directors to the corporation and its shareholders for money damages, except if a judgment or other final adjudication establishes that (i) the director’s acts were committed in bad faith, (ii) involved intentional misconduct or a knowing violation of law, (iii) he personally gained a financial profit or other advantage to which he was not legally entitled or (iv) his act involves (A) the declaration of a dividend that violated section 510 of the NYBCL; (B) the purchase or redemption of our shares in violation of section 513 of the NYBCL; (C) the distribution of assets to shareholders after dissolution without paying or adequately providing for the payment of all known liabilities; and (D) the making of loans to a director in violation of section 714 of the NYBCL.

The NYBCL permits us to indemnify any present or former director or officer, against judgments, fines, settlements and reasonable expenses including attorney’s fees actually and necessarily incurred as a result of the action or proceeding, including any appeals, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

In addition, the NYBCL permits us to advance reasonable expenses to a director or officer upon our receipt of an undertaking by or on behalf of such officer or director to repay such amount as, and to the extent, such officer or director is ultimately found not to be entitled to indemnification or, if entitled to indemnification, to the extent the amount advanced exceeds the indemnification to which such officer or director is entitled.

Our restated certificate of incorporation and bylaws obligate us, to the fullest extent permitted by New York law in effect from time to time, to indemnify, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity and any individual who, while a member of our board of directors and at our request, serves or has served as a director, officer, trustee or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity authorized by;

•	by the board, acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in the NYBCL; or
•	by the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer; or
•	by the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

The indemnification and payment or reimbursement of expenses provided by the indemnification provisions of our restated certificate of incorporation and bylaws are not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any statute, bylaw, resolution, insurance, agreement, vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, future sales of common shares, or the availability for future sales of common shares, will have on the market price of our common shares prevailing from time to time. The sale of substantial amounts of our common shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common shares.

As of the date of this prospectus we have 4,482,190 common shares issued, of which 4,305,190 common shares are outstanding and 177,000 common shares are held in treasury. The common shares outstanding are beneficially owned by an estimated 1,000 shareholders. In this offering, we will issue 2,830,000 common shares, 3,254,500 if the over-allotment option is exercised in full. Thus, after the offering is completed we will have outstanding 7,135,190 common shares (or 7,559,690 if the over-allotment option is exercised in full.) The common shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act, except for any common shares held by our “affiliates,” as defined in Rule 144, which would be subject to the limitations and restrictions described below.

A person (or persons whose securities are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of securities that does not exceed the greater of one percent of the then outstanding shares of securities of such class or the average weekly trading volume of securities of such class during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act). As of the date of this prospectus, 1,631,958 common shares were eligible for sale under Rule 144 (not including the Restricted Shares held by Mr. Ran), and 1,673,232, common shares were freely tradable.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common shares. Except where noted, this summary deals only with common shares held as a capital asset. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the “Code”, regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of U.S. federal income taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the U.S. federal income tax laws, such as persons that mark to market their securities, financial institutions (including banks), individual retirement and other tax-deferred accounts, tax-exempt organizations, regulated investment companies, REITs, “controlled foreign corporations,” “passive foreign investment companies,” broker-dealers, former U.S. citizens or long-term residents, life insurance companies, persons that hold common shares as part of a hedge against currency or interest rate risks or that hold common shares as part of a straddle, conversion transaction or other integrated investment, or U.S. holders that have a functional currency other than the U.S. dollar. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any estate, gift or alternative minimum tax consequences.

For purposes of this summary, a “U.S. holder” is a beneficial owner of common shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

For purposes of this summary, a “non-U.S. holder” is a beneficial owner of common shares that is not a U.S. holder or a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations of the purchase, ownership and disposition of our common shares.

Taxation of REITs

General

This section is a summary of certain federal income tax matters of general application pertaining to REITs under the Code. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. This summary is qualified in its entirety by the applicable Code provisions, regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

We intend to make an election to be treated as a REIT under the Code for our taxable year ended December 31, 2014, or as soon as possible thereafter. We believe that, upon completion of this offering, we will meet all of the requirements for REIT qualification for U.S. federal income tax purposes. In connection we will receive an opinion of counsel that, commencing with our taxable year ended on December 31, 2014, we have been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and our current organization and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

It must be emphasized that this opinion of counsel is based on various assumptions relating to our organization and operation and is conditioned upon representations and covenants made by us regarding our organization, assets and the past, present and future conduct of our business operations. Included in these assumptions is that no group of five or fewer shareholders will own 50% of more of our outstanding common shares. In addition, the accuracy of such opinion may also depend on the accuracy of certain opinions rendered to us in connection with various transactions in which we may engage in the future. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by counsel or by us that we will so qualify for any particular year. Counsel will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed in their opinion or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service (IRS) or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by counsel. Our ability to qualify as a REIT also requires that we satisfy certain asset tests (discussed below), some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

If we qualify as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that generally results from investment in a corporation. However, notwithstanding our qualification as a REIT, we will be subject to federal income tax as follows:

•	We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. For this purpose, REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.
•	We may, under certain circumstances, be subject to the “alternative minimum tax” on our items of tax preference.
•	If we have (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income. Foreclosure property generally consists of property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.
•	We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.
•	If we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the excess of 75% of our gross income over the amount of such income attributable to sources which qualify under the 75% gross income test and (2) the excess of 95% of our gross income over the amount of such income attributable to sources which qualify under the 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability.
•	If we should fail to satisfy any of the REIT asset tests discussed below (other than a de minimis failure of the 5% or 10% asset tests, as discussed below), due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the applicable test.
•	If we should fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or asset tests) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each failure.
•	If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we would be subjected to a 4% excise tax on the excess of such required distribution over the sum of (i) amounts actually distributed, plus (ii) retained amounts on which income tax is paid at the corporate level. Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax.
•	If we acquire any asset from a C corporation (including, without limitation, by virtue of our REIT election), in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the applicable “recognition period” (currently 10 years from the time of acquisition, subject to potential legislative changes) then we will generally be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) the adjusted tax basis in the asset, in each case, determined as of the beginning of the applicable recognition period. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations either are made or forgone, by us or by the entity from which the assets are acquired, in each case, depending on the date the acquisition occurred.
•	We may be subject to a 100% tax on some items of income or expense that are directly or constructively paid between a taxable REIT subsidiary (as described below) and a REIT if and to the extent that the IRS successfully adjusts the reported amounts of these items.
•	If we elect to retain the proceeds from the sale of assets that result in net capital gain, we will be required to pay tax at regular corporate tax rates on the retained net capital gain; each shareholder will be required to include the shareholder’s proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in the shareholder’s income, and each of our shareholders will receive a credit or refund for the shareholder’s proportionate share of the tax we pay.
•	We may be required to pay penalties under certain circumstances, including if we fail to meet certain record keeping requirements.

Furthermore, notwithstanding our status as a REIT, we may have to pay certain state and local income taxes because not all states and localities treat REITs the same as they are treated for federal income tax purposes. We could also be subject to foreign taxes on investments and activities in foreign jurisdictions. In addition, certain of our subsidiaries are subchapter C corporations, the earnings of which are subject to federal corporate income tax. Finally, we could also be subject to tax in certain situations and on certain transactions not presently contemplated.

Requirements for qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable shares or transferable certificates of beneficial interest;

(3)	which would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;
(4)	which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5)	the beneficial ownership of which is held by 100 or more persons;
(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares is owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities);
(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and
(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Code provides that the first four conditions must be met during the entire taxable year, and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, specified tax-exempt entities (but generally excluding trusts described in Section 401(a) and exempt under Section 501(a) of the Code) generally are treated as individuals and other entities, including pension funds, are subject to “look-through” attribution rules to determine the individuals who constructively own the shares held by the entity.

We intend to operate in a manner so as to satisfy each of the above conditions. In addition, with regard to the fifth and sixth conditions described above, our restated certificate of incorporation will include restrictions regarding ownership and transfers of our shares, which provisions are intended to assist us in satisfying these share ownership requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements or otherwise fail to meet the conditions described above, we will fail to qualify as a REIT. See our discussion under “— Failure to qualify as a REIT” for a discussion of the implications of such failure to qualify as a REIT. However, if we comply with certain rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in the sixth condition described above, we will be treated as having met this requirement.

To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of certain percentages of our shares in which the record holders are to disclose the persons required to include in gross income the REIT dividend. A shareholder who fails or refuses to comply with the demand must submit a statement with such shareholder’s tax return disclosing the actual ownership of the shares and certain other information.

In addition, we must use a calendar year for federal income tax purposes, satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder. We have had and will continue to have a calendar year, and intend to satisfy the relevant filing, administrative, recordkeeping, and other requirements established by the IRS, the Code and regulations promulgated thereunder that must be met to elect and maintain REIT status.

Gross income tests

In order to maintain qualification as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived directly or indirectly from certain investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest or income from certain types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, an amount that depends in whole or in part on the income or profits of a debtor is not excluded from the term “interest” to the extent the amount is attributable to qualified rents received by the debtor if the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. We expect that all or most of the mortgage loans that we acquire will be secured only by real property and no other property value will be taken into account in our underwriting process, however, it is uncertain whether some or all of our mortgage loans may be treated by the IRS as secured by other property, particularly, in the case of a distressed mortgage loan for which the borrower has provided a recourse guarantee. Furthermore, we do not accrue interest income or market discount on defaulted or delinquent loans when certain criteria are satisfied. The criteria generally relate to whether those amounts are uncollectable or of doubtful collectability. Revenue Procedure 2011-16, which would be relevant if the IRS were to challenge our position with respect to the accrual of interest income and market discount and were to conclude that our mortgage loans are secured by other property, provides that that the IRS will treat mortgage loans acquired by a REIT that are secured by real property and other property as producing in part non-qualifying income for the 75% gross income test. Specifically, Revenue Procedure 2011-16 indicates that interest income on such a mortgage loan will be treated as qualifying income based on the ratio of: (i) the fair market value of the real property securing the debt determined as of the date the REIT committed to acquire the loan; and (ii) the face amount of the loan (and not the purchase price or current value of the loan). In the case of a distressed mortgage loan, the face amount of the loan will typically exceed the fair market value of the real property securing the mortgage loan on the date the REIT commits to acquire the loan. At this time, we do not intend to invest in distressed mortgage loans.

In the future, we may agree to modify the terms of our mortgage loans to avoid foreclosure actions and for other reasons. Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan, generally resulting in taxable gain or loss that is potentially eligible for installment method reporting. To the extent that such mortgage loan qualified as a real estate asset for purposes of the 75% asset test (see “— Asset tests,” below), we intend to treat a proportionate part of any gain from a deemed exchange of a mortgage loan as income qualifying under the 75% gross income test. With respect to the interest income we subsequently receive from a mortgage loan that has been the subject of a deemed exchange, IRS Revenue Procedure 2011-16 provides a safe harbor pursuant to which we will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is: (i) occasioned by a borrower default; or (ii) made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. We cannot assure you that all of our loan modifications will qualify for the safe harbor in Revenue Procedure 2011-16. To the extent we significantly modify loans in a manner that does not qualify for that safe harbor we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified. In determining the value of the real property securing such a loan, we generally will not obtain third-party appraisals, but rather will rely on internal valuations. We cannot assure you that the IRS will not successfully challenge our internal valuations. If the terms of our mortgage loans are significantly modified in a manner that does not qualify for the safe harbor in Revenue Procedure 2011-16 and the fair market value of the real property securing such loans has decreased significantly, we could fail the 75% gross income test and/or the 75% asset test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not held as inventory or dealer property. To the extent that we derive interest income from a mortgage loan, where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower.

We may enter into sale and repurchase agreements under which we nominally sell all or a portion of our mortgage portfolio to a counterparty and simultaneously entered into an agreement to repurchase the sold assets. Based on positions the IRS has taken in analogous situations, we believe that we will be treated for purposes of the REIT gross income and asset tests (see “— Asset tests,” below) as the owner of the mortgage assets that are the subject of any such agreement notwithstanding that we transferred record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the mortgage assets during the term of the sale and repurchase agreement, in which case our ability to qualify as a REIT could be adversely affected.

Our share of any dividends received from our non-REIT corporate subsidiaries and from other corporations in which we own an interest, will generally qualify under the 95% gross income test but not under the 75% gross income test. We do not anticipate that we will receive sufficient dividends from such persons to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

If the IRS successfully asserts that any amount of interest or other deduction of a taxable REIT subsidiary for amounts paid to us exceeds amounts determined at arm’s length, the IRS’s adjustment of such an item could trigger a 100% excise tax which would be imposed on the portion that is excessive. See “— Penalty Tax” below.

Taking into account our anticipated sources of nonqualifying income, we believe that our aggregate gross income from all sources will satisfy the income tests applicable to us. However, we may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of our income. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attached a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. See “— Failure to Qualify as a REIT” in this section for a discussion of the implications of such failure to qualify as a REIT. As discussed above in “— Taxation of REITs — General” in this section, even where these relief provisions apply, we would be subject to a penalty tax based upon the amount of our non-qualifying income.

Asset tests

At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets.

First, at least 75% of the value of our total assets at the end of each quarter must consist of real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering by us or a public debt offering by us with a term of at least five years, but the stock or debt instrument qualifies as a “real estate asset” only for the one-year period beginning on the date that we receive the proceeds of the offering.

Second, not more than 25% of the value of our total assets may be represented by securities (other than those securities that qualify for purposes of the 75% asset test).

Third, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Fourth, except for securities that qualify for purposes of the 75% asset test and investments in our qualified REIT subsidiaries and our taxable REIT subsidiaries (each as described below), the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer, except, in the case of the 10% value test, certain “straight debt” securities. Certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or other entity classified as a partnership for U.S. federal income tax purposes in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or other entity (rather than solely our interest in the capital of the partnership or other entity), excluding, for these purposes, certain securities described in the Code.

The asset tests described above must be satisfied at the close of each quarter of our taxable year in which we (directly or through our partnerships, other entities classified as partnerships or qualified REIT subsidiaries) acquire securities in the applicable issuer, increase our ownership of securities of the issuer (including as a result of increasing our interest in a partnership or other entity which owns the securities), or acquire other assets. For example, our indirect ownership of securities of an issuer through a partnership or other entity classified as a partnership for U.S. federal income tax purposes may increase as a result of our capital contributions to the partnership or other entity. After initially meeting the asset tests at the close of any quarter as a REIT, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or other entity), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the values of our assets to ensure compliance with the asset tests. In addition, we intend to take any actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

A mortgage loan that we own will generally be treated as a real estate asset for purposes of the 75% asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal or greater than the principal amount of the loan. In the event that we invest in a mortgage loan that is secured by both real property and other property or where the value of the real property securing the loan is less than the principal amount of the loan, a portion of the mortgage loan may not qualify for purposes of the 75% asset test and Revenue Procedure 2011-16 may apply to determine what portion of the mortgage loan will be treated as a real estate asset for purposes of the 75% asset test. The interest apportionment rules discussed above may also apply in such case. We expect that all or most of the mortgage loans that we acquire will be secured only by real property and no other property value will be taken into account in our underwriting process, however, it is uncertain whether some or all of our mortgage loans may be treated by the IRS as secured by other property, particularly in the case of a distressed mortgage loan for which the borrower has provided a recourse guarantee. Pursuant to Revenue Procedure 2011-16, the IRS has announced that it will not challenge a REIT’s treatment of a loan as a real estate asset in its entirety to the extent that the value of the loan is equal to or less than the value of the real property securing the loan at the relevant testing date. However, uncertainties exist regarding the application of Revenue Procedure 2011-16, particularly with respect to the proper treatment under the asset tests of mortgage loans acquired at a discount that increase in value following their acquisition, and no assurance can be given that the IRS would not challenge our treatment of mortgage loans acquired at a discount. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

We may enter into sale and repurchase agreements under which we nominally sell all or apportion of our loan portfolio to a counterparty and simultaneously entered into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Based on positions the IRS has taken in analogous situations, we believe that we will be treated for REIT asset and income test purposes as the owner of the mortgage assets that are the subject of such agreements notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the mortgage assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

There are relief provisions that may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we are deemed to have met the 5% and 10% asset tests if (1) the value of our nonqualifying assets does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10 million and (2) we dispose of the nonqualifying assets or otherwise satisfy these tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking certain required steps, including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) a different period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

Although we expect to satisfy the asset tests described above and plan to take steps to ensure that we satisfy these tests for each quarter with respect to which we are required to apply the tests, there can be no assurance that we will always be successful or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with an asset test in a timely manner and the relief provisions described above do not apply, we will cease to qualify as a REIT.

Ownership of interests in partnerships and other entities classified as partnerships

We may own and operate one or more properties through partnerships and other entities classified as partnerships. Treasury Regulations provide that if we are a partner in a partnership, we are deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described above. Also, we are deemed to be entitled to our proportionate share of the income of the partnership. The assets and gross income of the partnership retain the same character in our hands for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. In addition, for these purposes, the assets and items of income of any partnership in which we own a direct or indirect interest include the partnership’s share of assets and items of income of any partnership in which it owns an interest. The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are classified as partnerships for U.S. federal income tax purposes.

We may have direct or indirect control of certain partnerships and other entities classified as partnerships and intend to continue to operate them in a manner consistent with the requirements for qualification as a REIT. From time to time we may be a limited partner or non-managing member in certain partnerships and other entities classified as partnerships. If a partnership or other entity in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in the entity. In addition, a partnership or other entity could take an action which could cause us to fail a REIT income or asset test, and we might not become aware of the action in time to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In this case, unless we are entitled to relief, as described above, we will fail to qualify as a REIT.

Ownership of interests in qualified REIT subsidiaries

We may from time to time own and operate certain properties through wholly owned corporate subsidiaries (including entities which, absent the application of the provisions in this paragraph, would be treated as associations classified as corporations for U.S. federal income tax purposes) that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock, and if we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation for U.S. federal income tax purposes. All assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code, including the REIT qualification tests. Thus, in applying the federal tax requirements described herein, any corporations in which we own a 100% interest (other than any taxable REIT subsidiaries) are disregarded, and all assets, liabilities and items of income, deduction and credit of these corporations are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of the issuer’s securities or more than 5% of the value of our total assets.

Ownership of interests in taxable REIT subsidiaries

A taxable REIT subsidiary is a corporation other than another REIT or a qualified REIT subsidiary in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the securities of the corporation. A taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or healthcare facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or healthcare facility is operated, except in certain limited circumstances permitted by the Code. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt-to-equity ratio and interest expense are not satisfied. Our ownership of securities of taxable REIT subsidiaries will not be subject to the 5% or 10% asset tests described above. See “— Asset tests” above.

Unlike a qualified REIT subsidiary, the income and assets of a taxable REIT subsidiary are not attributed to us for purposes of the conditions that we must satisfy to maintain our REIT status. Accordingly, the separate existence of a taxable REIT subsidiary is not ignored for U.S. federal income tax purposes. Rather, for REIT asset and income testing purposes, we take into account our interest in a taxable REIT subsidiary’s securities and the income and gain we derive therefrom. A taxable REIT subsidiary or other taxable corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders. A taxable REIT subsidiary may engage in activities or hold assets that are not permitted to be performed or held directly by us or a partnership in which we are a partner without affecting REIT compliance, such as providing certain services to tenants or others (other than in connection with the operation or management of a lodging or healthcare facility). However, certain restrictions are imposed on our ability to own, and our dealings with, taxable REIT subsidiaries. These restrictions are intended to ensure that taxable REIT subsidiaries comprise a limited amount of our business (e.g., the securities of our taxable REIT subsidiaries cannot comprise more than 25% of the value of our total assets) and that taxable REIT subsidiaries remain subject to an appropriate level of federal income taxation.

Distribution requirements

In order to qualify as a REIT, we must distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income;” plus
•	90% of our after-tax net income, if any, from foreclosure property; minus
•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income,” as described below.

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and excluding our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness and any like-kind exchanges that are later determined to be taxable.

Such dividend distributions generally must be made in the taxable year to which they relate or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular ordinary or capital gain (as applicable) corporate tax rates.

We intend to make timely distributions sufficient to satisfy these annual distribution requirements. However, it is possible that, from time to time, we may not have sufficient cash to meet the 90% distribution requirement due to timing differences between (a) the actual receipt of cash and (b) the inclusion of certain items in income by us for federal income tax purposes. In the event that such timing differences occur, in order to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable distributions of property, including taxable distributions of our shares.

Under certain circumstances, we may be permitted to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent that the amounts we actually distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) and the amounts we retain and pay corporate income tax on are less than the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year and any undistributed taxable income from prior periods. Any REIT ordinary income and capital gain net income on which an income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the amount of this tax. We intend to make timely distributions sufficient to satisfy this annual distribution requirement.

Differences in REIT taxable income and cash flows from distressed loans/loan modification

We may recognize taxable income in advance of our receipt of cash or proceeds from disposition of such assets potentially increasing the amount of dividends that we are required to distribute. We may be also required to report taxable income in earlier periods that ultimately exceeds the economic income realized on various assets.

For example, we may enter into loan modification agreements with borrowers. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable income to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, potentially subject to installment method reporting, and hold the modified loan with a cost basis equal to its modified principal amount for U.S. federal tax purposes. Alternatively, in the event a borrower with respect to a particular debt instrument encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income regardless of whether corresponding cash payments are received.

Prohibited transaction income

Any gain that we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business (but excluding foreclosure property), either directly or through our operating partnership or disregarded subsidiary entities, generally is treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all of the facts and circumstances surrounding the particular transaction. The Code includes a safe-harbor provision that treats a sale as not constituting a prohibited transaction, the income from which is subject to the 100% penalty tax, if the following requirements are met:

•	the property sold is a real estate asset for purposes of the asset tests discussed above;
•	the REIT has held the property for at least two years;
•	aggregate expenditures made by the REIT during the two-year period preceding the date of the sale that are includible in the tax basis of the property do not exceed 30% of the net selling price of the property;
•	either (i) the REIT does not make more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), (ii) the aggregate adjusted tax bases of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the aggregate tax bases of all of the assets of the REIT as of the beginning of the taxable year, or (iii) the fair market value of the properties sold by the REIT during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies) do not exceed 10% of the fair market value of all of the assets of the REIT as of the beginning of the taxable year;
•	with respect to property that constitutes land or improvements (excluding property acquired through foreclosure (or deed in lieu of foreclosure) and lease terminations), the property has been held for not less than two years for the production of rental income; and
•	if the REIT has made more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), substantially all of the marketing and development expenditures with respect to the property are made through an independent contractor from whom the REIT does not derive or receive any income.

The modification or sale of our mortgage loan assets could also give rise to prohibited transaction income. Revenue Procedure 2011-16 provides a safe harbor whereby, if a significant modification qualifies under the Revenue Procedure (see “— Gross income tests,” above), the deemed exchange is not treated as a prohibited transaction. The Revenue Procedure does not provide a safe harbor with respect to sales of mortgage loans.

We do not intend to acquire any direct or indirect interests in real estate and, even if we do, such as a result of a foreclosure, we do not intend to enter into any sales that are prohibited transactions. Nevertheless, the IRS may contend that these sales are subject to the 100% penalty tax on income from prohibited transactions. If we decide to sell assets in a manner that might expose us to the 100% prohibited transactions tax, we may contribute those assets to a TRS prior to marketing and sale of those assets to avoid the prohibited transactions tax. No assurance can be given, however, that the IRS will respect the transaction by which those assets are contributed to the TRS and even if the contribution transaction is respected, the TRS may incur a significant tax liability as a result of those sales.

Failure to qualify as a REIT

Specified cure provisions may be available to us in the event that we discover a violation of a provision of the Code that would otherwise result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at the applicable regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT are not deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, shareholders taxed as individuals currently will be taxed on these dividends at a maximum rate of 23.8% (the same as the maximum rate applicable to long-term capital gains), including the new 3.8% Medicare tax described below and corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. We cannot determine whether, under all circumstances in which we discover a violation of any of these provisions of the Code, we will be entitled to this statutory relief.

Taxation of U.S. Holders

Distributions on common shares

If we make a distribution of cash or other property (other than certain pro rata distributions of our common shares) in respect of our common shares, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be subject to ordinary graduated federal income tax rates (the maximum individual rate is currently 39.6%), unless such dividend is a capital gain dividend or is qualified dividend income, each discussed below. Dividends, other than capital gain dividends, and certain amounts that have been previously subject to corporate level tax, discussed below, will be taxable to U.S. holders as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations.

To the extent that we make distributions on our common shares in excess of our current and accumulated earnings and profits, the amount of these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder’s adjusted tax basis in the common shares by the amount of the distribution, but not below zero. The amount of any distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in the holder’s shares will be taxable as capital gain.

The gain will be taxable as long-term capital gain if the shares have been held for more than one year at the time of the distribution. Distributions that we declare in October, November or December of any year and that are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the distribution on or before January 31 of the following calendar year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

To the extent that we pay a portion of a dividend in common shares, U.S. holders may be required to pay tax on the entire amount distributed, including the portion paid in common shares, in which case the holders might be required to pay the tax using cash from other sources. If a U.S. holder sells the common shares that the holder receives as a dividend in order to pay this tax, the sales proceeds may be greater or less than the amount included in income with respect to the distribution, depending on the market price of our common shares at the time of the sale and, if greater, a U.S. holder will incur additional taxable gain and possibly additional tax liability.

Capital gain dividends

Dividends that we properly designate as capital gain dividends will be taxable to our U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that the gain does not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held our common shares. We are required to designate which maximum rate bracket is applicable to each category of capital gain dividends, which are generally taxable to non-corporate U.S. holders at a 23.8% maximum rate, including the new 3.8% Medicare tax described below. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Retention of net capital gains

We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gain. If we make this election, we will pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. holder generally will:

•	include the holder’s pro rata share of our undistributed net capital gain in computing the holder’s long-term capital gains in the holder’s return for the holder’s taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includible;
•	be deemed to have paid the holder’s proportionate share of capital gain tax imposed on us on the designated amounts included in the holder’s long-term capital gains;
•	receive a credit or refund for the amount of tax deemed paid by the holder;
•	increase the adjusted tax basis of the holder’s common shares by the difference between the amount of includible capital gains and the tax deemed to have been paid by the holder; and
•	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Qualified dividend income

A portion of distributions out of our current or accumulated earnings and profits may constitute “qualified dividend income” that is taxed to non-corporate U.S. holders at a maximum rate of 23.8%, including the new 3.8% Medicare tax described below, to the extent the amount is attributable to amounts described below, and we properly designate the amount as “qualified dividend income.” The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

•	the qualified dividend income received by us during the taxable year from regular corporations (including any taxable REIT subsidiaries) or from other REITs (if designated by these REITs as qualified dividend income);
•	the excess of any undistributed REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to this undistributed REIT taxable income; and
•	the excess of any income recognized during the immediately preceding year that is attributable to the sale of an asset acquired from a C corporation, in a transaction in which the tax basis of the asset in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation, over the federal income tax paid by us with respect to the built-in gain.

Sale or other disposition of common shares

You will generally recognize capital gain or loss on a sale or other disposition of common shares. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the common shares. The proceeds received will include the amount of any cash and the fair market value of any other property received for the common shares. If you are a non-corporate U.S. holder and your holding period for the common shares at the time of the sale or other disposition exceeds one year, such capital gain generally will, under current law, be subject to a reduced federal income tax rate. Your ability to offset ordinary income with capital losses is subject to limitations.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Recent legislation will require, after June 30, 2014, information reporting and withholding at a rate of 30% on dividends in respect of and, after December 31, 2016, gross proceeds from the sale of, our common shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common shares held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in our common shares.

Taxation of Non-U.S. Shareholders

Sale or other disposition of our common shares

A non-U.S. shareholder generally will not be subject to U.S. federal income tax on gain realized upon a sale or other disposition of our common shares unless the shares constitute a United States Real Property Interest, or “USRPI” (which determination generally includes a five-year look-back period), within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. An interest in shares of any U.S. corporation is presumed to be a USRPI unless an exception from such status under the FIRPTA rules applies. One such exception is for shares of a “domestically controlled qualified investment entity.” Our common shares will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of the shares of its stock is held directly or indirectly by non-U.S. persons. Although we believe that we are domestically controlled, because our common shares are publicly traded we cannot make any assurance that we will remain domestically controlled.

Even if we are not a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells or exchanges our common shares, gain arising from the sale or exchange of will generally not be subject to taxation under FIRPTA as a sale of a USRPI if:

(1)	our common shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as the Nasdaq Capital Market and
(2)	the non-U.S. holder owns or owned, actually and constructively, 5% or less of the our outstanding common shares throughout the five-year period ending on the date of the sale or exchange.

Our common shares are listed and “regularly trade” on the Nasdaq Capital Market, an established securities market. Thus, even if we are not a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells or exchanges our common shares, as long as our shares are regularly traded on an established securities market at that time and the non-U.S. holder does not own, or has not owned during the five-year period ending on the date of the sale or exchange, more than 5% of our outstanding common shares, gain arising from the sale generally will not be subject to taxation under FIRPTA as a sale of a USRPI. If gain on the sale or exchange by a non-U.S. holder of our common shares is subject to taxation under FIRPTA, the non-U.S. holder will be subject to regular U.S. federal income tax with respect to the gain in the same manner as a U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if at the time of the sale or exchange of our common shares are not “regularly traded on an established securities market,” the purchaser of the shares will be required to withhold and remit an amount equal to 10% of the purchase price to the IRS.

Notwithstanding the foregoing, gain from the sale or exchange of our common shares not otherwise subject to taxation under FIRPTA will be taxable to a non-U.S. holder if either (1) the investment in our common shares is treated as effectively connected with the non-U.S. holder’s United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder) or (2) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if we are a “domestically controlled qualified investment entity,” upon disposition of our common shares (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of USRPIs if the non-U.S. holder (1) disposes of the shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares within a 61-day period beginning with the first day of the 30-day period described in the immediately preceding clause (1).

Distributions on common shares

If a non-U.S. shareholder receives a distribution with respect to our common shares that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as a capital gain dividend, the distribution will be generally taxed as ordinary income to the extent that the distribution is made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). The non-U.S. shareholder generally will be subject to U.S. federal withholding tax at a 30% rate on the gross amount of such taxable dividend unless:

•	the dividend is effectively connected with the holder’s conduct of a U.S. trade or business (and the holder provides to the person who otherwise would be required to withhold U.S. tax an IRS Form W-8ECI (or suitable substitute or successor form) to avoid withholding) or
•	an applicable tax treaty provides for a lower rate of withholding tax (and the holder certifies that he is entitled to benefits under the treaty by delivering a properly completed IRS Form W-8BEN) to the person required to withhold U.S. tax.

Under certain tax treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.

Except to the extent provided by an applicable tax treaty, a dividend that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to United States persons generally (and, if the holder is a corporation, may also be subject to a 30% branch profits tax unless reduced by an applicable tax treaty).

Capital gain dividends and distributions attributable to a sale or exchange of USRPIs

Pursuant to FIRPTA, income from distributions paid by us to a non-U.S. holder of our common shares that is attributable to gain from the sale or exchange of USRPIs (whether or not designated as capital gain dividends) will be treated as income effectively connected with a United States trade or business. Non-U.S. holders generally will be taxed on the amount of this income at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. We will also be required to withhold and to remit to the IRS 35% of the amount of any distributions paid by us to a non-U.S. holder that is designated as a capital gain dividend, or, if greater, 35% of the amount of any distributions paid by us to the non-U.S. holder that is permitted to be designated as a capital gain dividend, in either case, unless a lower treaty rate is applicable. If we designate a prior distribution as a capital gain dividend, we may be required to do “catch-up” on subsequent distributions to achieve the correct withholding. The amount withheld will be creditable against the non-U.S. holder’s U.S. federal income tax liability.

Income from a distribution paid by a REIT to a non-U.S. holder with respect to any class of stock which is regularly traded on an established securities market located in the United States, however, generally should not be subject to taxation under FIRPTA, and therefore, will not be subject to the rates applicable to

U.S. holders or to the 35% U.S. withholding tax described above, but only if the non-U.S. holder does not own more than 5% of the class of stock at any time during the one-year period ending on the date of the distribution. Instead, this income will be treated as ordinary dividend distributions, generally subject to withholding at the 30% rate or lower treaty rate discussed above. Our common stock is listed and regularly trades on the Nasdaq Capital Market, which qualifies as an established securities market located in the United States. Thus, income from distributions paid by us to non-U.S. holders who do not own more than 5% of the shares of our common stock generally should not be subject to taxation under FIRPTA, or the corresponding 35% withholding tax, but rather, income from distributions paid by us to such a non-U.S. holder that is attributable to gain from the sale or exchange of USRPIs should be treated as ordinary dividend distributions.

The treatment of income from distributions paid by us to a non-U.S. holder that we designate as capital gain dividends, other than distributions attributable to income arising from the disposition of a USRPI, is not clear. One example of such a scenario would be a distribution attributable to income from a disposition of non-U.S. real property. Such income may be (i) generally exempt from U.S. federal taxation or tax withholding, (ii) treated as a distribution that is neither attributable to gain from the sale or exchange of USRPIs nor designated by us as capital gain dividends (described above) or (iii) under one interpretation of the FIRPTA Treasury Regulations, subject to withholding at a 35% rate. However, at this time we do not have any non-U.S. real property not do we intend to acquire any.

If capital gain dividends, other than those arising from the disposition of a USRPI, are exempt from U.S. federal taxation or tax withholding, a non-U.S. holder should generally not be subject to U.S. federal taxation on such distributions unless:

(1)	the investment by the non-U.S. holder in our common shares is treated as effectively connected with the holder’s United States trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the holder will be subject to the same treatment as U.S. holders with respect to the gain, except that a non-U.S. holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed under “— Distributions on common stock” above; or
(2)	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

It is possible that a distribution paid by us to a non-U.S. holder that is attributable to gain from the sale or exchange of property (i.e., a capital gain dividend) that is not a USRPI may be subject to withholding under Treasury Regulations §1.1445-8, subjecting such distribution to a 35% withholding tax. In addition, it is possible that a distribution attributable to such a disposition could be treated as a dividend subject to 30% withholding on ordinary dividend distributions. Currently, we do not believe that either of these characterizations is the correct interpretation of the Treasury Regulations and we may take the position that such distributions are generally exempt from U.S. federal taxation and tax withholding. However, even if we ultimately decide to take such a position, there can be no assurance that the IRS will agree with us. Even if we withhold amounts from such a distribution, the recipient of the distribution may be entitled to a refund from the IRS or other taxing authority with respect to some or the entire amount withheld. Non-U.S. holders should discuss the consequences of any withholding on capital gains distributions not attributable to a disposition of a USRPI with their tax advisors.

Retention of net capital gains

Although the law is not clear on the matter, we believe that amounts designated by us as retained capital gains in respect of our common shares held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as the treatment of actual distributions by us of capital gain dividends. Under this approach, a non-U.S. holder will be permitted to offset as a credit against the holder’s U.S. federal income tax liability resulting from the holder’s proportionate share of the tax we pay on retained capital gains, and to receive from the IRS a refund to the extent that the holder’s proportionate share of the tax paid by us exceeds the holder’s actual U.S. federal income tax liability.

Non-U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our common shares.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt shareholder has not held our common shares as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder) and (ii) our common shares are not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our common shares generally should not give rise to UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our outstanding common shares could be required to treat a percentage of any dividends received from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) we are required to “look through” one or more of our pension trust shareholders in order to satisfy the REIT “closely held” test and (ii) either (a) one pension trust owns more than 25% of the value of our outstanding common shares or (b) one or more pension trusts, each individually holding more than 10% of the value of our outstanding common shares, collectively own more than 50% of the value of our outstanding common shares. Certain restrictions on ownership and transfer of shares of our common shares generally should prevent a tax-exempt entity from owning more than 10% of the value of our outstanding common shares and generally should prevent us from becoming a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our common shares.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with dividends on common shares and the proceeds of a sale or other disposition of common shares. A non-exempt U.S. holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

A non-U.S. holder may be subject to the U.S. information reporting and backup withholding on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification requirements generally will be satisfied if the non-U.S. holder provides the applicable withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such non-U.S. holder is not a United States person (within the meaning of the Code). Applicable Treasury regulations provide alternative methods for satisfying this requirement. In addition, the amount of dividends on common shares paid to a non-U.S. holder, and the amount of any U.S. federal tax withheld therefrom, must be annually reported to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

Payment of the proceeds of the sale or other disposition of common shares to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of common shares to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, which review may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common shares.

Medicare 3.8% Tax on Investment Income

For taxable years beginning after December 31, 2012, certain U.S. shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends and certain other investment income, including capital gains from the sale or other disposition of our common shares.

Foreign Account Tax Compliance Act

Legislation enacted in 2010 and existing guidance issued thereunder will require, after June 30, 2014, withholding at a rate of 30% on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale of, our common shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance may modify these requirements. Accordingly, the entity through which our common shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common shares held by an investor that is a nonfinancial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the IRS. We will not pay any additional amounts to shareholders in respect of any amounts withheld. Non-U.S. shareholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common shares.

State, Local and Foreign Taxes

We and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common shares.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment, financing and other policies. We intend to conduct our business in a manner such that we are not treated as an “investment company” under the Investment Company Act. In addition, once we elect and qualify to be taxed as a REIT, we intend to conduct our business in a manner that is consistent with maintaining our qualification to be taxed as a REIT. These policies may be amended or revised from time to time at the discretion of our board of directors without a vote of our shareholders.

Investment Policies

Investment in Real Estate or Interests in Real Estate

Our business has been and continues to be one that focuses on originating, servicing and managing a portfolio of funding short-term loans secured by first mortgages on residential and commercial real estate located in the New York metropolitan area. Notwithstanding the foregoing, in March 2011 we purchased three 2-family buildings in Bronx, New York. Two of the buildings have been sold and the third is under contract. However, direct investment in real estate is not our primary focus. Any decision to invest in real estate or to purchase an interest in real estate outside of our core business would only be undertaken with the approval of our board of directors.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities

We have not, nor do we currently intend, to purchase securities of or interests in entities that are engaged in real estate activities. In any event, because we must comply with various requirements under the Code in order to maintain our qualification to be taxed as a REIT, including restrictions on the types of assets we may hold, the sources of our income and accumulation of earnings and profits, and because we want to avoid being characterized as an investment company under the Investment Company Act, our ability to engage in these types of transactions, such as acquisitions of C corporations, may be limited. Accordingly, any decision to purchase securities of or interests in entities that are engaged in real estate activities would require the approval of our board of directors.

Investments in Other Securities

In August 2003, we acquired a minority interest in a privately held Israeli company that is developing cancer detection technology. Other than that, we have not invested in any securities, nor do we intend to. Any decision to make an investment of this type would only be made with the approval of the board of directors.

Financing and Leverage Policy

We intend, when appropriate, to employ leverage and to use debt as a means to provide additional funds to expand and broaden our mortgage loan portfolio, fund distributions to our shareholders, to engage in other permitted activities and for general corporate purposes. Neither our certificate of incorporation nor our bylaws limit the amount or percentage of indebtedness that we may incur, nor have we adopted any policies addressing these issues. Any financing transaction would likely be in the form of a credit facility, such as a revolving line of credit similar to our existing Sterling credit line. Any credit facility would be secured by all or a portion of our loan portfolio since it is our major asset. We do not have any intention at the present time to sell all or a portion of our loan portfolio. The decision to use leverage and the appropriate level of leverage will be made by our board of directors based on its assessment of a variety of factors, including our historical and projected financial condition, liquidity and results of operations, financing covenants, the cash flow generation capability of assets, the availability of credit on favorable terms, our outlook for borrowing costs relative to the unlevered yields on our assets, maintenance of our REIT qualification, applicable law and other factors. Our decision to use leverage will not be subject to the approval of our shareholders and there are no restrictions in our governing documents in the amount of leverage that we may use.

Lending Policies

Real estate lending is our business and our current intention is to continue to focus exclusively on making short-term loans secured by first mortgage liens against residential and commercial real property located in the New York metropolitan area. Our intent is to continue to focus on the New York metropolitan area market. We believe that this market presents many opportunities for a company like us that specializes in relatively small, secured real estate loans and we do not feel it is necessary for us to expand into other geographic markets at this time. Similarly, we intend to continue to focus only on lending opportunities that will be secured by first mortgage liens. We have no interest in funding mezzanine or subordinated debt and certainly not unsecured debt. Any change in our lending policy would require the approval of our board of directors.

Our chief executive officer has final and absolute authority over all lending decisions and wide latitude to set the terms of each particular loan. The only limitations on his authority are (A) the conditions and covenants contained in the Sterling credit line (or any replacements thereof, to the extent the loan will be funded by an advance from the credit line) and (B) that the principal amount of any single loan may not exceed the lower of (i) 9.9% of the aggregate amount of our loan portfolio (not including the loan under consideration) and (ii) $1.4 million. Any loan that exceeds this limit requires approval of our board of directors.

Policies With Respect to Other Activities

We have the authority to issue debt securities, including senior securities, offer common shares, preferred shares or options to purchase shares in exchange for property and to repurchase or otherwise reacquire our common shares or other securities in the open market or otherwise, and we may engage in such activities in the future. Our board of directors has the authority, without further shareholder approval, to amend our charter to increase the number of authorized common shares or preferred shares and to authorize us to issue additional common shares or preferred shares, in one or more series, including senior securities, in any manner, and on the terms and for the consideration, it deems appropriate, subject to applicable laws and regulations. See “Description of Securities.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so. We have not sold any equity securities in the past three years. In 2010 we raised $500,000 through the sale of senior secured notes, which have since been repaid. In addition, since 2011 we have issued short-term notes having an aggregate principal amount of $1.3 million, which are still outstanding. Finally, in 2012 – 2013 we purchased 96,269 common shares for an aggregate purchase price of $127,935 in accordance with Rule 10b-18 promulgated under the Exchange Act. Any decision to raise capital through the sale of equity or debt securities and any decision to repurchase common shares requires the approval of our board of directors.

Conflict of Interest Policies

We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. We have also adopted a code of business conduct and ethics that is designed to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between our employees, officers and directors and our company. However, we cannot assure you that these policies, our Code of Ethics, or provisions of law will always be successful in eliminating the influence of such conflicts, and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

Reporting Policies

We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we are required to file, and have filed, annual and other periodic reports, current reports, proxy statements and other information, including audited financial statements, with the SEC. They are also available on our corporate web site, www.manhattanbridgecapital.com, as well as the SEC website, www.sec.gov.

UNDERWRITING

Aegis Capital Corp. is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated            , 2014 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus, the number of common shares listed next to its name in the following table:

Underwriter	Number of Shares
Aegis Capital Corp.
Total

The underwriters are committed to purchase all the common shares offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option.  We have granted the representative an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the representative to purchase a maximum of 465,000 additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the representative exercises all or part of this option, it will purchase shares covered by the option at the public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $      and the total net proceeds, before expenses, to us will be $     .

Discount.  The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Non-accountable expense allowance (1%)(1)	$	$	$
Proceeds, before expense, to us	$	$	$

(1)	Non-accountable expense allowance shall not be payable with respect to any shares sold pursuant to the representative’s exercise of the over-allotment option.

The underwriters propose to offer the shares offered by us to the public at the public offering price per share set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $     per share. If all of the shares offered by us

are not sold at the public offering price per share, the underwriters may change the offering price per share and other selling terms by means of a supplement to this prospectus.

We have paid an aggregate expense deposit of $35,000 to the representative for out-of-pocket-accountable expenses, which will be applied against accountable expenses that will be paid by us to the underwriters in connection with this offering in accordance with FINRA Rule 5110(f)(2)(C). The underwriting agreement, however, provides that in the event the offering is terminated, the $35,000 expense deposit paid to the representative will be returned to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

We have also agreed to pay the underwriters’ expenses relating to the offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and Directors in an amount not to exceed $5,000 per individual and $20,000 in the aggregate; (b) all filing fees incurred in clearing this offering with FINRA; (c) payment of up to $5,000 for “blue-sky” counsel; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters; (e) the cost of commemorative mementos and lucite tombstones up to $5,000; (f) upon successfully completing this offering, $21,775 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; and (h) upon successfully completing this offering, up to $20,000 of the representative’s actual accountable road show expenses for the offering.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $     .

Discretionary Accounts.  The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements.  We, our directors and executive officers expect to enter into lock up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of three months from the effective date of the registration statement of which this prospectus is a part without the prior written consent of the representative, agree not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our securities or any securities convertible into or exercisable or exchangeable for common shares owned or acquired on or prior to the closing date of this offering (including any common shares acquired after the closing date of this offering upon the conversion, exercise or exchange of such securities); (2) file or caused to be filed any registration statement relating to the offering of any shares of our capital shares; or (3) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common shares, whether any such transaction described in clause (1), (2) or (3) above is to be settled by delivery of common shares or such other securities, in cash or otherwise, except for certain exceptions and limitations.

The lock-up period described in the preceding paragraphs will be automatically extended if: (1) during the last 17 days of the restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release.

Representative’s Warrants.  We have agreed to issue to the representative warrants to purchase up to a total of     common shares (5% of the common shares sold in this offering, excluding the over-allotment). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(i). The warrants are exercisable at a per share price equal to 125% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180 day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative (or permitted assignees under

Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of common shares at a price below the warrant exercise price.

Right of First Refusal.  Subject to certain limited exceptions, until twelve months from the effective date of the Offering, the Representative has a right of first refusal to act as our sole book runner and investment banker for each and every future public or private offering of the Company, or any successor to or any subsidiary of the Company during such twelve-month period.

Electronic Offer, Sale and Distribution of Securities.  A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.
•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common shares. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making.  In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common shares on The NASDAQ Capital Market or on the OTC QB in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of common shares will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of common shares has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statement);
•	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)I of the Prospectus Directive) subject to obtaining the prior consent of the company or any underwriter for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common shares shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The common shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the common shares has not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to be distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the common shares cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The common shares have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The common shares offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such common shares been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common shares being offered. Any resale in Israel, directly or indirectly, to the public of the common shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the common shares in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the common shares may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the common shares or distribution of any offer document relating to the common shares in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the common shares in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such common shares being declared null and void and in the liability of the entity transferring the common shares for any damages suffered by the investors.

Japan

The common shares have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the common shares may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires common shares may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of common shares is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta púbica de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The common shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the common shares has not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of common shares in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the common shares be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of common shares in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the common shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the common shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the common shares have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the common shares within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the common shares, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for common shares is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the common shares. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the common shares may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances that do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the common shares has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of the common shares offered hereby will be passed upon for us by Morse, Zelnick, Rose and Lander LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Blank Rome LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2013 and for each of the two years in the period ended December 31, 2013, included in this Prospectus have been so included in reliance on the reports of Hoberman, Goldstein, & Lesser, CPA’s, P.C., an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-11 under the Securities Act with respect to the shares of common shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and our common shares offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are a reporting company and file annual, quarterly and current reports, proxy statements and other material with the SEC. You may read and copy our reports, proxy statements and other information, including the registration statement of which this prospectus is a part at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

MANHATTAN BRIDGE CAPITAL, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and shareholders
Manhattan Bridge Capital, Inc.

We have audited the accompanying consolidated balance sheets of Manhattan Bridge Capital, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2013. Manhattan Bridge Capital, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Manhattan Bridge Capital, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

Hoberman, Goldstein & Lesser, CPA’s, P.C.

New York, New York
March 21, 2014

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2014 (unaudited)	December 31, 2013 (audited)
Assets
Current assets:
Cash and cash equivalents	$931	$1,021,023
Short term loans receivable	12,517,000	10,697,950
Interest receivable on loans	188,348	171,483
Other current assets	34,292	18,540
Total current assets	12,740,571	11,908,996
Investment in real estate	146,821	146,821
Long term loans receivable	3,058,950	3,997,000
Other assets	17,500	—
Security deposit	6,637	6,637
Investment in privately held company	65,000	65,000
Total assets	$16,035,479	$16,124,454
Liabilities and Stockholders’ Equity
Current liabilities:
Short term loans	$1,319,465	$1,319,465
Line of credit	5,300,000	5,350,000
Accounts payable and accrued expenses	17,468	57,066
Deferred origination fees	123,512	132,017
Income taxes payable	213,224	373,219
Total liabilities, all current	6,973,669	7,231,767
Commitments
Stockholders’ equity:
Preferred shares – $.01 par value; 5,000,000 shares authorized; no shares issued	—	—
Common shares – $.001 par value; 25,000,000 authorized; 4,433,190 issued; 4,256,190 outstanding	4,433	4,433
Additional paid-in capital	9,748,664	9,745,249
Treasury stock, at cost – 177,000 shares	(369,335)	(369,335)
Accumulated deficit	(321,952)	(487,660)
Total stockholders’ equity	9,061,810	8,892,687
Total liabilities and stockholders’ equity	$16,035,479	$16,124,454

The accompanying notes are an integral part of these consolidated financial statements.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31, (unaudited)		Years Ended December 31, (audited)
	2014	2013	2013	2012
Interest income from loans	$507,371	$444,779	$1,858,033	$1,475,800
Origination fees	101,539	89,582	401,514	339,767
Total revenue	608,910	534,361	2,259,547	1,815,567
Operating costs and expenses:
Interest and amortization of debt service costs	116,423	102,646	442,661	280,654
Referral fees	109	596	1,679	6,133
General and administrative expenses	175,996	172,867	837,788	864,398
Total operating costs and expenses	$292,528	$276,109	$1,282,128	$1,151,185
Income from operations	316,382	258,252	977,419	664,382
Other income (Note 5)	6,887	6,887	27,548	27,548
Loss on write-down of investment in privately held company (Note 6)	—	—	(35,000)	—
Total other income (loss), net	6,887	6,887	(7,452)	27,548
Income before income tax expense	323,269	265,139	969,967	691,930
Income tax expense	(115,000)	(92,000)	(387,000)	(303,320)
Net income	$208,269	$173,139	$582,967	$388,610
Basic and diluted net income per common share outstanding:
- Basic	$0.05	$0.04	$0.14	$0.09
- Diluted	$0.05	$0.04	$0.14	$0.09
Weighted average number of common shares outstanding:
- Basic	4,256,190	4,283,218	4,269,169	4,320,050
- Diluted	4,286,673	4,295,658	4,289,818	4,326,329

The accompanying notes are an integral part of these consolidated financial statements.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31, (unaudited)		Years Ended December 31, (audited)
	2014	2013	2013	2012
Cash flows from operating activities:
Net income	$208,269	$173,139	$582,967	$388,610
Adjustments to reconcile net income to net cash (used in) provided by operating activities-
Amortization of deferred financing costs	—	13,104	41,735	47,078
Depreciation	—	—	—	588
Non cash compensation expense	3,416	3,416	35,578	30,879
Loss on write-down of investment in privately held company	—	—	35,000	—
Changes in operating assets and liabilities:
Interest receivable on loans	(16,865)	12,689	(11,141)	(50,437)
Other current and non current assets	(15,752)	(22,658)	217	(2,582)
Accounts payable and accrued expenses	(39,599)	(12,773)	(13,337)	10,331
Deferred origination fees	(8,504)	(6,209)	9,775	9,462
Income taxes payable	(159,995)	(182,120)	104,963	99,470
Net cash (used in) provided by operating activities	(29,030)	(21,412)	785,757	533,399
Cash flows from investing activities:
Issuance of short term loans	(4,774,000)	(2,853,500)	(15,159,450)	(15,173,500)
Collections received from loans	3,893,000	3,943,866	14,088,866	10,963,486
Net cash (used in) provided by investing activities	(881,000)	1,090,366	(1,070,584)	(4,210,014)
Cash flows from financing activities:
Repayments of (proceeds from) loans and line of credit, net	(50,000)	(1,040,000)	1,770,000	3,740,000
Purchase of treasury shares	—	(37,824)	(99,363)	(28,572)
Repayment of senior secured notes	—	—	(500,000)	—
Capital raising costs	(17,500)	—	—	—
Dividends paid ($0.01 per share)	(42,562)	—	(128,020)	—
Proceeds from exercise of stock options	—	4,690	22,540	—
Deferred financing costs incurred	—	—	—	(16,025)
Net cash (used in) provided by financing activities	(110,062)	(1,073,134)	1,065,157	3,695,403
Net (decrease) increase in cash and cash equivalents	(1,020,092)	(4,180)	780,330	18,788
Cash and cash equivalents, beginning of period	1,021,023	240,693	240,693	221,905
Cash and cash equivalents, end of period	$931	$236,513	$1,021,023	$240,693
Supplemental Cash Flow Information:
Taxes paid during the period	$274,995	$274,120	$283,084	$203,850
Interest paid during the period	$116,423	$89,541	$400,925	$234,835

The accompanying notes are an integral part of these consolidated financial statements.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(audited)

	Common Stock		Additional Paid-in Capital	Treasury Stock		Accumulated Deficit	Totals
	Shares	Amount		Shares	Cost
Balance, January 1, 2012	4,405,190	$4,405	$9,656,280	80,731	$(241,400)	$(1,331,217)	$8,088,068
Non cash compensation			30,879				30,879
Purchase of treasury shares				26,400	(28,572)		(28,572)
Net income for the year ended December 31, 2012						388,610	388,610
Balance, December 31, 2012	4,405,190	4,405	9,687,159	107,131	(269,972)	(942,607)	8,478,985
Non cash compensation			35,578				35,578
Exercise of stock options	28,000	28	22,512				22,540
Purchase of treasury shares				69,869	(99,363)		(99,363)
Dividends paid						(128,020)	(128,020)
Net income for the year ended December 31, 2013						582,967	582,967
Balance, December 31, 2013	4,433,190	$4,433	$9,745,249	177,000	$(369,335)	$(487,660)	$8,892,687

The accompanying notes are an integral part of these consolidated financial statements.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The Company

Manhattan Bridge Capital, Inc. (“MBC”) offers short-term, secured, non-banking loans to real estate investors (also known as hard money) to fund their acquisition and construction of properties located in the New York metropolitan area.

2. Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of MBC and its wholly-owned subsidiaries, DAG Funding Solutions, Inc. (“DAG Funding”), MBC Funding-I, Inc. (“MBC Funding”) and 1490-1496 Hicks, LLC (“Hicks LLC”). Collectively, MBC, DAG Funding, MBC Funding and Hicks LLC are referred to herein as the “Company.” All significant intercompany balances and transactions have been eliminated in consolidation.

Unaudited Consolidated Financial Statements

The accompanying unaudited consolidated financial statements of the Company for the three month periods ended March 31, 2014 and 2013, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10Q. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. However, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Results of operations for the interim periods are not necessarily indicative of the operating results to be attained in the entire fiscal year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management will base the use of estimates on (a) a preset number of assumptions that consider past experience, (b) future projections, and (c) general financial market condition. Actual amounts could differ from those estimates.

Cash and Cash Equivalents

For the purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and marketable securities. The Company maintains its cash and cash equivalents with one major financial institution. Accounts at the financial institution are insured by the Federal Deposit Insurance Corporation up to $250,000.

Credit risks associated with short term commercial loans the Company makes to small businesses and related interest receivable are described in Note 4 entitled Commercial Loans.

Impairment of long-lived assets

The Company continually monitors events or changes in circumstances that could indicate carrying amounts of long lived assets, may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the undiscounted cash flows is less than the carrying amount of these assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. During the year ended December 31, 2013, the Company recognized an impairment loss on the write-down of its investment in a privately held company in the amount of $35,000 (See Note 6).

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Significant Accounting Policies - (continued)

Income Taxes

The Company accounts for income taxes under the provisions of FASB ASC 740, “Income Taxes”. Under the provisions of FASB ASC 740, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that can be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

The Company follows ASC 740 rules governing tax positions which provide guidance for recognition and measurement. This prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognition, classification and disclosure of these uncertain tax positions.

Revenue Recognition

The Company recognizes revenues in accordance with ASC 605, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. ASC 605 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery of the product has occurred or services have been rendered, (iii) the sales price charged is fixed or determinable, and (iv) collectability is reasonably assured.

Interest income from commercial loans is recognized, as earned, over the loan period.

Origination fee revenue on commercial loans is amortized over the term of the respective note.

Deferred Financing Costs

Costs incurred in connection with the Company’s line of credit, as discussed in Note 7, are being amortized over one year, using the straight-line method. Costs incurred in connection with the Company’s senior secured notes, as discussed in Note 8 are being amortized over the term of the notes, using the straight-line method.

Earnings Per Share (“EPS”)

Basic and diluted earnings per share are calculated in accordance with ASC 260 “Earnings Per Share”. Under ASC 260, basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share include the potential dilution from the exercise of stock options and warrants for common shares using the treasury stock method.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Significant Accounting Policies - (continued)

The numerator in calculating both basic and diluted earnings per common share for each period is the reported net income. The denominator is based on the following weighted average number of common shares:

	Three months ended March 31,		Years ended December 31,
	2014	2013	2013	2012
Basic weighted average common shares outstanding	4,256,190	4,283,218	4,269,169	4,320,050
Incremental shares for assumed exercise of options	30,483	12,440	20,649	6,279
Diluted weighted average common shares outstanding	4,286,673	4,295,658	4,289,818	4,326,329

112,517, 262,560, 262,351 and 345,721 vested options were not included in the diluted earnings per share calculation for the three month periods ended March 31, 2014 and 2013, and the years ended December 31, 2013 and 2012, respectively, either because their effect would have been anti-dilutive, or because they are being held in escrow (See Note 12).

Stock-Based Compensation

The Company measures and recognizes compensation awards for all stock option grants made to employees and directors, based on their fair value in accordance with ASC 718 “Compensation — Stock Compensation”, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. A key provision of this statement is to measure the cost of employee services received in exchange for an award of equity instruments (including stock options) based on the grant-date fair value of the award. The cost will be recognized over the service period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period or vesting period). The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC 718 and ASC 505-50, “Equity Based Payment to Non-Employees”. All transactions with non-employees, in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more appropriately measurable.

The stock based compensation expense for each period also includes the amortization of the fair value of the restricted shares granted on September 9, 2011, after adjusting for the effect on the fair value of the stock options related to this transaction. The fair value will be amortized over 15 years (See Note 12).

Fair Value of Financial Instruments

For cash and cash equivalents, short term loans, the line of credit and accounts payable, as well as interest bearing commercial loans held by the Company, the carrying amount approximates fair value due to the relative short-term nature of such instruments. The senior secured notes approximate fair value due to the relative short term of the notes and the prevailing interest rate.

Recent Accounting Pronouncements

In July 2012, the FASB issued ASU 2012-02, “Intangibles — Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” The revised standard is intended to reduce the cost and complexity of testing indefinite-lived intangible assets other than goodwill for impairment. It allows companies to perform a “qualitative” assessment to determine whether further impairment testing of indefinite-lived intangible assets is necessary, similar in approach to the goodwill impairment test. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption was permitted. The adoption of this guidance did not have a material impact on the Company’s consolidated financials statements.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Significant Accounting Policies - (continued)

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The ASU is intended to improve the transparency of reporting reclassifications out of accumulated other comprehensive income. This guidance adds new disclosure requirements for items reclassified out of accumulated other comprehensive income (AOCI). It does not amend any existing requirements for reporting net income or OCI in the financial statements. The standard is effective prospectively for public entities for annual and interim reporting periods beginning after December 15, 2012. Private companies may adopt the standard one year later but early adoption was permitted. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU 2013-04, “Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date.” The main objective of this update is to provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, except for obligations addressed within existing guidance in GAAP. The standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” The objective of this guidance is to clarify the balance sheet presentation of an unrecognized tax benefit and to resolve the diversity in practice that had developed in the absence of any on-point GAAP. This ASU applies to all entities with unrecognized tax benefits that also have tax loss or tax credit carryforwards in the same tax jurisdiction as of the reporting date. For public entities, ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. For nonpublic entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. Early adoption is permitted. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, “Receivables — Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (A Consensus of the FASB Emerging Issues Task Force).” The purpose of the update is to define an in substance repossession or foreclosure for purposes of determining whether or not an entity should derecognize a residential real estate collateralized consumer mortgage loan if the entity has foreclosed on the real estate. The ASU is effective for public entities for fiscal years beginning after December 15, 2014, and interim periods therein. For nonpublic entities, the ASU is effective for annual periods beginning after December 15, 2014, and interim and annual periods thereafter. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effected, accounting standards if currently adopted would have a material effect on the Company’s consolidated financial statements.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Cash and Cash Equivalents

Effective January 1, 2008, the Company adopted ASC 820, Fair Value Measurements, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. ASC 820-10 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 — Quoted prices in active markets.

Level 2 — Observable inputs other than quoted prices in active markets that are either directly or indirectly observable.

Level 3 — Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Cash equivalents and investment instruments are classified within Level 1 or Level 2 of the fair value hierarchy. The Company’s Level 1 investments are valued using quoted market prices in active markets. The Company’s Level 2 investments are valued using an appraiser, broker or dealer quotations for similar assets and liabilities.

As of March, 31, 2014 and December 31, 2013, the Company’s Level 1 investments consisted of cash and money market accounts in the amount of approximately $1,000 and $1,021,000, respectively, and were recorded as cash and cash equivalents in the Company’s consolidated balance sheets. As of both March 31, 2014 and December 31, 2013, the Company’s Level 2 investments consisted of investments in real estate in the amount of approximately $147,000 in the Company’s consolidated balance sheets.

4. Commercial Loans

Short Term Loans Receivable

The Company offers short-term secured non–banking loans to real estate investors (also known as hard money) to fund their acquisition and construction of properties located in the New York Metropolitan area. The loans are principally secured by collateral consisting of real estate and, generally, accompanied by personal guarantees from the principals of the businesses. The loans are generally for a term of one year. The short term loans are initially recorded, and carried thereafter, in the financial statements at cost. Most of the loans provide for receipt of interest only during the term of the loan and a balloon payment at the end of the term. For the year ended December 31, 2013 the total amount of $15,159,450 has been lent, offset by collections received from borrowers under the commercial loans in the amount of $14,088,866. Loans ranging in size from $30,000 to $1,300,000 were concluded at stated interest rates of 12% to 15%, but often at higher effective rates based upon points or other up-front fees.

At March 31, 2014, we were committed to an additional $1,035,500 in construction loans that can be drawn by the borrower when certain conditions are met.

At March 31, 2014, the Company has made loans to eight different entities in the aggregate amount of $1,719,000, of which $779,000 is included in long-term loans receivable. One individual holds at least a sixty percent interest in each of the entities. The Company also has made loans to six different entities in the aggregate amount of $1,624,950, of which $799,950 is included in long-term loans receivable. One individual holds at least a twenty-five percent interest in each of the entities. The aggregate loans to all these entities totaled $3,343,950 or 21.5% of our loan portfolio. All individuals have no relationship to any of the officers or directors of the Company.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Commercial Loans - (continued)

At December 31, 2013, the Company has made loans to eight different entities in the aggregate amount of $1,989,000, of which $899,000 is included in long-term loans receivable. One individual holds at least a fifty percent interest in each of the different entities. The Company also has made loans to six different entities in the aggregate amount of $1,761,950, of which $400,000 is included in long-term loans receivable. One individual holds at least a twenty-five percent interest in each of the borrowers. The aggregate loans to all these entities totaled $3,750,950 or 25.5% of our loan portfolio. All individuals have no relationship to any of the officers or directors of the Company.

At March 31, 2014 and December 31, 2013, no one entity has loans outstanding representing more than 10% of the total balance of the loans outstanding.

At March 31, 2014, two of the loans in the Company’s portfolio were jointly funded by the Company and unrelated entities, for aggregate loans of $1,625,000. The accompanying balance sheet includes the Company’s portion of the loans in the amount of $1,125,000.

At December 31, 2013, three of the loans in the Company’s portfolio were jointly funded by the Company and unrelated entities, for aggregate loans of $2,400,000. The accompanying 2013 balance sheet includes the Company’s portion of the loans in the amount of $1,650,000.

The Company uses its own employees, outside lawyers and other independent professionals to verify titles and ownership, to file liens and to consummate the transactions. Outside appraisers are also used to assist the Company’s officials in evaluating the worth of collateral. To date, the Company has not experienced any defaults and none of the loans previously made have been non-collectable, although no assurances can be given that existing or future loans may not go into default or prove to be non-collectible in the future.

The Company generally grants loans for a term of one year. In some cases, the Company has agreed to extend the term of the loans beyond one year. This was mainly due to the additional lending conditions generally imposed by traditional lenders and financial institutions as a result of the mortgage crisis, which has made it more difficult overall for borrowers, including the Company’s borrowers, to secure long term financing. Prior to the Company granting an extension of any loan, it reevaluates the underlying collateral.

Long Term Loans Receivable

Long term loans receivable comprise the loans that were extended beyond the original maturity dates, unless it is clear that the loan will be paid back within one year. At March 31, 2014, the Company’s loan portfolio consists of $12,517,000 short term loans receivable and $3,058,950 long term loans receivable. At December 31, 2013, the Company’s loan portfolio consists of $10,697,950 short term loans receivable and $3,997,000 long term loans receivable.

Credit Risk

Credit risk profile based on loan activity as of March 31, 2014 and December 31, 2013:

Performing loans	Developers – Residential	Developers – Commercial	Developers – Mixed Used	Other	Total Outstanding Loans
March 31, 2014	$13,795,950	$1,225,000	$525,000	$30,000	$15,575,950
December 31, 2013	$12,467,950	$1,750,000	$477,000	$—	$14,694,950

At March 31, 2014, the Company’s commercial loans include loans in the amount of $290,000, $100,000, $135,000 and $1,804,000, originally due in 2009, 2010, 2011 and 2013, respectively. At December 31, 2013, the Company’s commercial loans include loans in the amount of $290,000, $152,000, $150,000, $150,000 and $3,307,000, originally due in 2009, 2010, 2011, 2012 and 2013, respectively.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Commercial Loans - (continued)

In all instances the borrowers are currently paying their interest and, generally, the Company receives a fee in connection with the extension of the loans. Accordingly, at March 31, 2014, no loan impairments exist and there are no provisions for impairments of loans or recoveries thereof included in operations.

Subsequent to the balance sheet date, $820,000 of the Company’s commercial loans, outstanding at March 31, 2014, were paid off.

5. Investment in Real Estate

On March 21, 2011, the Company purchased three 2-family buildings located in the Bronx, New York for $675,000, including related costs, and sold to the seller a one year option to buy back the properties for the same price (the “Buy Back Option”). The Buy Back Option was sold for $3,900, plus a monthly fee of $10,530 payable to the Company by the option holder for the life of the option.

On September 28, 2011, the option holder partially exercised the Buy Back Option with respect to one of the properties for $380,679. On October 1, 2011, the Company issued a new one year option for the two remaining properties at an aggregate exercise price of $294,321 with a monthly option fee of $4,591 (the “New Option”). On October 21, 2011, the option holder partially exercised the New Option to buy back one of the two remaining properties for $147,500 and had a continuing option, though October 1, 2012, to purchase the one remaining property at an exercise price of $146,821 with a monthly option fee of $2,296. Subsequently, the New Option’s expiration date was extended twice, on October 1, 2012, which extended the expiration date through March 30, 2013, and again on April 1, 2013, which extended the expiration date through September 30, 2013.

The New Option expired on September 30, 2013, and the Company continues to receive option fee payments on a month-to-month basis from the former option holder.

Other income for each of the three month periods ended March 31, 2014 and 2013 in the amount of $6,887, and for each of the years ended December 31, 2013 and 2012 in the amount of $27,548, represents the fees generated from the seller buy back options.

6. Investment in Privately Held Company

The Company has an investment in privately held Israeli-based company that offers surgeons and radiologists the ability to detect cancer in real time.

Due to the fact that the privately held company is experiencing delays in executing its business plan, the Company determined to write down the value of its investment to $65,000 at December 31, 2013, resulting in a charge to the statement of operations of $35,000 during the year ended December 31, 2013.

7. Loans and Lines of Credit

Short Term Loans

At both March 31, 2014 and December 31, 2013, the Company owed an aggregate of $1,319,465 under six separate short term loans, bearing interest at rates ranging from 8% to 10% per annum. One of the loans in the amount of $160,000, bearing interest at the rate of 10% per annum, is from a parent of a former member of the board of directors. Interest expense on this loan amounted to $4,000 and $4,978 for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively. The loans are secured by certain of the Company’s short term loans pursuant to a security agreement, and two of the loans are also personally guaranteed by the Company’s CEO.

Lines of Credit

On May 2, 2012, the Company entered into a one-year revolving Line of Credit Agreement with Sterling National Bank pursuant to which the Bank agreed to advance up to $3.5 million (the “Sterling Credit Line”) against assignments of mortgages and other collateral. The Sterling Credit Line was conditioned on an

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Loans and Lines of Credit - (continued)

unlimited personal guarantee from Assaf Ran, the Company’s CEO, and requires the maintenance of certain non-financial covenants including limitations on the percentage of loans outstanding in excess of one year, loans made to affiliated groups and the extent of construction loans made by the Company. The interest rate on the Sterling Credit Line is 2% in excess of the Wall Street Journal prime rate (3.25% at March 31, 2014), but in no event less than 6%, per annum, on the money in use. Total initiation costs for the Sterling Credit Line were approximately $16,000. These costs are being amortized over one year, using the straight-line method. The amortization costs for the years ended December 31, 2013 and 2012 were $5,341 and $10,683, respectively.

On January 31, 2013, the Company entered into an amendment to the Line of Credit Agreement with Sterling National Bank to increase the Sterling Credit Line from $3.5 million to $5 million, under the same terms as the original line of credit (the “Amendment”). In connection with the Amendment, Mr. Ran agreed to increase his personal guarantee to $5 million. Effective on May 1, 2013 and July 1, 2013, the term of the Sterling Credit Line was extended through July 1, 2013 and July 1, 2014, respectively. On December 13, 2013, the Company entered into another amendment to the Line of Credit Agreement with Sterling National Bank to increase the Sterling Credit Line from $5 million to $7 million, under the same terms as the original line of credit (the “Second Amendment”). In connection with the Second Amendment, Mr. Ran agreed to increase his personal guarantee to $7 million.

At March 31, 2014 and December 31, 2013, the outstanding amount under the Sterling Credit Line was $5,300,000 and $5,350,000, respectively.

8. Senior Secured Notes

On December 28, 2010, MBC Funding completed a $500,000 private placement of three-year 6.63% senior secured notes. As collateral for these notes, MBC agreed to assign to MBC Funding the mortgages and related notes that it held as a creditor in the aggregate amount of no less than $750,000. MBC also guaranteed the repayment of the notes. The notes required quarterly payments of interest only through the expiration date, December 28, 2013.

Financing costs incurred in connection with the agreement totaled $109,183, including five year warrants (the “warrants”) to purchase 20,000 shares of Common Stock issued to the underwriter at $2.50 per share, which were valued at $11,683. These costs were amortized over the life of the senior secured notes. The amortization costs for each of the years ended December 31, 2013 and 2012 were $36,395. In December 2013, the Company repaid all senior secured notes in full.

9. Income Taxes

Income tax expense for each year consists of the following:

	2013	2012
Current Taxes:
Federal	$306,900	$241,995
State	80,100	61,325
Deferred taxes:
Federal	—	—
State	—	—
Income tax expense	$387,000	$303,320

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Income Taxes - (continued)

Deferred tax assets for each year consist of the following:

	2013	2012
Deferred tax assets:
Capital loss carryover	$105,200	$—
Compensation expense – other	8,766	7,838
Compensation expense – restricted stocks	78,388	86,226
Deferred tax assets	192,354	94,064
Less: valuation allowance	(192,354)	(94,064)
	$—	$—

The Company has a capital loss carryover of $390,609, a portion of which it expects to utilize to offset its other income in the amount of $27,548, in connection with the filing of its income tax returns for the year ended December 31, 2013. The remaining capital loss carryover expires through 2015.

The income tax expense (benefit) differs from the amount computed using the federal statutory rate of 34% as a result of the following:

Year Ended December 31,	2013	2012
Federal Statutory Rate	34%	34%
State and local income tax expense net of federal tax effect	6%	9%
Valuation allowance	—	—
State and local franchise taxes	—	—
Other	—	1%
Income tax expense	40%	44%

The Company evaluates tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authorities. Tax positions not deemed to meet the more likely than not threshold are recorded as tax benefits or expenses in the current year. Management has analyzed the Company’s tax positions taken on Federal, state and local tax returns for all open tax years, and has concluded that no provision for Federal income tax is required in the Company’s financial statements. The Company reports interest and penalties as income tax expense, which amounted to approximately $3,800 and $7,400 for the years ended December 31, 2013 and 2012, respectively.

The Company is no longer subject to U.S. federal and state and local income tax examinations by tax authorities for years prior to 2010, as these tax years are closed.

10. Simple IRA Plan

On October 26, 2000, the Board of Directors approved a Simple IRA Plan (the “IRA Plan”) for the purpose of attracting and retaining valuable executives. The IRA Plan was effective August 2000 with a trustee, which allows up to 100 eligible executives to participate. It is a “Matching Contribution” plan under which eligible executives may contribute up to 6% of their yearly salary, on a pre-tax basis (with a cap of $12,000), with the Company matching on a dollar-for-dollar basis up to 3% of the executives’ compensation (with a cap of $12,000). These thresholds are subject to change under notice by the trustee. The Company is not responsible for any other costs under this plan. For the years ended December 31, 2013 and 2012 the Company contributed $9,100 and $9,000, respectively, as matching contributions to the IRA Plan.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Stock-Based Compensation

On June 23, 2009 the Company adopted the 2009 Stock Option Plan (the “Plan”) and replaced the 1999 Stock Option Plan as amended (the “Prior Plan”), which expired in May of 2009. All options granted under the Prior Plan are expired, exercised or cancelled as of March 31, 2014.

The purpose of the Plan is to align the interests of officers, other key employees, consultants and non-employee directors of the Company and its subsidiaries with those of the stockholders of the Company, to afford an incentive to such officers, employees, consultants and directors to continue as such, to increase their efforts on behalf of the Company and to promote the success of the Company’s business. The availability of additional shares will enhance the Company’s ability to achieve these goals. The basis of participation in the Plan is upon discretionary grants of the Board. The Board may at any time, and from time to time, suspend or terminate the Plan in whole or in part or amend it from time to time.

The maximum number of Common Shares reserved for the grant of awards under the Plan is 400,000, subject to adjustment as provided in Section 9 of the Plan. As of March 31, 2014, 355,000 options were granted, 210,000 options were cancelled, and 255,000 are available for grant under the 2009 stock option plan.

The exercise price of options granted under the Company’s stock option plan may not be less than the fair market value on the date of grant. Stock options under our stock option plan may be awarded to officers, key-employees, consultants and non-employee directors of the Company. Under our stock option plan, every non-employee director of the Company is granted 7,000 options upon first taking office, and then 7,000 upon each additional year in office. Generally, options outstanding vest over periods not exceeding four years and are exercisable for up to five years from the grant date.

Share based compensation expense recognized under ASC 718 for each of the three month periods ended March 31, 2014 and 2013 was $3,416, and for the years ended December 31, 2013 and 2012 were $35,578 and 30,879, respectively. The stock based compensation expense for each period also includes the amortization of the fair value of the 1,000,000 restricted shares granted to the Company’s Chief Executive Officer on September 9, 2011 of $195,968, after adjusting for the effect on the fair value of the stock options related to this transaction. The fair value will be amortized over 15 years (See Note 12).

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average share assumptions used for grants in 2013 and 2012, respectively: (1) expected life of 5 years; (2) annual dividend yield of 2.61% to 0%; (3) expected volatility 75% to 74.6%; and (4) risk free interest rate of 1.07% to 0.73%.

The following summarizes stock option activity for the three months ended March 31, 2014 and for the year ended December 31, 2013:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2012	355,000	$0.92	1.62	$173,006
Granted in year 2013	28,000	1.53
Exercised in year 2013	(28,000)	0.81
Expired in year 2013	(70,000)	1.01
Outstanding at December 31, 2013	285,000	$0.97	1.43	$147,656
Granted in the first quarter of 2014	—	—
Exercised in the first quarter of 2014	—	—
Expired in the first quarter of 2014	(140,000)	0.74
Outstanding at March 31, 2014	145,000	$1.20	2.31	$100,082
Vested and exercisable at December 31, 2013	283,000	$0.97	1.42	$146,458
Vested and exercisable at March 31, 2014	143,000	$1.20	2.31	$98,884

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Stock-Based Compensation - (continued)

The weighted-average fair value of each option granted during the year ended December 31, 2013, estimated as of the grant date using the Black-Scholes option-pricing model, was $0.78 per option. There was no grant of options during the three month period ended March 31, 2014.

Mr. Ran, the Company’s Chief Executive Officer, agreed not to exercise his 140,000 remaining options, which were vested and outstanding of December 31, 2013 in accordance with the Restricted Stock Agreement (see Note 12).

A summary of the status of the Company’s nonvested shares as of March 31, 2014 and December 31, 2013, and changes during the periods then ended is as presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Nonvested shares at January 1, 2013	3,000	$1.01	3.88
Granted	28,000	1.53	4.50
Vested	(29,000)	1.51	4.44
Nonvested shares at December 31, 2013	2,000	$1.01	2.88
Granted	—	—	—
Vested	—	—	—
Nonvested shares at March 31, 2014	2,000	$1.01	2.63

The following table summarizes information about stock options outstanding at March 31, 2014:

	Stock Option Outstanding			Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Number of Shares	Weighted Average Exercise Price
$0.50 – $1.00	28,000	$0.93	0.25	28,000	$0.93
$1.01 – $2.00	117,000	1.26	2.80	115,000	1.27
	145,000	$1.20	2.31	143,000	$1.20

In connection with the Company’s private placement of senior secured notes the Company issued to Paulson 20,000 warrants. The warrants are convertible into the same number of common shares at an exercise price of $2.50 per warrant. The warrants are exercisable over a five-year period beginning December 28, 2010.

12. Restricted Stock Grant

On September 9, 2011, upon stockholders approval at the 2011 annual meeting of stockholders, the Company granted 1,000,000 shares of its restricted common stock (the “Restricted Shares”) to Mr. Ran, the Company’s chief executive officer. Under the terms of the restricted shares agreement (the “Restricted Shares Agreement”), Mr. Ran agreed to forfeit options held by him exercisable for an aggregate of 280,000 shares of common stock of the Company (“Common Stock”) with exercise prices above $1.21 per share and agreed not to exercise additional options held by him for an aggregate of 210,000 shares of Common Stock with exercise prices below $1.21 per share, all of which expired unexercised as of March 31, 2014. In addition, Mr. Ran may not sell, convey, transfer, pledge, encumber or otherwise dispose of the Restricted Shares until the earliest to occur of the following: (i) September 9, 2026, with respect to one-third of the Restricted Shares, September 9, 2027 with respect to an additional one-third of the Restricted Shares and September 9, 2028

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Restricted Stock Grant - (continued)

with respect to the final one-third of the Restricted Shares; (ii) the date on which Mr. Ran’s employment is terminated by the Company for any reason other than for “Cause” (i.e., misconduct that is materially injurious to us monetarily or otherwise, including engaging in any conduct that constitutes a felony under federal, state or local law); or (iii) the date on which Mr. Ran’s employment is terminated on account of (A) his death; or (B) his disability, which, in the opinion of his personal physician and a physician selected by the Company prevents him from being employed with the Company on a full-time basis (each such date being referred to as a “Risk Termination Date”). If at any time prior to a Risk Termination Date Mr. Ran’s employment is terminated by the Company for Cause or by Mr. Ran voluntarily for any reason other than death or disability, Mr. Ran will forfeit that portion of the Restricted Shares which have not previously vested. Mr. Ran will have the power to vote the Restricted Shares and will be entitled to all dividends payable with respect to the Restricted Shares from the date the Restricted Shares are issued.

In connection with the Compensation Committee’s approval of the foregoing grant of Restricted Shares, the Compensation Committee consulted with and obtained the concurrence of independent compensation experts and informed Mr. Ran that it had no present intention of continuing its prior practice of annually awarding stock options to Mr. Ran as CEO. Also Mr. Ran, advised the Compensation Committee that he would not seek future stock option grants.

The grant of Restricted Shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The stock certificates for the Restricted Shares were imprinted with restrictive legends and are held in escrow until vesting occurs.

13. Stockholders’ Equity

On September 19, 2012, the Company adopted a stock buy-back program for the repurchase of up to 100,000 shares of the Company's common stock. During 2012 and 2013 the Company has purchased 96,269 common shares from this repurchase program, at an aggregate cost of approximately $128,000. On September 30, 2013, the Buy-back Program expired by its own terms.

14. Commitments and Contingencies

Operating Leases

On June 9, 2011, the Company entered into a new lease agreement (the “Lease’) to relocate its corporate headquarters to 60 Cutter Mill Road, Great Neck, New York. The Lease is for a term of five years and two months commencing June 2011 and ending August 2016. The rent increases annually during the term and ranges from approximately $2,800 per month during the first year to approximately $3,200 per month during the fifth year.

At December 31, 2013, approximate future minimum rental, including utilities, payments under these commitments are as follows:

2014	$40,300
2015	41,400
2016	28,100
Total	$109,800

Rent expense, including utilities, was approximately $39,000 and $38,000 in 2013 and 2012, respectively.

Employment Agreements

In March 1999, we entered into an employment agreement with Assaf Ran, our President and Chief Executive Officer pursuant to which: (i) Mr. Ran’s employment term renews automatically on June 30th of each year for successive one-year periods unless either party gives to the other written notice at least 180 days prior to June 30th of its intention to terminate the agreement; (ii) Mr. Ran receives an annual base salary of

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Commitments and Contingencies - (continued)

$225,000 and annual bonuses as determined by the Compensation Committee of the Board, in its sole and absolute discretion, and is eligible to participate in all executive benefit plans established and maintained by us; and (iii) Mr. Ran agreed to a one-year non-competition period following the termination of his employment.

For each of the years 2013 and 2012 Mr. Ran received base compensation of $225,000 and a bonus of $65,000, which was approved by the Compensation Committee.

Derivative Action

The Company was sued in 2011 as a nominal defendant in a stockholder derivative action, Alan R. Kahn v. Assaf Ran, et al., Supreme Court of the State of New York, County of Nassau, filed against the members of its Board of Directors. The plaintiff, who asserted that he was a stockholder of the Company at all pertinent times, alleged wrongdoing by the Board in a transaction in which Director and Chief Executive Officer, Assaf Ran, was granted certain shares of the Company’s restricted stock in exchange for giving up his rights in certain options that he had held at the time of the transaction. Plaintiff contended that the Company was harmed by the transaction. The Directors disagreed with the plaintiff’s position that the transaction involved any wrongful conduct or that it harmed the Company in any way. The court dismissed the original complaint, but gave plaintiff leave to file an amended complaint, which the plaintiff did. The defendants moved to dismiss the amended complaint, but before the court ruled on that motion, the parties reached an agreement to settle the action, subject to approval of the court. The terms of the settlement include the Company’s agreement to continue utilizing certain corporate governance matters that the Company had already implemented before the lawsuit was filed and would continue to implement regardless of the settlement agreement, and to pay Plaintiff’s counsel’s fees and expenses in an amount to be determined by the court, which amount shall not exceed $80,000. In addition, Assaf Ran will reiterate his commitment to extend his personal guarantee to the Company for up to $5 million. This commitment was available to the Company prior to the settlement agreement. After the court preliminarily approved the settlement, the Company provided notice of the settlement to stockholders, in order to provide them with an opportunity to object to the settlement if they choose to do so. No stockholders submitted any objections to the settlement. At a final hearing to address the fairness and reasonableness of the settlement held on April 2, 2013, the court approved the settlement, dismissed the action, and awarded plaintiff $80,000 in fees and costs. The fee award has been paid by an officers’ and directors’ liability insurance policy, rather than by the Company. As a result of the court’s ruling, the litigation has been concluded.

15. Related Parties Transactions

In 2012, Mr. Ran made seven separate loans to the Company in amounts ranging from $25,000 to $115,000, bearing interest at rates ranging from 6% to 12%, per annum. All of these loans were repaid by the Company as of December 31, 2012. The aggregate interest expense for these loans was $3,942.

In 2013, Mr. Ran made five separate loans to the Company in amounts ranging from $50,000 to $100,000, bearing interest at the rate of 6% per annum. All of these loans were repaid by the Company as of December 31, 2013. The aggregate interest expense for these loans was $1,124.

In September 2013, the Company received a short-term loan in the amount of $160,000, from a parent of a former member of the board of directors, bearing interest at the rate of 10% per annum.

2,830,000 Common Shares

PROSPECTUS

Aegis Capital Corp

            , 2014

Part II

Information not required in prospectus

Item 31. Other expenses of issuance and distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the Securities and Exchange Commission, or the SEC, registration fee are estimated.

Securities and Exchange Commission registration fee	$1,562
Financial Industry Regulatory Authority, Inc. filing fee	2,320
NASDAQ Capital Market listing fee	25,000
Legal fees and expenses (including Blue Sky fees)	160,000*
Accounting fees and expenses	7,500*
Printing and engraving expenses	10,000*
Transfer agent fees and expenses	2,500*
Miscellaneous	50,000*
Total	$258,882*

*	Estimated.

Item 32. Sales to special parties.

None.

Item 33. Recent sales of unregistered securities.

None.

Item 34. Indemnification of directors and officers.

Sections 722 and 723 of the New York Business Corporation Law grant to the Company the power to indemnify the officers and directors of the Company as follows:

(a)	A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.
(b)	The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

(c)	A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.
(d)	For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

Payment of indemnification other than by court award is as follows:

(a)	A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.
(b)	Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:
(1)	By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,
(2)	If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;
(A)	By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or
(B)	By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.
(c)	Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts as, and to the extent, required by paragraph (a) of section 725.

The Company's Certificate of Incorporation provides as follows:

“TENTH: (a) RIGHT TO INDEMNIFICATION.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigation (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights that said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall incur to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Business Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.”

“(b) RIGHT OF CLAIMANT TO BRING SUIT.  If a claim under paragraph (a) of this Section is not paid in full by the corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Business Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Business Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.”

“(c) NON-EXCLUSIVITY OF RIGHTS.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.”

“(d) INSURANCE.  The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Business Corporation Law.”

“ELEVENTH:  A director of the corporation shall not be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity, except for the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law.”

The Underwriting Agreement provides for reciprocal indemnification between the Company and its controlling persons, on the one hand, and the Underwriters and their respective controlling persons, on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended.

Item 35. Treatment of proceeds from stock being registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial statements and exhibits.

(a)	Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.
(b)	Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein. Certain of the following exhibits were filed as Exhibits to the registration statement on form SB-2, Registration No. 333-74203 and amendments thereto (the “Registration Statement”) filed by the Registrant under the Securities Act of 1933, as amended, or the reports filed under the Securities and Exchange Act of 1934, as amended, and are hereby incorporated by reference.

Exhibit No.	Description
1.	Underwriting Agreement*
3.1	Form of Restated Certificate of Incorporation of the Company****
3.2	By-laws of the Company, as amended****
4.1	Specimen Stock Certificate(2)
4.2	Form of Representative’s Warrant*
5.1	Form of Legal Opinion****
8.1	Form of Tax Opinion*
10.1	Employment Agreement dated as of March 1, 1999 by and between Assaf Ran and the Company(1)**
10.2	Manhattan Bridge Capital, Inc. 2009 Stock Option Plan, as amended(3)
10.3	Lease Agreement by and between the Company and Majestic Neck Corp. for the premises located at 60 Cutter Mill Road, Great Neck, New York 11021(4)
10.4	Line of Credit Agreement, dated May 2, 2012, between the Company and Sterling National Bank(5)
10.5	Amendment Agreement, dated January 31, 2013, between the Company, Assaf Ran and Sterling National Bank(6)
10.6	Extension of the Line of Credit Agreement, dated as of May 1, 2013, between the Company and Sterling National Bank(7)
10.7	Extension of the Line of Credit Agreement, dated as of July 1, 2013, between the Company and Sterling National Bank(7)

Exhibit No.	Description
10.8	Second Amendment Agreement, dated December 13, 2013, between the Registrant, Assaf Ran and Sterling National Bank(8)
21.1	List of Company’s subsidiaries****
23.1	Consent of Hoberman, Goldstein & Lesser, P.C., dated July 8, 2014*
101.INS	XBRL Instance Document*****
101.SCH	XBRL Schema Document*****
101.CAL	XBRL Calculation Linkbase Document*****
101.DEF	XBRL Definition Linkbase Document*****
101.LAB	XBRL Label Linkbase Document*****
101.PRE	XBRL Presentation Linkbase Document*****

(1)	Previously filed as exhibit to Form SB-2 on March 10, 1999 and incorporated herein by reference.
(2)	Previously filed as exhibit to Form SB-2/A on April 23, 1999 and incorporated herein by reference.
(3)	Previously filed as Appendix A to our definitive proxy materials filed on August 5, 2011 and incorporated herein by reference.
(5)	Previously filed as exhibit to Form 8-K on July 24, 2008 and incorporated herein by reference.
(6)	Previously filed as exhibit to Form 8-K on February 19, 2013 and incorporated herein by reference.
(7)	Previously filed as exhibit to Form 10-Q for the period ended June 30, 2013 and incorporated herein by reference.
(8)	Previously filed as exhibit to Form 8-K on December 16, 2013 and incorporated herein by reference.
*	Filed herewith
**	Compensation arrangement
***	To be filed by amendment
****	Previously Filed
*****	Attached as Exhibit 101 to this registration statement are documents formatted in XBRL (Extensible Business Reporting Language). Users of this data are advised pursuant to Rule 406T of Regulation S-T that the interactive data file is deemed not filed or part of a registration statement or prospectus for purposes of section 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, and otherwise not subject to liability under these sections. The financial information contained in the XBRL-related documents is “unaudited” or “unreviewed.”

Item 37. Undertakings. [To be verified]

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(d)	The undersigned Registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 1 to Registration Statement No. 333-196197 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Great Neck, State of New York, on July 9, 2014.

Manhattan Bridge Capital, Inc.

By:	/s/ Assaf Ran Assaf Ran, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Date	Title
/s/ Assaf Ran ASSAF RAN	July 9, 2014	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
/s/ Vanessa Kao VANESSA KAO	July 9, 2014	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Eran Goldshmit* ERAN GOLDSHMIT	July 9, 2014	Director
/s/ Michael Jackson* MICHAEL JACKSON	July 9, 2014	Director
/s/ Mark Alhadeff* MARK ALHADEFF	July 9, 2014	Director
/s/ Lyron Bentovim* LYRON BENTOVIM	July 9, 2014	Director
*BY: /s/ Assaf Ran ASSAF RAN, Attorney-in-Fact

Index of Exhibits

Exhibit No.	Description
1.	Underwriting Agreement*
3.1	Form of Restated Certificate of Incorporation of the Company****
3.2	By-laws of the Company, as amended****
4.1	Specimen Stock Certificate(2)
4.2	Form of Representative’s Warrant*
5.1	Form of Legal Opinion****
8.1	Form of Tax Opinion*
10.1	Employment Agreement dated as of March 1, 1999 by and between Assaf Ran and the Company(1)**
10.2	Manhattan Bridge Capital, Inc. 2009 Stock Option Plan, as amended(3)
10.3	Lease Agreement by and between the Company and Majestic Neck Corp. for the premises located at 60 Cutter Mill Road, Great Neck, New York 11021(4)
10.4	Line of Credit Agreement, dated May 2, 2012, between the Company and Sterling National Bank(5)
10.5	Amendment Agreement, dated January 31, 2013, between the Company, Assaf Ran and Sterling National Bank(6)
10.6	Extension of the Line of Credit Agreement, dated as of May 1, 2013, between the Company and Sterling National Bank(7)
10.7	Extension of the Line of Credit Agreement, dated as of July 1, 2013, between the Company and Sterling National Bank(7)
10.8	Second Amendment Agreement, dated December 13, 2013, between the Registrant, Assaf Ran and Sterling National Bank(8)
21.1	List of Company’s subsidiaries****
23.1	Consent of Hoberman, Goldstein & Lesser, P.C., dated July 8, 2014*
101.INS	XBRL Instance Document*****
101.SCH	XBRL Schema Document*****
101.CAL	XBRL Calculation Linkbase Document*****
101.DEF	XBRL Definition Linkbase Document*****
101.LAB	XBRL Label Linkbase Document*****
101.PRE	XBRL Presentation Linkbase Document*****

(1)	Previously filed as exhibit to Form SB-2 on March 10, 1999 and incorporated herein by reference.
(2)	Previously filed as exhibit to Form SB-2/A on April 23, 1999 and incorporated herein by reference.
(3)	Previously filed as Appendix A to our definitive proxy materials filed on August 5, 2011 and incorporated herein by reference.
(4)	Previously filed as exhibit to Form 8-K on May 7, 2012 and incorporated herein by reference.
(6)	Previously filed as exhibit to Form 8-K on February 19, 2013 and incorporated herein by reference.
(7)	Previously filed as exhibit to Form 10-Q for the period ended June 30, 2013 and incorporated herein by reference.
(8)	Previously filed as exhibit to Form 8-K on December 16, 2013 and incorporated herein by reference.
*	Filed herewith
**	Compensation arrangement
***	To be filed by amendment
****	Previously Filed

*****	Attached as Exhibit 101 to this registration statement are documents formatted in XBRL (Extensible Business Reporting Language). Users of this data are advised pursuant to Rule 406T of Regulation S-T that the interactive data file is deemed not filed or part of a registration statement or prospectus for purposes of section 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, and otherwise not subject to liability under these sections. The financial information contained in the XBRL-related documents is “unaudited” or “unreviewed.”